Exhibit 10.17

OFFICE BUILDING LEASE

255 SOUTH KING STREET LIMITED PARTNERSHIP

AVALARA, INC.

Office Lease – Table of Contents (cont.)

OFFICE BUILDING LEASE

This Office Building Lease by and between 255 South King Street Limited Partnership, a Washington limited partnership (“Landlord”) and Avalara, Inc., a Washington corporation (“Tenant”) is dated this 9th day of June, 2016 (“Effective Date”).

1.	LEASE OF PREMISES

In consideration of the Rent (as defined in Section 5.1), and the provisions of this Lease, Landlord leases to Tenant and Tenant leases from Landlord the Premises (as defined in Section 2.10) which is located on a portion of the real property legally described on Exhibit A attached hereto and incorporated herein (the “Property”). The Premises are located within the Building (as defined in Section 2.3) and is or will be part of the Condominium (as defined in Section 2.11). Tenant shall have the non-exclusive right (unless otherwise provided herein) in common with Landlord, other tenants, subtenants and invitees to use the Building Common Areas (as defined in Section 2.5). The terms “Property” and “Condominium” are used interchangeably in this Lease.

2.	BASIC LEASE TERMS

2.1 Base Rent: See Section 2.8

2.2 Brokers: The Landlord is represented by Dwight Newell and Scotta Ashcraft of CBRE, Inc. The Tenant is represented by Tony Ford and Bill Cooper of Colliers International WA LLC.

2.3 Building: The improvements on the Property known as Hawk Tower with a current street address of 255 S. King Street, Seattle, Washington and, once subject to the condominium regime, will be known as of the “Office Unit” of the Condominium. The terms “Building” and “Office Unit” are used interchangeably throughout the Lease.

2.4 Commencement Date: Three (3) days after Tenant notifies Landlord of the Substantial Completion of the Tenant Improvements (as defined in Exhibit D hereof), which Landlord and Tenant estimate will occur on December 1, 2017 (the “Estimated Commencement Date”). The parties shall mutually confirm the Commencement Date and Expiration Date by written notice. Notwithstanding the forgoing, if Substantial Completion of the Tenant Improvements occurs prior to December 1, 2017, then the Commencement Date shall not be earlier than December 1, 2017 unless Tenant elects to occupy and conduct business on one or more floors of the Premises prior to December 1, 2017.

2.5 Building Common Areas: The shared lobby for the Office Unit and Hotel Unit of the Condominium, common corridors and hallways, conference rooms, restrooms, parking areas, stairways, elevators and other areas of the Office Unit for use by Tenant in common with other tenants shall collectively constitute the “Building Common Areas”. Landlord shall have the right to adopt reasonable rules and regulations for the use of the Building Common Areas;

provided, however, that such rules and restrictions shall not be enforced in a discriminatory manner. Further, the rules and regulations may not materially enlarge Tenant’s obligations under the Lease or materially limit Tenant’s rights and remedies under the Lease, including (without limitation) Tenant’s use of the Premises or the Common Areas (including, by way of illustration only, parking areas, if applicable). The Lease provisions shall control and supersede any contradictory or inconsistent provisions contained in the rules and regulations. Landlord shall provide reasonable advance notice of any modifications or additions to the rules and regulations. The current rules and regulations are attached hereto as Exhibit C.

2.6 Expiration Date: The Term of this Lease shall expire on the last day of the calendar month in which the One Hundred and Twenty (120) month anniversary of the Commencement Date occurs.

2.7 Landlord’s Mailing Address:

255 South King Street Limited Partnership

270 South Hanford Street, Suite 100

Seattle, Washington 98134

Attention: Don Ayres

Tenant’s Mailing Address:

Avalara, Inc.

c/o 1100 2nd Avenue, Suite 300

Seattle, WA 98101

Attention: Real Estate

With a copy of any default notice to the Attn: Legal Dept.

2.8 Installments of Base Rent: The monthly base rent rate shall be as follows (“Base Rent”):

Period	Floor 12	Floor 13 through 15 Base Rent per Month	Floor 16 through Floor 18 Base Rent per Month (Excluding 18th Floor Deck)	18th Floor Deck Only	Total Base Rent
Months 1 - 10		$57,925.50	$163,851.42	$9,647.33	$231,424.25
Months 11 - 12 (Add Floor 14)		$115,851.00	$163,848.33	$9,647.33	$289,346.67
Months 13 - 22		$118,747.28	$167,944.54	$9,888.52	$296,580.33
Months 23 - 24 (Add Floor 13)		$178,120.91	$167,944.54	$9,888.52	$355,953.97
Months 25 - 36		$182,573.94	$172,143.16	$10,135.73	$364,852.82
Months 37 - 48	$62,384.97	$187,138.28	$176,446.73	$10,389.12	$436,359.11
Months 49 - 60	$63,944.59	$191,816.74	$180,857.90	$10,648.85	$447,268.09
Months 61 - 72	$65,543.21	$196,612.16	$185,379.35	$10,915.07	$458,449.79
Months 73 - 84	$67,181.79	$201,527.46	$190,013.83	$11,187.95	$469,911.04
Months 85 - 96	$68,861.33	$206,565.65	$194,764.18	$11,467.65	$481,658.81
Months 97 - 108	$70,582.87	$211,729.79	$199,633.28	$11,754.34	$493,700.28
Months 109 - 120	$72,347.44	$217,023.04	$204,624.12	$12,048.20	$506,042.79

The initial rate per Rentable Square Foot per floor is shown in the chart directly below:

Floor 18	Floor 17	Floor 16	Floor 15	Floor 14	Floor 13
$37.00/NNN	$37.00/NNN	$37.00/NNN	$36.50/NNN	$36.50/NNN	$36.50/NNN

The Base Rent is due the first day of each calendar month during the Term.

Base Rent for the Floor 18 deck space consisting of 3,992 rentable square feet shall be discounted to $29.00 gross per rentable square feet.

Floors 13 and 14 shall be “space-pocketed” for Tenant (at no cost to Tenant). Tenant shall begin paying Base Rent for Floor 14 (and Additional Rent with respect thereto) commencing in month 11 of the Lease (estimated to be October 1, 2018). Tenant shall begin paying Base Rent for

Floor 13 (and Additional Rent with respect thereto) commencing in month 23 of the Lease (estimated to be October 1, 2019).

2.9 Parking: Tenant and/or its employees shall have the right, but not the obligation, to license from Landlord up to 1.5 unreserved parking spaces (“Unreserved Spaces”) per 1,000 square feet of Rentable Area leased under the Lease (the “Parking Permits”) in the parking garage of the Building. When the commencement date for the Expansion Space occurs, Tenant shall be entitled to Parking Permits in the same ratio as well. The Parking Permits shall provide access to the parking garage 24 hours per day, 7 days a week. For the first full year of the Lease Term, the monthly parking rate for the Parking Permits shall be $250.00 plus tax. Landlord shall charge its normal and customary monthly parking rates thereafter which shall not exceed the fair market rates charged by comparable properties in the area of Seattle commonly known as Pioneer Square and South Seattle CBD but in no event shall parking rates increase by more than five percent (5%) per calendar year. Landlord’s parking management company shall invoice and collect parking fees from Tenant for the Parking Permits. Notwithstanding the foregoing, (i) Landlord may license any vacant Unreserved Space on an hourly basis for event parking for events at any of the nearby stadiums, and (ii) following the fifth month after the Commencement Date, Landlord may license any Parking Permit not used by Tenant in the prior month. If Tenant does not use a Parking Permit, Tenant shall have the right to reacquire use of such Parking Permit as of the first day of the calendar month following the date that is thirty (30) days after Tenant’s delivery of written notice to Landlord requesting use of such Parking Permit. With respect to Landlord’s right to license any vacant Unreserved Space on an hourly basis for event parking for events at any of the nearby stadiums, Landlord covenants that Tenant’s Unreserved Spaces shall be available for its use at all times. See Section 42.1 of this Lease for further provisions regarding Tenant’s parking rights.

2.10 Premises: That portion of the Building consisting of approximately 114,264 square feet of Rentable Area (as defined in Section 2.12) of office space, as shown on Exhibit B (the “Premises”), located on Floors 13 through 18 (19,044 RSF per floor) and 3,992 RSF of deck space. Landlord represents that the entire Building is approximately 209,476 square feet of Rentable Area. Provided, however, that the exact amount of Rentable Area in the Premises shall be determined following completion of the Building and preliminary space plans to be prepared by Tenant’s architect. Promptly after Landlord approves the preliminary space plans, Landlord shall submit to Tenant, for Tenant’s reasonable approval, a written certification made by Landlord’s architect of the exact amount of Rentable Area contained in the Premises, including a breakdown by floor. Further, Tenant may at any time within one month after the expiration of the Landlord’s remeasurement period in the following paragraph, engage an independent certified architect or surveyor to measure the Rentable Area of the Premises. If such calculation has a different Rentable Area than Landlord’s certification, the parties shall meet in good faith to resolve the discrepancy. After agreement by the parties on the Rentable Area contained the Premises, Landlord and Tenant shall execute a commercially reasonable amendment to this Lease, if necessary, which amendment shall set forth the revised Rent, Tenant’s Pro Rata Share and other modifications to this Lease required by reason of the certified Rentable Area. In no event shall the actual Rentable Area of the Premises be greater than 3% over the sizes set forth herein. The Premises shall include all items installed or constructed therein, or affixed to the Building therein, including but not limited to, doors, partitions, ceilings, built-in cabinets, electrical fixtures, fixtures, outlets, switches, telephone outlets, floor coverings, window coverings, HVAC equipment within and exclusively serving the Premises, and fire and life safety equipment within and exclusively serving the Premises.

Notwithstanding anything to the contrary in this Lease, but subject to the provision that in no event shall the actual Rentable Area of the Premises be greater than 3% over the sizes set forth herein, Landlord shall have the right within the first six months following the Commencement Date, within its reasonable discretion, to re-measure the Rentable Area in the Building and to make appropriate adjustments in Tenant’s Pro Rata Share of Operating Expenses and Real Property Taxes and other provisions of this Lease which are affected by such re-measurement. Within ten (10) business days after receipt by the Tenant, the Tenant shall execute, acknowledge and deliver to Landlord a commercially reasonable amendment to this Lease as prepared by Landlord, which amendment shall set forth the revised Tenant’s Pro Rata Share and other modifications to this Lease required by reason of the Landlord’s re-measurement of the Building.

2.11 Condominium: As of the date hereof, the Property is not subject to the Washington Condominium Act, but the Landlord will record a declaration against the Property to form a condominium known as 255 South King Street, a condominium, prior to the Commencement Date (“Condominium”). The Condominium will have four units (although the Landlord will reserve the right to create additional units or combine units): the Office Unit, the Hotel Unit, the Garage Unit and the Retail Unit. When the Condominium’s declaration is recorded, the provisions of Article 45 shall spring into effect. The Landlord represents, warrants and covenants that the Condominium’s declaration shall not increase Tenant’s obligations or decrease Tenant’s rights hereunder in a more than de-minimus manner.

2.12 Rentable Area: As to both the Premises and the Building, the respective measurements of floor area as may from time to time be subject to lease by Tenant and all tenants of the Building, respectively, as calculated in accordance with BOMA 2010 standards (ANSI Z65.1-2010) and accompanying guidelines, excepting only deck space, which is not measured under such standards.

2.13 Security Deposit and Letter of Credit (Article 7): Tenant shall provide Landlord with a Letter of Credit in the amount of Two Million Five Hundred Thousand and No/100 Dollars ($2,500,000.00) on the terms and conditions set forth in Article 7 below.

2.14 State: The State of Washington.

2.15 Tenant’s Pro Rata Share. Shall be a percentage, the numerator of which is the total square feet of Rentable Area for the Premises (minus the 4,433 square feet of Rentable Area of deck space on the 18th floor) and the denominator of which is the total square feet of Rentable Area in the Building (minus the 4,433 square feet of Rentable Area of deck space on the 18th floor), subject to adjustment as set forth in Section 5.2(c).

2.16 Tenant’s Use Clause (Article 8): See Article 8.

2.17 Term: The period commencing on the Commencement Date and expiring at midnight on the Expiration Date shall be the “Initial Term”. The word “Term” shall mean the Initial Term, together with any Option Term (as defined in Article 40).

2.18 Early Termination Option: Tenant shall have the one-time option (“Early Termination Option”) to terminate this Lease in its entirety at the end of the seventh (7th) anniversary of the Commencement Date (“Early Termination Date”). Tenant may exercise its Early Termination Option only if it provides Landlord an early termination notice no less than twelve (12) months prior to the Early Termination Date. If Tenant properly exercises its Early Termination Option and pays the Early Termination Fee, and is not in default, then following the Early Termination Date, Tenant shall be fully and forever released and discharged from any and all obligations, covenants or liabilities of whatsoever kind or nature in law or equity or otherwise arising out of or in connection with this Lease except any obligation or liability accrued before the Early Termination Date including any indemnification obligation of Tenant. If Tenant exercises its Early Termination Option under this Section 2.18, Tenant shall pay to Landlord, no later than ninety (90) days prior to the Early Termination Date, an amount equal to the portion of the unamortized Tenant Improvement Allowance (as defined in Section 12.7 and Exhibit D) and leasing commissions (including Floor 12), plus an amount equal to nine (9) months Base Rent for year eight (8) of the Term (“Early Termination Fee”). For purposes of this Section 2.18, the Tenant Improvement Allowance and leasing commission shall amortize on a straight line basis over the ten (10) year Initial Term at six percent (6%) interest per annum, with the unamortized portion of the Tenant Improvement Allowance and the lease commission being the last 27 months of the Lease Term to take into account the payment of Base Rent through the first nine months of year eight of the Lease.

3. EXHIBITS

The exhibits listed below are incorporated by reference in this Lease, excepting Exhibit H.

3.1	Exhibit A	Legal Description of the Property

3.2	Exhibit B	Floor Plan showing the Premises

3.3	Exhibit C	Rules and Regulations

3.4	Exhibit D	Work Letter

3.5	Exhibit E	Employer Affidavit

3.6	Exhibit F	Vendor Work Rules

3.7	Exhibit G	Deleted

3.8	Exhibit H	Deleted

3.9	Exhibit I	Electrical Consumption Charge Calculation

3.10	Exhibit J	Janitorial Specifications

3.11	Exhibit K	Letter of Credit

3.14	Exhibit L	Shell and Core Work Required for Early Delivery

3.17	Exhibit M	Deleted

4.	DELIVERY OF POSSESSION

4.1 Tenant shall be entitled to enter the Premises (“Tenant’s Early Occupancy”), at no charge, at any time after Landlord has completed construction of that portion of the Shell and Core Work (as defined in Exhibit D) that will enable Tenant to commence construction of the Tenant Improvements as described in Exhibit L (the “Shell and Core Work Required for Early Delivery”), which such construction is currently scheduled to be completed by May 1, 2017 (the “Early Delivery Date”); provided that Tenant does not thereby unreasonably interfere with Landlord’s construction of the balance of the Shell and Core Work and/or improvements for other tenants in the Building as a result of such occupancy. All provisions of this Lease shall be applicable during Tenant’s Early Occupancy except for Tenant’s maintenance obligation, the payment of Base Rent, and the payment of Additional Rent.

4.2 The Estimated Commencement Date set forth in Section 2.4 of this Lease represents an estimate of the actual Commencement Date. The Commencement Date shall be three (3) days after Tenant delivers written notice to Landlord of the Substantial Completion of the Tenant Improvements (defined in Exhibit D). If the Commencement Date is later than the Estimated Commencement Date specified in Section 2.4 above, this Lease shall not be void or voidable and Landlord and Tenant shall be entitled to the rights and remedies set forth in Sections 4.3 through 4.6. Landlord and Tenant shall confirm the Commencement Date in writing after the actual Commencement Date has been established. Notwithstanding the forgoing, if Substantial Completion of the Tenant Improvements occurs prior to December 1, 2017, then the Commencement Date shall not be earlier than December 1, 2017 unless Tenant elects to occupy and conduct business on one or more floors of the Premises prior to December 1, 2017.

4.3 If the Landlord fails to (i) complete the Shell and Core Work Required for Early Delivery by the Early Delivery Date, or (ii) complete the Shell and Core Work by November 1, 2017 for any reason other than Tenant Delays or Changes (each as defined in Exhibit D), and Landlord’s failure to timely complete either of same is the proximate cause of Tenant’s inability to achieve Substantial Completion of the Tenant Improvements by the Estimated Commencement Date, then Tenant shall be entitled, commencing on December 1, 2017, to one (1) day of free Base Rent for each day of delay of the Commencement Date up through June 1, 2018. If the Commencement Date has not occurred by June 1, 2018, then Tenant may, in its sole discretion, elect to terminate this Lease without penalty. Notwithstanding anything herein to the contrary, such termination date shall not be subject to extensions for any reason whatsoever (including, without limitation, any force majeure delays described in Section 34 of the Lease). Any free Base Rent awarded herein shall be applied against the most immediate calendar months of the Term for which Base Rent is due. Landlord represents and warrants that it has received all applicable building permits for the Shell and Core Work to construct the Building (“Original Shell and Core Permits”), excepting modification to the Original Shell and Core Permits described in Section 4.6 below.

If the Landlord fails to (i) complete the Shell and Core Work Required for Early Delivery by the Early Delivery Date, or (ii) complete the Shell and Core Work by November 1, 2017 due to Tenant Delays or Changes, then the Commencement Date shall be the Estimated Commencement Date.

4.4 If Tenant’s failure to achieve Substantial Completion of the Tenant Improvements by the Estimated Commencement Date is caused by (i) Landlord’s failure to complete the Shell and Core Work Required for Early Delivery by the Early Delivery Date due to a Landlord Force Majeure Delay, or (ii) Landlord’s failure to complete the Shell and Core Work by September 1, 2017 due to a Landlord Force Majeure Delay, and either of such delay is the proximate cause of Tenant’s inability to achieve timely Substantial Completion, or (iii) a Tenant Force Majeure Delay (defined below), then the Estimated Commencement Date shall be extended by one day for each day of delay so caused. For purposes of this Lease, the term “Landlord Force Majeure Delay” means any actual delay in the timely completion of construction of either the Shell and Core Work Required for Early Delivery or the Core and Shell Work to the extent resulting from any act of God, fire or other casualty.

4.5 If Tenant fails to achieve Substantial Completion of the Tenant Improvements by the Estimated Commencement Date for any reason other than (i) Landlord’s failure to complete the Shell and Core Work Required for Early Delivery by the Early Delivery Date and such failure is not caused by a Landlord Force Majeure Delay, or (ii) Landlord’s failure to complete the Shell and Core Work by September 1, 2017 and such failure is not caused by a Landlord Force Majeure Delay, and either of such delay is the proximate cause of Tenant’s inability to achieve timely Substantial Completion of the Tenant Improvements, or (iii) a Tenant Force Majeure Delay (defined below), then the Commencement Date of the Lease shall be January 1, 2018. For purposes of this Lease, the term “Tenant Force Majeure Delay” means any actual delay in achieving Substantial Completion of the Tenant Improvements to the extent resulting from any of the following (i) any act of God, fire or other casualty, or (ii) the failure of a governmental entity to issue any applicable permit or approval for the construction of the Tenant Improvements by April 15, 2017 (excepting Tenant Related Shell and Core Permit Delays described in Section 4.6 below), provided Tenant submits application for such permits and approvals on or before October 1, 2016 and uses commercially reasonable efforts to timely obtain such permits and approvals.

4.6 Notwithstanding anything to the contrary in this Article 4, if Tenant’s failure to achieve Substantial Completion of the Tenant Improvements by the Estimated Commencement Date is caused by (i) any delay arising out of a modification to the Original Shell and Core Permits required to incorporate any aspect of the Tenant Improvements, such as the relocation of the interstitial stairs or (ii) any delay arising out of Pioneer Square Preservation Board approvals of any aspect of the Tenant Improvements (collectively, a “Tenant Related Shell and Core Shell Permit Delay”) then: (i) the Commencement Date shall be tolled for up to 90 days, that is from December 1, 2017 to March 1, 2018 (until the date that Tenant actually obtains its certificate of occupancy for the Premises), and (ii) after March 1, 2018, if Tenant has not yet obtained such certificate of occupancy, then the Commencement Date shall occur, but Tenant shall pay 50% of the Base Rent and Additional Rent (but excluding all variable costs incurred due to occupancy) hereunder until the date that Tenant actually obtains its certificate of occupancy for the entire Premises.

Tenant understands and acknowledges that relocation of the interstitial stairs will require a modification to the Original Shell and Core Permits, and further understands and acknowledges that any changes to the exterior skin of the Building, deck re-design, or change in use of the 18th floor from retail to office must be approved by the Pioneer Square Preservation Board. Landlord and Tenant shall use commercially reasonable efforts to obtain approval of the modifications described in this Section 4.6.

4.7 Except for Tenant’s Early Occupancy, Landlord shall deliver possession of the Premises on the Commencement Date. Except with respect to latent defects in the Building (including the Premises), such matters as to which Tenant gave Landlord notice on or before the date that is 30 days after the Commencement Date, and except as otherwise expressly provided in this Lease, Tenant hereby agrees that by taking possession of the Premises, it shall have (i) accepted the Premises in its “as-is” condition and (ii) agreed that the Premises may be used for its intended purpose.

5.	RENT

5.1 Definition and Payment of Rent. Tenant shall pay Landlord without notice the Base Rent, Tenant’s Pro Rata Share of Real Property Taxes and Operating Expenses, the Parking Fee, and any other amounts then due under this Lease from and after the Commencement Date, without deduction or offset, except as otherwise expressly provided in this Lease, in lawful money of the United States of America in advance on or before the first day of each month (or at other dates specified in this Lease) during the Term at Landlord’s Notice Address set forth Section 2.7, or to such other party or at such other place as Landlord may hereafter from time to time designate in writing. Tenant shall have the right to elect to make any such payment by ACH transfer to an account designated by Landlord. Rent for any partial month at the beginning or end of the Term shall be prorated. The term “Additional Rent” means Tenant’s Pro Rata Share of Real Property Taxes, Operating Expenses, the Parking Fee, and any other amounts due under this Lease. Tenant shall pay Landlord the first month’s Base Rent within six (6) months prior to the Estimated Commencement Date. Base Rent and Additional Rent are sometimes herein referred to collectively as “Rent” and all remedies applicable to the nonpayment of Rent shall be applicable thereto.

5.2 Additional Rent.

(a) Real Property Taxes. Tenant shall pay Landlord, as Additional Rent in the manner described below, an amount equal to Tenant’s Pro Rata Share of Real Property Taxes payable by Landlord for the Office Unit in any full or partial calendar year. “Real Property Taxes” shall mean real and personal property taxes, assessments, including omit tax, and other governmental impositions and charges of every kind and nature, now or hereafter imposed, including surcharges with respect thereto and interest thereon, if Landlord, at its sole option, elects to amortize assessments over a period exceeding one year, which may during the Term of this Lease be levied, assessed, imposed, or otherwise become due and payable with respect to the Office Unit, including the tenant improvements, and the Office Unit and all improvements, fixtures, and equipment thereon, or the use, occupancy or possession thereof; taxes on property of Tenant which have not been paid by Tenant directly to the taxing authority; any taxes levied or assessed upon or measured by the Condominium, the Premises, or the Office Unit, or any amounts received by Landlord in connection therewith or hereunder, but not including any federal or state net income, estate, or inheritance tax imposed upon the Landlord, all determined with respect to the period for which such taxes are (or would have been if timely levied) due and payable; and any taxes levied or assessed in lieu of, or as a substitute for, the foregoing in whole or part. Notwithstanding the foregoing, Real Property Taxes shall not include: (a) any inheritance, estate, succession, transfer, gift, franchise, or capital stock tax; (b) any gross or net income taxes; (c) any excise taxes imposed upon Landlord based upon gross or net rentals or other income received by it; or (d) Real Property Taxes assessed against the Property for periods of time prior to the Commencement Date. Landlord shall provide a copy of the tax bill to Tenant upon request. All special assessments shall be deemed paid by Landlord over the maximum payment period allowed by applicable law and Tenant shall be liable for its pro rata share of the minimum annual payment thereon. If, after Tenant shall have made a payment of real estate taxes, Landlord shall have received a refund of any portion of the real estate taxes, Landlord shall credit to Tenant an amount equal to Tenant’s proportionate share of the net refund, after deducting Tenant’s proportionate share of all reasonable expenses incurred in obtaining such refund. Notwithstanding the foregoing, if the Office Unit is sold within three years of the Commencement Date, and such sale causes an increase in real estate taxes, then real estate tax increases shall be capped at five percent (5) annually for the two years following such sale.

(b) Operating Expenses and Cap.

(1) Operating Expenses. Tenant shall pay Landlord as Additional Rent in the manner described below an amount equal to Tenant’s Pro Rata Share of the Building’s Operating Expenses payable by Landlord in any full or partial calendar year. “Operating Expenses” shall mean all reasonable expenses of Landlord for maintaining, operating and repairing (including replacement of systems due to wear and tear, but subject to the limits set forth herein) the Building, the property on which it is located and the personal property, if any, used in connection therewith, including, by way of illustration only, insurance premiums, utilities, costs to repair and maintain lighting, customary management fees and other expenses which, in accordance with generally accepted accounting and management practices, would be considered an expense of maintaining, operating or repairing the Building, the Office Unit’s allocable share of the Condominium’s common expenses under the Condominium’s Declaration, expenses of the Condominium directly allocated to the Office Unit under the Condominium’s declaration; excluding, however: (i) the cost of any special services rendered to individual tenants for which a separate charge is collected; (ii) leasing commissions and other leasing expenses; and (iii) costs of repairs, replacements or improvements that are required to be capitalized in accordance with GAAP, except that Operating Expenses shall include amortization over the useful life of such capital repairs, replacements or improvements made subsequent to the Commencement Date that are required by any law enacted after the Commencement Date, or that are designed with a reasonable probability of improving operating efficiency of the Building in a manner benefiting the tenants thereof; provided further, however, that in such later case, such amortization shall not exceed the reasonably expected savings in Operating Expenses.

Further, notwithstanding anything contained herein to the contrary, Operating Expenses shall not include (1) the initial costs of equipment properly chargeable to the capital account consisting of items of real estate in nature and the original costs of constructing the Common Areas; (2) attorneys’ fees, accounting fees and expenditures incurred in connection with negotiations, disputes and claims of other tenants or occupants of the Building; (3) expenses for which Landlord is reimbursed by another source (excluding tenant reimbursement for Operating Expenses) including repair or replacement of any item covered by warranty; (4) costs incurred to benefit (or as a result of) a specific tenant or items and services selectively supplied to any specific tenant; (5) expenses for the defense of the Landlord’s title to the Premises or the Building;(6) depreciation and amortization of the Building financing costs, including interest and principal amortization of debts; (7) charitable or political contributions; (8) any duplicate expenses or costs; (9) Costs incurred to investigate and remediate Hazardous Material (as defined in Section 37.1) contamination, exposure or release (including any Hazardous Material in the ground water or soil), provided such Hazardous Material was not stored, used or disposed of by Tenant; (10) costs to correct defects in the original design and construction of the Premises or the Building, or any latent defects therein for the five year period following the Commencement Date; (11) expenses paid directly by Tenant for any reason (such as excessive utility use); (12) any repair, rebuilding or other work necessitated by condemnation, fire, windstorm or other insured casualty or hazard; (13) any other amounts as a result of Landlord’s violation or failure to comply with any governmental regulations and rules or any court order, decree or judgment; (14) advertising expenses and other costs incurred in leasing or procuring new tenants; (15) rental on ground leases or other underlying leases; and (16) any employee salaries and other compensation and/or health benefits or other such benefits for the personnel of Landlord above the level of building manager or allocable to other projects.

Except as excluded above, and except as otherwise expressly provided in this Lease, the intent of the parties is to make Rent payable by Tenant and other tenants in the Building, if any, absolutely net to Landlord. If the Building is less than one hundred percent (100%) occupied during any year, Operating Expenses that vary in direct relation to occupancy shall be proportionately adjusted to reflect those costs which Landlord reasonably estimates would have been incurred, had the Building been one hundred percent (100%) occupied during such year (“Grossed-Up”). This “Grossed-Up” provision allows the Landlord to recover all Operating Expenses from the existing tenants in the Building, but in no event more than the actual Operating Expenses.

(2) Operating Expense Cap. Beginning in the year following the first year in which the Building is at least 90% occupied, Tenant’s Pro Rata Share of the Building’s Operating Expenses consisting of “Controllable Operating Expenses” (as hereinafter defined) shall not increase from one (1) calendar year to the next by more than five percent (5%) of the prior year’s Operating Expenses. The base year shall be the year in which 90% Building occupancy has been achieved and the Controllable Operating Expenses shall be annualized and Grossed-Up (based upon 100% occupancy). “Controllable Operating Expenses” shall mean all Operating Expenses, except for insurance premiums, utilities, all taxes including, without limitation, real estate taxes, personal property taxes and other governmental assessments and impositions, snow removal and non-recurring costs not within Landlord’s reasonable control that are not otherwise excluded from the definition of Operating Expenses. In no event shall there be any annual limit on increases to Tenant’s Proportionate Share of Operating Expenses which are not Controllable Operating Expenses.

(c) Equitable Adjustment to Tenant’s Pro Rata Share of Operating Expenses. In the event Tenant’s consumption of utilities exceeds building standard consumption (as applied uniformly to all similar tenants), Tenant’s Pro Rata Share of such utility, such as electricity or water, may be equitably adjusted.

(d) Manner of Payment. Tenant’s Pro Rata Share of Real Property Taxes and Operating Expenses, sometimes collectively referred to herein as “Additional Rent”:

(1) Landlord may reasonably estimate in advance the amounts Tenant shall owe for Additional Rent for any full or partial calendar year of the Term. Tenant shall pay such estimated amounts of Additional Rent, on a monthly basis, on or before the first day of each such calendar month, but no earlier than thirty (30) days after Tenant receives Landlord’s written estimate. Such estimate may be reasonably adjusted from time to time by Landlord, but no more frequently than twice each calendar year. The estimate for calendar year 2017 is approximately $13.11 per rentable square foot per year.

(2) Within ninety (90) days after the end of each calendar year, or as soon thereafter as practicable, but in no event later than one hundred twenty (120) days after the end of each calendar year, Landlord shall provide a statement (the “Statement”) to Tenant showing: (a) the amount of actual Additional Rent for such calendar year, with a listing of amounts for major categories of Operating Expenses, (b) any amount paid by Tenant toward such Additional Rent during such calendar year on an estimated basis and (c) any revised estimate of Tenant’s obligations for Additional Rent for the current calendar year.

(3) If the Statement shows that Tenant’s estimated payments were less than Tenant’s actual obligations for Additional Rent for such year, Tenant shall pay the difference. If the Statement shows an increase in Tenant’s estimated payments for the current calendar year, Tenant shall pay the difference between the new and former estimates, for the period from January 1 of the current calendar year through the month in which the Statement is sent. Tenant shall make any payments required by this Section 5.2(d)(3) within thirty (30) days after Landlord sends the Statement.

(4) If the Statement shows that Tenant’s estimated payments exceeded Tenant’s actual obligations for Additional Rent, Tenant shall receive a credit for the difference against payments of Rent next due. If the Term shall have expired and no further Rent shall be due, Tenant shall receive a refund of such difference, within thirty (30) days after Landlord sends the Statement.

(5) So long as Tenant’s obligations hereunder are not materially adversely affected thereby, Landlord reserves the right to reasonably change, from time to time, the manner or timing of the foregoing payments. In lieu of providing one (1) Statement covering Real Property Taxes and Operating Expenses, Landlord may provide separate statements, at the same or different times. No delay by Landlord in providing the Statement, or separate statements, shall be deemed a default by Landlord or a waiver of Landlord’s right to require payment of Tenant’s obligations for actual or estimated Real Property Taxes or Operating Expenses.

(e) Proration. If the Term commences other than on January 1, or ends other than on December 31, Tenant’s obligations to pay estimated and actual amounts towards Additional Rent for such first or final calendar year shall be prorated to reflect the portion of such years included in the Term. Such proration shall be made by multiplying the total estimated or actual, as the case may be, Additional Rent, for such calendar years by a fraction, the numerator of which shall be the number of days of the Term during such calendar year, and the denominator of which shall be 365. Other amounts payable or to be expended pursuant to this Lease on an annual or quarterly basis shall be similarly prorated.

(f) Landlord’s Records. The determination of Additional Rent shall be reasonably made by Landlord. Landlord or its agents shall keep records in reasonable detail showing all expenditures made or items enumerated above for a period of 3 years following each year of expenses, which records shall be available for inspection and copying by Tenant at its cost at any reasonable time on reasonable notice. Tenant shall have the right to audit Landlord’s books and records of Operating Expenses once each calendar year. If any such audit reveals that Landlord has overstated Operating Expenses by more than five percent (5%), Landlord shall reimburse Tenant for the reasonable cost of the audit.

6.	INTEREST AND LATE CHARGES

If Tenant fails to pay when due Rent or other amounts or charges which Tenant is obligated to pay under the terms of this Lease, the unpaid amounts shall bear interest at 12% per annum (“Interest Rate”), but not to exceed the maximum rate then allowed by law. Tenant acknowledges that the late payment of any Rent will cause Landlord to lose the use of that money and incur costs and expenses not contemplated under this Lease, including without limitation, administrative and collection costs and processing and accounting expenses, the exact amount of which is extremely difficult to ascertain. Therefore, in addition to interest, if any such installment is not received by Landlord within five (5) days from the date it is due, Tenant shall pay Landlord a late charge equal to three percent (3%) (the “Late Charge”) of such installment. Landlord and Tenant agree that the Late Charge represents a reasonable estimate of such costs and expenses and is fair compensation to Landlord for the loss suffered from such nonpayment by Tenant. Acceptance of the Late Charge or any interest accruing at the Interest Rate shall not constitute a waiver of Tenant’s default with respect to such nonpayment by Tenant nor prevent Landlord from exercising any other rights or remedies available to Landlord under this Lease. Notwithstanding the foregoing, for the first time in any calendar year that Tenant has failed to pay any such monthly installment of Base Rent, Additional Rent, or any other rental hereunder such interest and Late Charge shall not apply unless Tenant has failed to make such payments within ten (10) days of receipt of Landlord’s written notice of such delinquency. Landlord shall not be required to give Tenant such notice more than once in any calendar year prior to assessing such interest and Late Charge.

7.	SECURITY DEPOSIT

No less than sixty (60) days prior to the Commencement Date, Tenant shall provide Landlord with a Letter of Credit (“LOC”) issued by Silicon Valley Bank in the amount of Two Million Five Hundred Thousand and No/100 Dollars ($2,500,000.00) in the form of Exhibit K attached hereto and incorporated herein. The LOC must name Landlord as beneficiary to guarantee Tenant’s ability to pay all amounts due under Lease. Landlord may draw on the LOC in whole or in part and use proceeds for the payment of any sum due by Tenant under this Lease, if Tenant defaults in performing any of the terms of this Lease (and the same continues past the applicable notice and cure period). Such LOC shall be irrevocable, transferable without payment of any fee by the beneficiary and be payable upon presentation of the LOC. If Landlord draws on the LOC, Tenant shall deliver an additional LOC meeting the requirements of this provision. Provided there are then no uncured monetary defaults under the Lease, Tenant shall have the right to reduce the LOC to: (a) Two Million and No/100 Dollars ($2,000,000.00) after month six of the Term; (b) One Million Five Hundred Thousand and No/100 Dollars ($1,500,000.00) after month twelve of the Term; and (c) One Million and No/100 Dollars ($1,000,000.00) after month eighteen of the Term. Notwithstanding the foregoing, Landlord agrees to release the LOC requirement upon the first to occur of (i) the fortieth month anniversary of the Commencement Date, or (ii) Tenant’s receipt of at least Eighty Million and No/100 Dollars ($80,000,000.00) through an initial public offering.

As further security, and until such time that Tenant becomes a publicly traded company, Tenant shall provide quarterly financial certifications to Landlord reporting (a) trailing quarterly Adjusted EBITDA and (b) Available Cash Balances signed by Tenant’s Chief Financial Officer. For the purposes of this Lease Adjusted EBITDA shall mean earnings before Interest, taxes, depreciation and amortization, Plus: Stock Based Compensation and Other Non-Operating Income and/or Expense and Available Cash Balances shall mean unrestricted cash plus any unused availability of bank line of credit or term loans.

8.	TENANT’S USE OF THE PREMISES

8.1 Permitted Use. Tenant shall use the Premises solely for general office, and all uses that are ancillary to the foregoing. Tenant shall have access to the Premises 24 hours per day every day throughout the Term.

8.2 Except for the express permitted use hereunder, Tenant shall not use or occupy the Premises in violation of any law, or in violation of the certificate of occupancy issued for the Building or the declaration for the Condominium, and shall, upon notice from Landlord, promptly discontinue any use of the Premises which is declared by any governmental authority having jurisdiction to be a violation of law or of such certificate of occupancy. Tenant, at Tenant’s own cost and expense, shall comply with all laws, ordinances, regulations, rules and/or any directions of any governmental agencies or authorities having jurisdiction which shall, by reason of the particular nature of Tenant’s use or occupancy of the Premises, impose any duty upon Tenant with respect to the Tenant’s particular use of the Premises. A final and non-appealable judgment of any court of competent jurisdiction or the written admission by Tenant in any action or proceeding against Tenant that Tenant has violated any such laws, ordinances, regulations, rules and/or directions in the use of the Premises shall be deemed a conclusive determination of that fact as between Landlord and Tenant. A final and non-appealable judgment of any court of competent jurisdiction or the written admission by Landlord in any action or proceeding against Landlord that Landlord has violated any laws, ordinances, regulations, rules and/or directions in the use of the Building or Property shall be deemed a conclusive determination of that fact as between Landlord and Tenant. Tenant shall not do or permit to be done (except in connection with the express permitted use hereunder) anything which will invalidate or increase the cost of any fire, extended coverage or other insurance policy covering the Building, and shall comply with all rules, orders, regulations, requirements and recommendations of the Insurance Services Office, Inc. or any other nationally recognized organization performing a similar function. Tenant shall promptly upon demand reimburse Landlord for any additional premium charged for such policy by reason of

Tenant’s failure to comply with the provisions of this Article 8. Tenant shall not do or permit anything to be done in or about the Premises or the Building which will materially obstruct or interfere with the rights of other tenants or occupants of the Building or injure them, or use or allow the Premises to be used for any unlawful purpose, nor shall Tenant cause, maintain or permit any nuisance (as defined by applicable law) in, on or about the Premises or the Building. Tenant shall not commit or suffer to be committed any waste (as defined by applicable law) in or upon the Premises or the Building.

9.	SERVICES AND UTILITIES

9.1 Landlord agrees to furnish to the Premises during the Standard hours and days set forth below, and during such additional hours determined by Landlord in its reasonable discretion, and subject to the Rules and Regulations of the Building, electricity for normal office equipment, and heating, ventilation and air conditioning (“HVAC”) as required in Landlord’s reasonable judgment for the comfortable use and occupancy of the Premises, but in all cases consistent with those of Class A office buildings in downtown Seattle. Standard hours of operation are 7:00 a.m. to 6:00 p.m. Monday thru Friday and 7:00 a.m. to 12:00 p.m. on Saturdays, excluding legal holidays. If Tenant desires HVAC at any other time, Landlord shall use reasonable efforts to furnish such service upon reasonable notice from Tenant of not less than twenty-four (24) hours in advance of the requested usage. Tenant shall pay Landlord’s charges (current charge as of the date of the lease is $30.00 per hour per floor) therefore on demand. Landlord shall also maintain and keep lighted the common stairs, common entries and restrooms in the Building.

9.2 Landlord shall provide electricity to the Premises without additional charge up to the building standard electric load of six (6) watts per square foot of Rentable Area in the Premises, 1 watt for lighting and 5 watts for receptacle loads. In the event Tenant’s electrical load exceeds such building standard, Tenant’s Pro Rata Share of electricity may be equitably adjusted as set forth in Section 5(c). In the event Tenant’s electrical usage consistently exceeds the building standard, then Tenant shall elect to either (i) pay for the costs to install a separate electrical meter and pay all electrical costs above the building standard or (ii) agree to pay for all electricity on a connected load basis, without the installation of a separate meter. The connected load charge will be determined annually by a calculation made by an electrical engineer selected by Landlord and approved by Tenant, which approval shall not be unreasonably withheld, conditioned or delayed, and using the serving utility’s annual average rate per kilowatt-hour. The current consumption charge per 120 volt ampere, per month, of connected load above the building standard is $8.51 and the engineering formula used to calculate this charge, based on the serving utility’s current rates, is shown in Exhibit I attached hereto and incorporated herein.

If Tenant exceeds the building standard electric load of five (5) watts per square foot of Rentable Area in the Premises, or uses heat generating machines or equipment in the Premises which materially affect the temperature otherwise maintained by the HVAC system, Landlord reserves the right to install supplementary air conditioning units in the Premises and the cost thereof, including the cost of installation, operation and maintenance thereof shall be paid by Tenant to Landlord upon demand by Landlord. Tenant shall not connect any apparatus with electric current except through existing electrical outlets in the Premises.

In the event there is Building common emergency power capacity available, and Tenant elects and Landlord consents, for Tenant to connect to the Building’s common emergency power system, Tenant shall pay Landlord a monthly charge at the rate of $0.0281 per watt per month of Tenant’s electrical load connected to the Building’s emergency power system (“Emergency Generator Access Charge”). The Emergency Generator Access Charge shall be invoiced to and payable by Tenant as Additional Rent and shall be fixed at the above rate/watt for the Initial Term of this Lease.

9.3 Tenant shall not consume water in excess of that typically consumed by an average office tenant. In the event Tenant’s water consumption materially exceeds such standard consumption, Tenant’s Pro Rata Share of water may be equitable adjusted as set forth in Section 5(c). In the event Tenant’s water usage consistently and materially exceeds that consumed by an average office tenant, then Tenant shall pay for the costs to install a separate water sub-meter and shall pay for Tenant’s water consumption costs as billed by Landlord at the serving utility rates, plus Landlord’s reasonable administrative charge (not to exceed 5% of the applicable cost) to cover the costs of reading the Tenant’s sub-meter and billing.

9.4 In the event a utility is separately metered pursuant to a Landlord provided sub-meter (as opposed to a sub-meter provided directly by a utility), nothing contained in this Article 9 shall restrict the Landlord’s right to equitably adjust charges captured by such sub-meter so that such charges are consistent with the prime meter for the Building for such utility. It is understood and acknowledged by both Landlord and Tenant that sub-metering technologies available may not be 100% accurate.

9.5 Nothing contained in this Article 9 shall restrict Landlord’s right to require at any time separate metering of utilities furnished to the Premises. In the event utilities are separately measured, Tenant shall pay promptly upon demand for all utilities consumed at utility rates charged by the local public utility plus any additional expense incurred by Landlord in keeping account of the utilities so consumed, not to exceed 5% of the applicable cost. Tenant shall be responsible for the maintenance and repair of any such meters at its sole cost.

9.6 The Building’s supplemental condenser system is currently sized to 100 tons (of which as of the date of this Lease zero (0) tons is currently being utilized). Tenant shall have the right to connect to and use the Building’s supplemental condenser system to the extent of then available capacity pursuant to plans and specifications that are mutually acceptable to Tenant and Landlord, with each party using its reasonable discretion and proceeding in a reasonably prompt manner. The charges for the condenser system are part of a common area maintenance pool that is not included in Operating Expenses. Accordingly, Tenant shall be separately charged for its use of the condenser system based on its actual use relative to other users of the condenser system. Landlord’s current charge is $28.00 per month per ton, and future charges shall only increase by the same percentage basis as any increase in Landlord’s actual cost of providing this service.

9.7 Landlord shall furnish elevator service, lighting replacement for Building standard lights, restroom supplies, window washing and janitor services in a manner that such services are customarily furnished to comparable Class A office buildings in the area and in accordance with the specifications attached hereto as Exhibit J.

9.8 Landlord covenants that throughout the Term, the Building shall be served by (i) a proximity card access control system, (ii) a monitored digital camera network providing full perimeter coverage and coverage of portions of the interior Building Common Areas, (iii) on-site security officers who shall be present in the Building 24 hours per day throughout the Term to monitor system cameras, alarms and site conditions and (iv) elevators with lock-off capability to isolate the floors. Tenant will have the right to install its own security system within the Premises provided it grants Landlord emergency access to the Premises at all times and that such system is compatible with Landlord’s Lenel proximity card access control system.

9.9 Tenant shall have the right to construct new conduits, install cables, equipment and other related telecommunications facilities for Tenant’s network into the Building, in accordance with Exhibit D. As of the date of this Lease, two (2) demark rooms are provided to house telecommunications provider (“Carrier”) service entrances. Tenant’s Carriers will enter into a right of entry agreement with Landlord and install their service entrances to the demark room of their choice on a space available basis. Tenant shall be entitled to connect to any Carrier serving the Building at the demark rooms or, if the Carrier has extended its service access point to a common floor communications room, at the common floor communications room closest to Tenant’s MDF/IDF. Common floor communications rooms are exclusively for Carrier equipment and Tenant’s cross connects to its Carriers. All Tenant equipment, other than cross connect panels, must be located within Tenants MDF/IDF room(s) within Tenant’s Premises. The Landlord anticipates that the following Carriers will have service entrances serving the Building (or near the Building) by the Commencement Date: Comcast, Level 3/Time Warner, Verizon, Century Link, Wave Broadband/Spectrum Networks and Integra/ELI Telecommunications.

9.10 Tenant shall have the right to install a back-up emergency power generator having a capacity of up to 500KW, along with diesel fuel tanks, switchgear, transfer switch, and other appurtenant equipment (“Tenant’s Emergency Power System”) in the Building’s parking garage in a manner and location reasonably approved by Landlord. The costs associated with installation, operation, repair, maintenance, or replacement of Tenant’s Emergency Power System shall be borne solely by Tenant. Tenant shall not be required to pay any Rent for the physical space occupied by Tenant’s Emergency Power System, but Tenant shall be responsible for any and all costs imposed upon or incurred by Landlord as a result of the installation, operation, maintenance, or replacement of Tenant’s Emergency Power System and shall reimburse Landlord for all such costs within thirty (30) days of the date of Landlord’s presentation of a statement of such costs to Tenant. Tenant agrees to defend, indemnify and save Landlord harmless from an against any and all liabilities, losses, damages, costs, expenses, suits, judgments and claims by or on behalf of any person, firm, corporation or governmental authority, for injury or damage to person or property, of any nature and howsoever caused, arising during the Term and out of the use or operation of Tenant’s Emergency Power System, and Tenant shall reimburse and pay to Landlord, as Additional Rent, any and all costs, fees and expenses incurred by Landlord to remedy or repair and damage to the Building or its components or systems arising from or relating to the use of Tenant’s Emergency Power System; provided, however, Tenant’s obligations under this sentence shall not apply to the extent any such liabilities, losses, damages, costs, expenses, suits, judgments or claims arise out of the negligence or intentional misconduct of Landlord, its agents, contractor or employees. Notwithstanding the foregoing, Landlord shall pay for the cost to install a chain link fence around the generator.

9.11 Except where Landlord is negligent or engages in willful misconduct, Landlord shall not be in default hereunder or be liable for any damages directly or indirectly resulting from, nor shall the Rent be abated by reason of (i) the installation, use or interruption of use of any equipment in connection with the furnishing of any of the foregoing services, (ii) failure to furnish or delay in furnishing any such services where such failure or delay is caused by accident or any condition or event beyond the reasonable control of Landlord (but in any such event Landlord shall take reasonable steps to provide for the resumption of such services to the extent the same is within Landlord’s control), or by the making of necessary repairs or improvements to the Premises or Building (but during the making of any such repairs or improvements, Landlord shall take reasonable steps to minimize the disruption), or (iii) the limitation, curtailment or rationing of, or restrictions on, use of water, electricity, gas or any other form of energy serving the Premises or Building that is required by a governmental agency or authority. Landlord shall not be liable under any circumstances for a loss of or injury to property or business, however occurring, through or in connection with or incidental to failure to furnish any such services, except that if any such utility is interrupted due to the negligence or willful misconduct of Landlord for a period longer than three (3) consecutive business days after Tenant gives Landlord written notice thereof, then all rent shall abate for the period commencing on the fourth (4th) consecutive business day after the aforementioned condition is met and ending on the earlier of (x) the date Tenant recommences using the applicable portion of the Premises, or (y) the date on which such utility service is restored.

9.12 Tenant shall have the right, at no additional charge, to install and operate one (1) satellite dish or antenna on the roof of the Building, provided, however, that prior to Tenant installing such dish or antenna, the parties shall enter into a commercially reasonable rooftop license agreement.

10.	CONDITION OF THE PREMISES

Except as otherwise expressly provided in this Lease, Tenant’s taking possession of the Premises shall be deemed conclusive evidence that, as of the date of taking possession, the Premises are in good order and satisfactory condition, except for latent defects in the Building (including the Premises) and such matters as to which Tenant gave Landlord notice on or before the Commencement Date. No promise of Landlord to alter, remodel, repair or improve the Premises or the Building and no representation, express or implied, respecting any matter or thing relating to the Premises or the Building or this Lease (including, without limitation, the condition of the Premises or the Building) have been made to Tenant by Landlord or its brokers, other than as may be contained in this Lease, including any exhibit or addendum attached hereto.

11.	CONSTRUCTION, REPAIRS AND MAINTENANCE

11.1 Landlord’s Obligations.

(a) Landlord shall maintain or cause to be maintained in good order, condition, and repair consistent with Class A buildings in the area, the Building and all Building Common Areas of the Condominium not the obligation of Tenant. Such repairs, replacements and maintenance shall include (without limitation): (a) the upkeep of the roof, roof membrane and roof systems (gutters, downspouts and the like), foundation, exterior walls, interior structural walls, and all structural components of the Premises, and the Building and (b) the maintenance and repair of all parking areas, sidewalks, landscaping and drainage systems on the Property and all utility systems (including mechanical, electrical, and HVAC systems) and plumbing systems which serve the Building as a whole and not a particular tenant’s premises. Landlord shall make all repairs under this Section promptly after Landlord learns of the need for such repairs but in any event within thirty (30) days after Tenant notifies Landlord of the need for such repairs (except when the repairs require more than thirty (30) days for performance and Landlord commences the repair within thirty (30) days and diligently pursues the repair to completion). In the case of a disagreement between the parties with respect to a party’s repair and maintenance obligations hereunder, either party may utilize the alternative dispute resolution procedure set forth in Exhibit D.

(b) Except as caused by the negligence or willful misconduct of Landlord or its agents, contractors, or employees or as otherwise expressly provided in this Lease, Landlord shall have no liability to Tenant nor shall Tenant’s obligations under this Lease be reduced or abated in any manner whatsoever by reason of any inconvenience, annoyance, interruption or injury to business arising from Landlord’s making any reasonable repairs or reasonable changes which Landlord is required or permitted by this Lease or by any other tenant’s lease or required by law to make in or to any portion of the Building or the Premises.

(c) Landlord shall do all acts required to comply with all applicable laws, ordinances, and rules of any public authority relating to Landlord’s maintenance obligations as set forth herein.

11.2 Tenant’s Obligations.

(a) Tenant shall maintain the interior, nonstructural portions of the Premises in good order, condition and repair, including the interior surfaces of the ceilings, walls and floors, all doors, all interior windows, all plumbing, pipes and fixtures, electrical wiring, switches and fixtures, building standard furnishings and special items and equipment installed by or at the expense of Tenant. All vendors performing such services on behalf of Tenant shall comply with the Vendor Work Rules attached hereto and incorporated herein as Exhibit F.

Notwithstanding any provision to the contrary, Tenant’s obligations under this Lease shall not include making: (a) any repair or improvement necessitated by the negligence or willful misconduct of Landlord, its agents, employees or servants; (b) any repair or improvement caused by Landlord’s failure to perform its obligations hereunder; or (c) any structural repairs, improvements or alterations to the Building.

(b) Tenant shall be responsible for all repairs and alterations in and to the Premises, the Building and the facilities and systems thereof, the need for which arises out of (i) Tenant’s use or occupancy of the Premises, (ii) the installation, removal, use or operation of Tenant’s Property in the Premises, (iii) the moving of Tenant’s property into or out of the Building, or (iv) the negligence or intentional misconduct of Tenant, its agents, contractors, employees or invitees.

(c) If Tenant fails to maintain the Premises in the manner required under the Lease, Landlord shall give written notice to Tenant to do such acts as are reasonably required to so maintain the Premises in the manner required under the Lease. If Tenant fails to promptly commence such work within thirty days’ after written notice from Landlord, and thereafter diligently prosecute it to completion, then Landlord shall have the right to do such acts and expend such reasonable funds at the expense of Tenant as are reasonably required to perform such work. Any reasonable amount so expended by Landlord shall be paid by Tenant promptly after demand with interest at the Interest Rate. Landlord shall have no liability to Tenant for any damage, inconvenience, or interference with the use of the Premises by Tenant as a result for performing any such work.

(d) Tenant shall do all acts required to comply with all applicable laws, ordinances, and rules of any public authority relating to Tenant’s maintenance obligations as set forth herein.

(e) Deleted.

(f) Tenant shall not place a load upon any floor of the Premises which exceeds the load per square foot which such floor was designed to carry, as reasonably determined by Landlord or Landlord’s structural engineer. If Tenant has exceeded that load, then the reasonable, actual, out of pocket cost of any such determination made by Landlord’s structural engineer shall be paid for by Tenant upon demand. Tenant shall not install business machines or mechanical equipment which causes noise or vibration to such a degree as to be objectionable to Landlord or other Building tenants.

(g) Tenant shall give Landlord prompt notice of any damage to or defective condition in any part or appurtenance of the Premises’ mechanical, electrical, plumbing, HVAC or other systems serving, located in, or passing through the Premises, to the extent that Tenant actually knows of any such damage or condition.

(h) Upon the expiration or earlier termination of this Lease, Tenant shall return the Premises to Landlord broom clean and in the condition that Tenant is obligated to keep the Premises pursuant to this Lease, except for normal wear and tear and damage caused by casualty. Any damage to the Premises, including any structural damage, resulting from Tenant’s negligence or from the removal of Tenant’s fixtures, furnishings and equipment pursuant to Section 13 shall be repaired by Tenant at Tenant’s expense. Tenant shall, if required by Landlord at that time, remove all interior stairwells and all cabling.

12.	ALTERATIONS AND ADDITIONS

12.1 Except as set forth herein, Tenant shall not make any additions, alterations or improvements to the Premises without obtaining the prior written consent of Landlord. Landlord’s consent will not be unreasonably withheld, conditioned or delayed. With respect to plans relating to interior, nonstructural alterations that do not affect the structure or any building wide systems, in the event that Landlord shall fail to respond to Tenant’s plans within 30 days of Landlord’s receipt thereof, such plans shall be deemed approved. With respect to plans which affect the structure or any building wide systems, in the event that Landlord shall fail to respond to Tenant’s plans within 60 days of Landlord’s receipt thereof, such plans shall be deemed approved. Landlord’s consent must contain Landlord’s selection regarding whether it will require Tenant to remove any such additions, alterations or improvements upon the expiration of the Term and to restore the Premises to the same condition as on the date Tenant took possession. If Landlord’s consent does not contain such selection, Tenant shall not be required to remove such additions, alterations or improvements at the expiration of the Term. All work with respect to any addition, alteration or improvement shall: (i) be done in a good and workmanlike manner, (ii) diligently prosecuted to completion, and (iii) paid for in a timely manner.

12.2 Tenant shall pay the costs of any work done on the Premises pursuant to Section 12.1 and shall keep the Premises and Building free and clear of liens of any kind due to Tenant. Tenant shall indemnify, defend against and keep Landlord free and harmless from all liability, loss, damage, costs, attorneys’ fees and any other expense incurred on account of claims by any person performing work or furnishing materials or supplies for Tenant or any person claiming under Tenant.

12.3 Tenant shall keep Tenant’s leasehold interest, and any additions or improvements which are or become the property of Landlord under this Lease, free and clear of all attachment or judgment liens. Before the actual commencement of any work having an estimated cost in excess of $25,000, Tenant shall give Landlord ten (10) business days’ advance notice of the intended commencement date for such work to enable Landlord to post notices of non-responsibility or any other notices which Landlord deems necessary for the proper protection of Landlord’s interest in the Premises, and Landlord shall have the right to enter the Premises upon advance reasonable notice and post such notices at any reasonable time.

12.4 Landlord may require, at Landlord’s sole option, that Tenant provide to Landlord, at Tenant’s expense, a lien and completion bond or other security reasonably acceptable to Landlord in an amount equal to at least one and one-half (1  1⁄2) times the total estimated cost of any additions, alterations or improvements to be made in or to the Premises, to protect Landlord against any liability for mechanic’s and material men’s liens and to insure timely completion of the work. Nothing contained in this Section 12.2 shall relieve Tenant of its obligation under Section 12.1 to keep the Premises, Building and Project free of all liens.

12.5 Notwithstanding anything to the contrary contained in this Article 12, Tenant shall be entitled, from time to time throughout the Term, without being required to obtain Landlord’s consent (i) to make any cosmetic alternations to the Premises (such as painting and carpeting) and (ii) upon prior notice to Landlord, to make any alterations, additions or improvements to the Premises that do not affect the structure of the Building or Building systems, do not have a material adverse impact on other tenants of the Building, and cost less than $25,000 per project.

12.6 Unless their removal is required by Landlord as provided in Section 12.1, all additions, alterations and improvements made to the Premises shall become the property of Landlord and be surrendered with the Premises upon the expiration of the Term; provided, however, Tenant’s equipment, machinery and trade fixtures shall remain the property of Tenant and may be removed, subject to the provisions of Section 13.2, provided that Tenant repairs any damage resulting therefrom.

12.7 With respect to the initial Tenant Improvements (Work Letter Exhibit D), Landlord shall provide to Tenant CAD drawings of the Premises and has funded $9,000 to Tenant as a space planning allowance (the “Space Planning Allowance”). In addition to the Space Planning Allowance, in connection with the construction of the Tenant Improvements, Landlord will provide Tenant with a Tenant Improvement Allowance in an amount not to exceed Ninety-Five and No/100 Dollars ($95.00)/RSF for floors 13 through 18 (excluding the 18th floor deck space only, which is 4,443 square feet of deck area) and $100,000 to improve the 18th floor deck space. In addition, the Tenant Improvement Allowance will also include an amount not to exceed $66.50/RSF for the Expansion Space (12th floor). The Tenant Improvement Allowance may be used for the Construction Costs of the Tenant Improvements, moving expenses, design, permits and fees, data and phone cabling, furniture, fixtures and equipment, and signage.

13.	TENANT’S PROPERTY

13.1 All fixtures, equipment, improvements and appurtenances attached to or built into the Premises at the commencement of or during the Term, whether or not by or at the expense of Tenant, shall be and remain a part of the Premises, shall be the property of Landlord and shall not be removed by Tenant, except as expressly provided in Section 13.2.

13.2 All movable partitions, business and trade fixtures, machinery and equipment, communications equipment and office equipment located in the Premises and acquired by or for the account of Tenant, without expense to Landlord, which can be removed without non-repairable structural damage to the Building, and all furniture, furnishings and other articles of movable personal property owned by Tenant and located in the Premises (collectively “Tenant’s Property”) shall be and shall remain the property of Tenant and may be removed by Tenant at any time during the Term; provided that if any of Tenant’s Property is removed, Tenant shall promptly repair any damage to the Premises or to the Building resulting from such removal. Tenant may also, at its expense, remove from the Premises all items that are indicative of Tenant’s business, and otherwise “de-identify” the Premises, as Tenant reasonably believes necessary or appropriate for the protection of Tenant’s interest in Tenant’s trademarks, trade names, or copyrights, provided Tenant shall repair any damage to the Premises caused by the removal of Tenant’s trade fixtures, furnishings and equipment, which repair shall include the patching and filling of holes. In no event shall Tenant remove, or be required to remove, any restrooms, flooring (excluding raised floors), ceilings, walls, electrical or HVAC systems.

14.	RULES AND REGULATIONS

Tenant, including, without limitation, its officers, partners, members, agents, employees and independent contractors, shall comply with the rules and regulations attached hereto as Exhibit C and incorporated herein and with such reasonable modifications thereof and additions thereto as Landlord may from time to time make; provided, however, any such modifications and additions shall not materially increase Tenant’s obligations, or materially decrease Tenant’s rights, under this Lease. Landlord shall not be responsible for any violation of said rules and regulations by other tenants or occupants of the Building, but Landlord shall make commercially reasonable efforts to uniformly enforce the same.

15.	CERTAIN RIGHTS RESERVED BY LANDLORD

15.1 Landlord reserves the following rights, exercisable without liability to Tenant for (1) damage or injury to property, person or business, (2) causing an actual or constructive eviction from the Premises, or (3) disturbing Tenant’s use or possession of the Premises:

(a) To name the Building and to change the name or street address of the Building; provided, however, Landlord shall promptly reimburse Tenant for any reasonable expenses incurred by Tenant in changing its stationery and business cards, not to exceed $2,000; and provided further, that so long as Tenant leases fifty percent (50%) or more of the Rentable Square Feet of the Building, the name of the Building shall be “Avalara Hawk Tower” and Landlord may not change it;

(b) Except as otherwise provided in Article 36, to install and maintain all signs on the exterior and interior of the Building and Project, but not within the Premises;

(c) To have pass keys to the Premises and all doors within the Premises, excluding Tenant’s vaults and safes;

(d) At any time during the Term, and on 24 hours advance notice to Tenant, (i) to inspect the Premises, (ii) to show the Premises to any prospective purchaser or mortgagee of the Project, or to any assignee of any mortgage on the Project, and (iii) to show the Premises to prospective tenants thereof; and

(e) To enter the Premises at reasonable times and upon 24 hours advance notice (except in the event of emergency) for the purpose of making inspections, repairs, alterations, additions or improvements to the Premises or the Building (including, without limitation, checking, calibrating, adjusting or balancing controls and other parts of the HVAC system), and to take all steps as may be necessary or desirable, in the Landlord’s reasonable discretion, for the safety, protection, maintenance or preservation of the Premises or the Building or Landlord’s interest therein, or as may be necessary or desirable, in the Landlord’s reasonable discretion, for the operation or improvement of the Building or in order to comply with laws, orders or requirements of any governmental authority. When entering or performing any repair or other work in the Premises, Landlord, its agents, employees and/or contractors: (a) shall identify themselves to Tenant’s personnel immediately upon entering the Premises, and (b) shall not, in any material way, affect, interrupt or interfere with Tenant’s use, business or operations on the Premises or obstruct the visibility of, or access to, the Premises.

15.2 Landlord agrees to use its best efforts to minimize any interference with Tenant’s business in the Premises in the course of any entry conducted pursuant to this Lease.

Notwithstanding anything contained herein to the contrary, Landlord’s, its agents’, employees’ or contractors’ entry onto the Premises, or any repair or work performed thereon, shall not in any way materially or unreasonably affect or interrupt with Tenant’s use, business or operations on the Premises or obstruct the ingress and egress to or the visibility of Tenant’s exterior signage.

16.	ASSIGNMENT AND SUBLETTING

16.1 No assignment of this Lease or sublease of all or any part of the Premises shall be permitted, except as provided in this Article 16.

16.2 Tenant shall not, without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed, assign or hypothecate this Lease or any interest herein or sublet the Premises or any part thereof, or permit the use of the Premises by any party other than Tenant. Any of the foregoing acts effectuated without such consent shall be void. It shall be reasonable for Landlord to withhold consent if: (i) any proposed subtenant or assignee is, under a commercially reasonable standard, not sufficiently financially responsible to perform its obligations under the proposed assignment or sublease; (ii) the proposed assignee or subtenant is a tenant in the Project or has viewed or negotiated to lease space in the Project during the most recent six (6) month period; or (iii) occupancy by such assignee or subtenant would violate an exclusive agreement entered into by Landlord; provided further, however, that the foregoing are merely examples of reasons for which Landlord may withhold its approval and shall not be deemed exclusive of any permitted reasons for reasonably withholding approval, whether similar or dissimilar to the foregoing examples. This Lease shall not, nor shall any interest of Tenant herein, be assignable by operation of law without the written consent of Landlord.

16.3 If at any time or from time to time during the Term Tenant desires to assign this Lease or sublet all or any part of the Premises, Tenant shall give notice to Landlord setting forth the terms and provisions of the proposed assignment or sublease, and the identity of the proposed assignee or subtenant. Tenant shall promptly supply Landlord with such information concerning the business background and financial condition of such proposed assignee or subtenant as Landlord may reasonably request. Tenant may assign the Lease or sublet such space to such proposed assignee or subtenant on the following further conditions:

(a) Landlord shall have the right to approve such proposed assignee or subtenant, in Landlord’s reasonable discretion;

(b) The assignment or sublease shall be on the same material terms set forth in the notice given to Landlord;

(c) No assignment or sublease shall be valid and no assignee or sublessee shall take possession of the Premises until an executed counterpart of such assignment or sublease has been delivered to Landlord;

(d) No assignee or sublessee shall have a further right to assign or sublet except on the terms herein contained; and

(e) Tenant shall pay to Landlord as Additional Rent under this Lease, without affecting or reducing any other obligations of Tenant hereunder, fifty percent (50%) of any sums or other economic consideration received by Tenant as a result of such assignment or subletting, however denominated under the assignment or sublease, which exceed, in the aggregate, (i) the total sums which Tenant is obligated to pay Landlord under this Lease (prorated to reflect obligations allocable to any portion of the Premises subleased), plus (ii) any real estate brokerage commissions or fees, leasehold improvement expenses and reasonable legal fees payable by Tenant in connection with such assignment or subletting, as well as any rental abatements and other economic concessions provided by Tenant in connection therewith, shall be paid to Landlord as Additional Rent under this Lease without affecting or reducing any other obligations of Tenant hereunder.

16.4 Notwithstanding anything to the contrary contained in this Article 16, Tenant may assign this Lease or sublet the Premises or any portion thereof, without Landlord’s consent, to (1) any entity which controls, is controlled by or is under common control with Tenant, or (2) any entity resulting from a merger or consolidation with Tenant, or (3) any person or entity which acquires all or substantially all of Tenant’s equity interests or assets, provided that (i) any assignee assumes, in full, the obligations of Tenant under this Lease, (ii) Tenant remains fully liable under this Lease, and (iii) the use of the Premises under Article 8 remains unchanged. Each of the foregoing (1), (2), and (3) are a “Permitted Transfer.” For the avoidance of doubt, the provisions of Section 16.3 shall not apply to any sublease or assignment effectuated pursuant to this Section 16.4. For avoidance of doubt, for the purpose of this Lease, any sale or transfer of Tenant’s capital stock through any public exchange, or redemption or issuance of additional stock of any class shall not be deemed an assignment, subletting or any other transfer of the Lease or the Premises.

16.5 No subletting or assignment shall release Tenant of Tenant’s obligations under this Lease or alter the primary liability of Tenant to pay the Rent and to perform all other obligations to be performed by Tenant hereunder. The acceptance of Rent by Landlord from any other person shall not be deemed to be a waiver by Landlord of any provision hereof. Consent to one assignment or subletting shall not be deemed consent to any subsequent assignment or subletting. In the event of default beyond applicable notice and cure periods by an assignee or subtenant of Tenant or any successor of Tenant in the performance of any of the terms hereof, Landlord may proceed directly against Tenant without the necessity of exhausting remedies against such assignee, subtenant or successor. Landlord may consent to subsequent assignments of this Lease or sublettings without notifying Tenant, or any successor of Tenant, and without obtaining its or their consent thereto and any such actions shall not relieve Tenant of liability under this Lease.

16.6 If Tenant requests the consent of Landlord to any proposed assignment or subletting, then Tenant shall, prior to Landlord’s review, pay Landlord an administrative fee of One Thousand No/100 Dollars ($1,000.00). In addition, Tenant shall pay on demand all reasonable attorneys’ fees incurred by Landlord in connection with such request, up to $2,500.

17.	HOLDING OVER

If after expiration of the Term, Tenant remains in possession of the Premises with Landlord’s permission (express or implied), Tenant shall become a tenant from month to month only, upon all the provisions of this Lease (except as to Term and Base Rent), but the installments of monthly Base Rent payable by Tenant shall be increased to one hundred twenty-five percent (125%) of the installments of monthly Base Rent payable by Tenant at the expiration of the Term. Such Base Rent shall be payable in advance on or before the first day of each month. If either party desires to terminate such month to month tenancy, it shall give the other party not less than thirty (30) days advance written notice of the date of termination.

18.	SURRENDER OF PREMISES

18.1 Tenant shall peaceably surrender the Premises to Landlord upon the expiration or early termination of the Term, in broom-clean condition and in the condition Tenant is required to keep the Premises hereunder, except for (i) reasonable wear and tear, (ii) loss by fire or other casualty and (iii) loss by condemnation. Tenant shall, on Landlord’s request, remove Tenant’s personal property on or before the expiration of the Term and promptly repair all damage to the Project, Building or Premises caused by such removal.

18.2 If Tenant abandons (within the meaning of Section 27.1(a)) or surrenders the Premises, or is dispossessed by process of law, any of Tenant’s Property left on the Premises shall be deemed to be abandoned, and at Landlord’s option, title shall pass to Landlord under this Lease as by a bill of sale. If Landlord elects to remove all or any part of such Tenant’s Property, the reasonable cost of removal, including repairing any damage to the Premises or Building caused by such removal shall be paid by Tenant, excluding any such damage caused by the negligence or intentional misconduct of Landlord, its agents, contractor or employees. Upon the expiration or early termination of the Term, Tenant shall surrender all keys to the Premises.

19.	DESTRUCTION OR DAMAGE

19.1 If all or any portion of the Premises becomes untenantable by fire or other casualty to the Premises, the Building required for use of the Building (collectively a “Casualty”), Landlord, with reasonable promptness, shall cause a general contractor selected by Landlord to provide Landlord and Tenant with a reasonable written estimate of the amount of time required using standard working methods to substantially complete the repair and restoration of the Premises and any Building Common Areas necessary to provide parking for and/or access to the Premises (“Completion Estimate”). If the Completion Estimate indicates that the Premises or any Building Common Areas necessary to provide parking for and/or access to the Premises cannot be restored within 270 days from the date the repair is started, then either party shall have the right to terminate this Lease upon written notice to the other within 10 days after receipt of the Completion Estimate. In addition, Landlord, by notice to Tenant within 90 days after the date of the Casualty, shall have the right to terminate this Lease if the Premises have been “Materially Damaged” and there is less than 1 year of the Term remaining on the date of the Casualty. As used in this Section 19.1, the term “Materially Damaged” means any damage to the Premises that would cost more than $2,000,000 (in 2017 Dollars) to restore. Further, notwithstanding anything to the contrary contained in this Lease, in the event of damage or destruction to the Premises or the Building, Tenant shall have the right to terminate this Lease under the following conditions: (a) the damage or destruction is caused by a peril not required to be insured against hereunder; or (b) the damage or destruction occurs during the last year of the Term and the cost to either party to repair such damage would cost more than $2,000,000 (in 2017 dollars).

19.2 If this Lease is not terminated, Landlord shall promptly and diligently, subject to reasonable delays for insurance adjustment or other matters beyond Landlord’s reasonable control, restore the Premises and Building Common Areas, excluding the Tenant Improvements. Such restoration shall be to substantially the same condition that existed prior to the Casualty, except for modifications required by law.

19.3 Following Landlord’s restoration work, Tenant shall, at its sole expense, restore any Tenant Improvements performed by or for the benefit of Tenant; and Landlord shall assign any right it may have to insurance proceeds for the Tenant Improvements to Tenant. Landlord shall not be liable for any inconvenience to Tenant, or injury to Tenant’s business resulting in any way from the Casualty or the repair thereof. During any period of time that all or a material portion of the Premises or Common Areas is rendered untenantable as a result of a Casualty, the Rent shall abate for the portion of the Premises or Common Areas that is untenantable and not used by Tenant for the operation of its business.

20.	EMINENT DOMAIN

20.1 If the whole of the Building is lawfully taken by condemnation or in any other manner for any public or quasi-public purpose, this Lease shall terminate as of the date of such taking, and Rent shall be prorated to such date. If less than the whole of the Building or Premises is so taken, this Lease shall be unaffected by such taking, provided that (i) Tenant shall have the right to terminate this Lease by notice to Landlord given within ninety (90) days after the date of such taking if in Tenant’s reasonable opinion, the remaining area of the Building or Premises is not reasonably sufficient for Tenant to continue the unimpaired operation of its business in a manner similar to that conducted immediately prior to the taking, and (ii) Landlord shall have the right to terminate this Lease by notice to Tenant given within ninety (90) days after the date of such taking if more than 20% of the Building is taken. If either Landlord or Tenant so elects to terminate this Lease, this Lease shall terminate on the thirtieth (30th) day after either such notice. Notwithstanding anything contained herein to the contrary, if the restoration of the Premises, or the Building is not commenced within thirty (30) days of Landlord’s receipt of the condemnation award or is not completed within 365 days from the Condemnation Date, then Tenant may terminate this Lease at any time before Landlord completes the restoration. The Rent shall be prorated to the date of termination and the Base Rent and Tenant’s Pro Rata Share of Additional Rent shall be equitably adjusted according to the remaining Rentable Area of the Premises and Building. If this Lease continues in force upon such partial taking, the Base Rent and Tenant’s Pro Rata Share of Additional Rent shall be equitably adjusted according to the remaining Rentable Area of the Premises and Building.

20.2 In the event of any taking, partial or whole, all of the proceeds of any award, judgment or settlement payable by the condemning authority shall be the exclusive property of Landlord, and Tenant hereby assigns to Landlord all of its right, title and interest in any award, judgment or settlement from the condemning authority. Tenant, however, shall have the right, to the extent that Landlord’s award is not reduced or prejudiced, to claim from the condemning authority (but not from Landlord) such compensation as may be recoverable by Tenant in its own right for relocation expenses and damage to Tenant’s Property.

20.3 In the event of a partial taking of the Premises or Building Common Areas which does not result in a termination of this Lease, Landlord shall restore the remaining portion of the Premises and Building Common Areas as nearly as practicable to their condition prior to the condemnation or taking, including the Tenant Improvements. Tenant shall be responsible at its sole cost and expense for the repair, restoration and replacement of Tenant’s Property.

21.	INDEMNIFICATION

21.1 Tenant shall indemnify and hold Landlord harmless against and from liability and claims of any kind for loss or damage to property of Tenant or any other person, or for any injury to or death of any person, to the extent arising out of: (1) Tenant’s use and occupancy of the Premises, or any work, activity or other things allowed or suffered by Tenant to be done in, on or about the Premises; (2) any breach or default by Tenant of any of Tenant’s obligations under this Lease; (3) the negligent use of the Building Common Areas, and other facilities that are in the Building by the Tenant’s agents, employees, independent contractors and invitees, (4) the negligent use of the exercise facilities by the Tenant’s employees, or (5) any negligent or otherwise tortious act or negligent omission of Tenant, its agents, employees, invitees or independent contractors within the Building. Tenant shall at Tenant’s expense, and by counsel reasonably satisfactory to Landlord, defend Landlord in any action or proceeding arising from any such claim and shall indemnify Landlord against all costs, reasonable attorneys’ fees, expert witness fees and any other expenses incurred in such action or proceeding. Notwithstanding any conflicting provision of this Lease, Tenant shall not have any obligation to indemnify Landlord pursuant to the foregoing provisions of this Section 21.1 or any other provision of this Lease to the extent such liability, damage, loss, claim, cost or expense arises from the negligence or otherwise tortious act or omission of Landlord, its employees, agents, invitees or contractors, or from Landlord’s breach of this Lease or violation of applicable law.

21.2 Landlord shall indemnify, defend and hold Tenant harmless from any liability, loss, cost, expense or claim (including reasonable attorneys’ fees) of any nature resulting from any injury to person or damage to property arising from (i) the negligence or willful misconduct of Landlord, its employees, independent contractors, agents, or invitees, (ii) any activities conducted on or about the Premises by anyone other than Tenant, Tenant’s invitees, employees, independent contractors or agents, (iii) any breach of default by Landlord of any of Landlord’s obligations under this Lease, (iv) injuries occurring in the Common Areas or any other portion of the Building outside the Premises; or (v) the failure of any representation or warranty made by Landlord herein to be true when made. Landlord shall at Landlord’s expense, and by counsel reasonably satisfactory to Tenant, defend Tenant in any action or proceeding arising from any such claim and shall indemnify Tenant against all costs, reasonable attorneys’ fees, expert witness fees and any other expenses incurred in such action or proceeding. Notwithstanding any conflicting provision of this Lease, Landlord shall not have any obligation to indemnify Tenant pursuant to the foregoing provisions of this Section 21.2 or any other provision of this Lease to the extent such liability, damage, loss, claim, cost or expense arises from the negligence or otherwise tortious act or omission of Tenant, its employees, invitees, agents, or contractors.

21.3 When the claim is caused by the joint negligence or willful misconduct of Tenant and Landlord or Tenant and a third party unrelated to Tenant (except Tenant’s agents, officers, employees, independent contractors or invitees), Tenant’s duty to indemnify and defend shall be proportionate to Tenant’s allocable share of joint negligence or willful misconduct. When the claim is caused by the joint negligence or willful misconduct of Tenant and Landlord or Landlord and a third party unrelated to Landlord (except Landlord’s agents, officers, employees, independent contractors or invitees), Landlord’s duty to indemnify and defend shall be proportionate to Landlord’s allocable share of joint negligence or willful misconduct.

21.4 In the absence of comparative or concurrent negligence on the part of the party claiming indemnity under this Section 21 or its employees, independent contractors, agents, independent contractors, or invitees, the foregoing indemnity shall also include reasonable costs, expenses and attorney’s fees incurred in successfully establishing the right to indemnity. The indemnifying party shall have the right to assume the defense of any claim subject to this indemnity with counsel reasonably satisfactory to the indemnified party. The indemnified party agrees to cooperate fully with the indemnifying party and its counsel in any matter where the indemnifying party elects to defend, provided the indemnifying party shall promptly reimburse the indemnified party for reasonable costs and expenses incurred in connection with its duty to cooperate.

21.5 Except as otherwise provided in this Lease, and except to the extent caused by the negligence or intentional misconduct of Landlord, its agents, contractors or employees, breach of this Lease, or violation of applicable law, Landlord shall not be liable for injury or damage which may be sustained by the person or property of Tenant, its agents, officers, employees, independent contractors or invitees, or any other person in or about the Premises, caused by or resulting from fire, steam, electricity, gas, water or rain which may leak or flow from or into any part of the Building or Premises, or from the breakage, leakage, obstruction or other defects of pipes, sprinklers, wires, appliances, plumbing, air conditioning or lighting fixtures, whether such damage or injury results from conditions arising upon the Premises or upon other portions of the Building or from other sources. Landlord shall not be liable for any damages arising from any act or omission of any other tenant of the Building.

21.6 The duties and obligations of the Tenant and Landlord to defend and indemnify the other pursuant to this Section 21 shall survive termination or expiration of this Lease.

The indemnification obligations contained in this Lease shall not be limited by any worker’s compensation, benefit or disability laws, and each indemnitor hereby waives any immunity that said indemnitor may have under the Industrial Insurance Act, Title 51 RCW and any similar or successor worker’s compensation, benefit or disability laws. This waiver is for the exclusive benefit of the party to be indemnified hereunder and is not intended, and shall not be construed, to be for the benefit of any employee of any indemnitor hereunder.

22.	INSURANCE

22.1 All insurance required to be carried by Tenant hereunder shall be issued by responsible insurance companies qualified to do business in the State of Washington. Each commercial general liability policy shall name Landlord, and at Landlord’s request any mortgagee of Landlord, as an additional insured, as their respective interests may appear, which requirement Tenant has satisfied pursuant to Tenant’s blanket additional insured status provision set forth in its “technology Xtend endorsement.” Each policy shall contain (i) a separation of insureds clause, (ii) a provision that such policy and the coverage evidenced thereby shall be primary and non-contributing with respect to any policies carried by Landlord and that any coverage carried by Landlord shall be excess insurance, and (iii) a waiver by the insurer of any right of subrogation against Landlord, its agents, officers, employees, independent contractors or invitees, which arises or might arise by reason of any payment under such policy or by reason of any act or omission of Landlord, its agents, officers, employees, independent contractors or invitees. A certificate of insurance evidencing the existence and amount of each insurance policy required hereunder shall be delivered to Landlord before the date Tenant is first given the right of possession of the Premises, and thereafter no less than ten (10) days’ after the renewal of any such policy, and Tenant shall immediately furnish Landlord with renewal certificates of insurance. Tenant agrees that if Tenant does not take out and maintain such insurance, and if such failure continues for five (5) business days after Tenant receives written notice of such failure, Landlord may (but shall not be required to) procure said insurance on Tenant’s behalf and charge the Tenant the premiums together with a five percent (5%) handling charge, payable upon demand. Tenant shall have the right to provide such insurance coverage pursuant to blanket policies obtained by the Tenant, provided such blanket policies expressly afford coverage to the Premises, Landlord, Landlord’s mortgagee and Tenant as required by this Lease.

22.2 Beginning on the date Tenant is given access to the Premises for any purpose and continuing until the expiration of the Term, Tenant shall procure, pay for and maintain in effect policies of property insurance covering (i) all Tenant Improvements (including any alterations, additions or improvements as may be made by Tenant pursuant to the provisions of Article 12 hereof), and (ii) trade fixtures, merchandise and other personal property from time to time in, on or about the Premises and owned by Tenant, in the amount not less than one hundred percent (100%) of their estimated replacement cost from time to time, providing protection against peril set forth in ISO form CP 10 30, “Causes of Loss – Special Form.” The Landlord shall be listed as a loss payee. The proceeds of such insurance shall be used for the repair or replacement of the property so insured. Upon termination of this Lease following a casualty as set forth herein, the proceeds under (i) shall be paid to Landlord, and the proceeds under (ii) above shall be paid to Tenant.

22.3 Beginning on the date Tenant is given access to the Premises for any purpose and continuing until the expiration of the Term, Tenant shall procure, pay for and maintain in effect workers’ compensation insurance as required by law and commercial general liability insurance with respect to the construction of improvements on the Premises, the use, operation or condition of the Premises and the operation of Tenant in, on or about the Premises, providing personal injury and broad form property damage coverage for not less than Three Million Dollars ($3,000.000.00) combined single limit for bodily injury, death and property damage liability.

22.4 Tenant shall, from time to time, but no more frequently than once every three (3) years, re-evaluate its insurance limits hereunder, and increase any such limits to the extent reasonably necessary so as to keep Tenant’s insurance limits consistent with similar tenants in Class A office buildings in downtown Seattle.

22.5 Landlord shall procure and maintain at all times during the Term of this Lease a policy or policies of “special form” property insurance covering loss or damage to the Premises and Building, as well as all Landlord owned trade fixtures, merchandise and other personal property from time to time located in, on or about the Building, with extended coverage endorsements, in the amount not less than one hundred percent (100%) of their estimated replacement cost from time to time, providing protection against any peril included within the Cause of Loss – Special Form, together with insurance against wind, flood and earthquake. Such insurance shall cover improvements in the Premises to the extent that the same are customarily insurable as part of realty, but shall not cover the Tenant Improvements or Tenant’s moveable trade fixtures, furniture, furnishings, decorative effects or equipment.

22.6 Landlord shall procure and maintain at all times during the Term of this Lease, a policy of commercial general liability insurance with respect to the use, operation and condition of the Premises and Building, providing coverage for bodily injury and property damage liability, advertising injury and personal injury liability, and contractual liability, with limits of not less than Two Million Dollars ($2,000.000.00) each occurrence.

23.	WAIVER OF SUBROGATION

Notwithstanding any contrary provision contained in this Lease, Landlord and Tenant each hereby waive all rights of recovery against the other and against the officers, employees, independent contractors, agents and representatives of the other, on account of loss by or damage to the waiving party of its property or the property of others under its control, to the extent that such loss or damage is insured against under any Cause of Loss – Special Form insurance policy which either may have in force, or may be required by this Lease to have in force, whichever is greater, at the time of the loss or damage. Each party shall, upon obtaining the policies of insurance required under this Lease, give notice to its insurance carrier or carriers that the foregoing mutual waiver of subrogation is contained in this Lease, if such notice is required to give effect to such waiver.

24.	SUBORDINATION AND ATTORNMENT

24.1 Upon written request of Landlord, or any first mortgagee or first deed of trust beneficiary of Landlord, or ground lessor of Landlord, Tenant shall, in a commercially reasonable agreement, subordinate its rights under this Lease to the lien of any first mortgage or first deed of trust, or to the interest of any lease in which Landlord is lessee, and to all advances made or hereafter to be made thereunder. However, as a condition of signing any such subordination agreement, Landlord shall, at its sole expense, provide to Tenant from any lender or lessor requesting such subordination, an agreement in writing providing that, as long as Tenant is not in default hereunder beyond any applicable notice and cure periods, this Lease shall remain in effect for the full Term. The holder of any security interest may, upon written notice to Tenant, elect to have this Lease prior to its security interest regardless of the time of the granting or recording of such security interest.

24.2 In the event of any foreclosure sale, transfer in lieu of foreclosure or termination of the lease in which Landlord is lessee, Tenant shall attorn to the purchaser, transferee or lessor as the case may be, and recognize that party as Landlord under this Lease, provided such party acquires and accepts the Premises subject to this Lease.

25.	ESTOPPEL CERTIFICATES

Within 30 days after written notice from either party (“Notifying Party”), the other party (“Certifying Party”) shall execute and deliver to the Notifying Party or the Notifying Party’s designee, a written statement certifying (a) that this Lease is unmodified and in full force and effect, or is in full force and effect as modified and stating the modifications; (b) the amount of Base Rent and the date to which Rent has been paid in advance; and (c) that, to the actual knowledge of the Certifying Party, the Notifying Party is not in default hereunder, or if the Notifying Party is claimed to be in default, stating the nature of any claimed default. Any such statement may be relied upon by a purchaser, assignee, subtenant or lender. All notices sent pursuant to this Article 25 shall be sent in the manner required by Article 29.

26.	TRANSFER OF LANDLORD’S INTEREST

In the event of any sale or transfer by Landlord of the Building, and assignment of this Lease by Landlord, Landlord shall be and is hereby entirely freed and relieved of any and all liability and obligations contained in or derived from this Lease arising out of any act, occurrence or omission relating to the Premises, Building or Lease occurring after the consummation of such sale or transfer, provided the purchaser shall expressly assume all of the covenants and obligations of Landlord under this Lease. If any prepaid Rent has been paid by Tenant, Landlord may transfer the prepaid Rent to Landlord’s successor and upon such transfer, Landlord shall be relieved of any and all further liability with respect thereto.

27.	DEFAULT

27.1 Tenant’s Default. The occurrence of any one or more of the following events shall constitute a default and breach of this Lease by Tenant:

(a) If Tenant abandons or vacates the Premises; for purposes of this Lease, “abandon” or “vacate” means that Tenant ceases to use the Premises for more than 30 consecutive days (other than any cessations due to casualty, condemnation, remodeling, force majeure, or in connection with an assignment).

(b) If Tenant fails to pay any Rent or any other charges required to be paid by Tenant under this Lease and such failure continues for five (5) business days after written notice of such failure is received by Tenant; or

(c) If Tenant fails to promptly and fully perform any other covenant, condition or agreement contained in this Lease and such failure continues for thirty (30) days after written notice thereof from Landlord to Tenant, or if such default cannot reasonably be cured within thirty (30) days, if Tenant fails to promptly commence and diligently prosecute such cure to completion; or

(d) If a writ of attachment or execution is levied on this Lease or all or substantially all of Tenant’s Property; or

(e) If Tenant makes a general assignment for the benefit of creditors; or

(f) If Tenant files a voluntary petition for relief or if a petition against Tenant in a proceeding under the federal bankruptcy laws or other insolvency laws is filed and not withdrawn or dismissed within sixty (60) days thereafter, or if under the provisions of any law providing for reorganization or winding up of corporations, any court of competent jurisdiction assumes jurisdiction, custody or control of Tenant or any substantial part of its property and such jurisdiction, custody or control remains in force unrelinquished, unstayed or unterminated for a period of sixty (60) days; or

(g) If in any proceeding or action in which Tenant is a party, a trustee, receiver, agent or custodian is appointed to take charge of the Premises or Tenant’s Property (or has the authority to do so) for the purpose of enforcing a lien against the Premises or Tenant’s Property; or

(h) If Tenant is a partnership or consists of more than one (1) person or entity, if any general partner of the partnership or other person or entity is involved in any of the acts or events described in subparagraphs d through g above.

27.2 Remedies.

(a) In the event of Tenant’s default beyond applicable notice and cure periods provided in Section 27.1, then in addition to any other rights or remedies Landlord may have under any law, Landlord shall have the right, at Landlord’s option, without further notice or demand of any kind to do the following:

(1) Terminate this Lease and Tenant’s right to possession of the Premises and re-enter the Premises and take possession thereof by process of law, and Tenant shall have no further claim to the Premises or under this Lease; or

(2) Continue this Lease in effect, re-enter and occupy the Premises by process of law for the account of Tenant, and collect any unpaid Rent or other charges which have or thereafter become due and payable; or

(3) Re-enter the Premises under the provisions of subparagraph 27.2(a)(2), and thereafter elect to terminate this Lease and Tenant’s right to possession of the Premises.

(b) If Landlord re-enters the Premises under the provisions of subparagraphs 27.2(a)(2) or 27.2(a)(3) above, Landlord shall not be deemed to have terminated this Lease or the obligation of Tenant to pay any Rent or other charges thereafter accruing, unless Landlord notifies Tenant in writing of Landlord’s election to terminate this Lease. In the event of any reentry or retaking of possession by Landlord by process of law, Landlord shall have the right, but not the obligation, to remove all or any part of Tenant’s Property in the Premises and to place such property in storage at a public warehouse at the expense and risk of Tenant. If Landlord elects to relet the Premises for the account of Tenant, the rent received by Landlord from such reletting shall be applied as follows: first, to the payment of any indebtedness other than Rent due hereunder from Tenant to Landlord; second, to the payment of any reasonable costs of such reletting; third, to the payment of the reasonable cost of any alterations or repairs to the Premises; fourth, to the payment of Rent due and unpaid hereunder; and the balance, if any, shall be held by Landlord and applied in payment of future Rent as it becomes due. If that portion of rent received from the reletting which is applied against the Rent due hereunder is less than the amount of the Rent due, Tenant shall pay the deficiency to Landlord promptly upon demand by Landlord. Such deficiency shall be calculated and paid monthly. Tenant shall also pay to Landlord, as soon as determined, any reasonable costs and expenses incurred by Landlord in connection with such reletting or in making alterations and repairs to the Premises, which are not covered by the rent received from the reletting.

(c) Should Landlord elect to terminate this Lease under the provisions of subparagraph 27.2(a)(1)or 27.2(a)(3) above, Landlord may recover as damages from Tenant the following:

(1) Past Rent. The worth at the time of the award of any unpaid Rent which had been earned at the time of termination; plus

(2) Rent Prior to Award. The worth at the time of award of the amount by which the unpaid Rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that could have been reasonably avoided; plus

(3) Rent After Award. The worth at the time of the award of the amount by which the unpaid Rent for the balance of the Term after the time of award exceeds the amount of the rental loss that could be reasonably avoided; plus

(4) Proximately Caused Damages. Any other reasonable amount necessary to compensate Landlord for all detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom, including, but not limited to, any costs or expenses (including reasonable attorneys’ fees), incurred by Landlord in (a) retaking possession of the Premises, (b) maintaining the Premises after Tenant’s default, (c) preparing the Premises for reletting to a new tenant, including any repairs or alterations, and (d) reletting the Premises, including broker’s commissions.

(d) “The worth at the time of the award” as used in subparagraphs 27.2(c)(1) through 27.2(c)(3) above, is to be computed by allowing interest at the Interest Rate. “The worth at the time of the award” as used in subparagraph 3 above, is to be computed by discounting the amount at the Interest Rate.

Notwithstanding any other provision hereof, Landlord shall not be entitled to accelerate rental payable under the Lease so long as Tenant is not in monetary default hereunder.

(e) The waiver by either party of any breach of any term, covenant or condition of this Lease shall not be deemed a waiver of such term, covenant or condition or of any subsequent breach of the same or any other term, covenant or condition. Acceptance of Rent by Landlord subsequent to any breach hereof shall not be deemed a waiver of any preceding breach other than the failure to pay the particular Rent so accepted, regardless of Landlord’s knowledge of any breach at the time of such acceptance of Rent. Neither party shall be deemed to have waived any term, covenant or condition unless the waiving party gives the other party written notice of such waiver.

Notwithstanding the foregoing, with respect to any remedy exercised by Landlord, Landlord shall have an affirmative obligation to mitigate its damages.

27.3 Landlord’s Default. If Landlord fails to perform any covenant, condition or agreement contained in this Lease within thirty (30) days after receipt of written notice from Tenant specifying such default, or if such default cannot reasonably be cured within thirty (30)

days, if Landlord (or any first mortgagee or first deed of trust beneficiary of Landlord) fails to commence to cure within that thirty (30) day period and/or thereafter fails to diligently pursue such cure to completion, then in addition to any legal or equitable remedies available, Tenant shall have the right to cure Landlord’s default and to bill Landlord for the cost thereof, together with interest at the Interest Rate, which amount shall be due and payable within thirty (30) days after Landlord receives the applicable bill. It is expressly understood and agreed that if Tenant obtains a money judgment against Landlord resulting from any default or other claim arising under this Lease, that judgment shall be satisfied only out of Landlord’s right, title and interest in the Premises, Building or Project, and no other real, personal or mixed property of Landlord (or of any of the partners which comprise Landlord, if any) wherever situated, shall be subject to levy to satisfy such judgment. Tenant shall provide a copy of any notice given pursuant to this Section 27.3 to any first mortgagee or first deed of trust beneficiary of Landlord whose address has been furnished to Tenant by written notice. Notwithstanding anything to the contrary contained in this Lease, should Landlord fail to make any disbursement of the Tenant Improvement Allowance within thirty (30) days following Landlord’s receipt from Tenant of a request for such disbursement with the required accompanying documentation, and should such failure continue for fifteen (15) days following Landlord’s receipt of written notice of such failure from Tenant, then Tenant shall have the right to offset and reduce the next payments of Base Rent due under this Lease by the amount of the Tenant Improvement Allowance that Landlord failed to disburse. Tenant shall not have the right to terminate this Lease or to withhold, reduce or offset any amount against any payments of Rent or any other charges due and payable under this Lease except (i) as otherwise specifically provided in this Lease or (ii) if Landlord’s default results in an actual or constructive eviction under applicable law.

28.	BROKERAGE FEES

Landlord and Tenant each warrants and represents to the other party that it has not dealt with any real estate broker or agent in connection with this Lease or its negotiation except for the Brokers. Each party (“Representing Party”) shall defend, indemnify and hold the other party harmless from any cost, expense or liability (including costs of suit and reasonable attorneys’ fees) for any compensation, commission or fees claimed by any other real estate broker or agent in connection with this Lease or its negotiation by reason of any act of the Representing Party. The Landlord shall pay all leasing commissions due to the Brokers arising out of this Lease transaction pursuant to a separate agreement or agreements between Landlord and the Brokers.

29.	NOTICES

All notices, approvals and demands permitted or required to be given under this Lease (collectively, as used in this Article 29, “Notices”) shall be in writing and deemed duly served or given if personally delivered, sent by a nationally recognized overnight courier or sent by certified or registered U.S. mail, return receipt requested postage prepaid, and addressed as follows: (a) if to Landlord, to Landlord’s Mailing Address and with a copy to Robert S. Over, Keller Rohrback, L.L.P., 1201 Third Avenue, Suite 3200, Seattle, WA 98101, and (b) if to Tenant, to Tenant’s Mailing Address set forth at the beginning of this Lease). Landlord and Tenant may from time to time by notice to the other designate another place for receipt of future Notices. All Notices shall be deemed given upon receipt or upon the failure to accept delivery.

30.	GOVERNMENT ENERGY OR UTILITY CONTROLS

In the event of imposition of federal, state or local government controls, rules, regulations, or restrictions on the use or consumption of energy or other utilities during the Term, both Landlord and Tenant shall be bound thereby.

31.	RELOCATION OF PREMISES

This section not used.

32.	QUIET ENJOYMENT

For any time period during the Term when Tenant is not in default beyond applicable notice and cure periods, Tenant shall peaceably and quietly enjoy the Premises, subject to the terms of this Lease, including the provisions of Article 24.

33.	OBSERVANCE OF LAW

33.1 Tenant shall not use the Premises or permit anything to be done in or about the Premises (other than the express permitted use hereunder) which will in any way conflict with any law, statute, ordinance or governmental rule or regulation now in force or which may hereafter be enacted or promulgated. Tenant shall, at its sole cost and expense, promptly comply with all laws, statutes, ordinances and governmental rules, regulations or requirements now in force or which may hereafter be in force, and with the requirements of any board of fire insurance underwriters or other similar bodies now or hereafter constituted, relating to, or affecting Tenant’s manner of using or occupying the Premises, excluding structural changes not related to or affected by Tenant’s improvements or acts. Landlord shall be responsible for complying with all laws, statutes, ordinances and governmental rules, regulations or requirements now in force or which may hereafter be in force, and with the requirements of any board of fire insurance underwriters or other similar bodies now or hereafter constituted, relating to, the remainder of the Building.

33.2 Tenant covenants and agrees, at its sole cost and expense, to comply with all present and future laws, orders, and regulations of all state, federal, municipal, and local governments, departments, commissions, and boards regarding the collection, sorting, separation, and recycling of waste products, garbage, refuse, and trash. Tenant shall sort and separate such waste products, garbage, refuse, and trash into such categories as provided by law. Each separately sorted category of waste products, garbage, refuse, and trash shall be placed in separate receptacles reasonably approved by Landlord. Such separate receptacles may, at Landlord’s option, be removed from the demised Premises in accordance with a collection schedule prescribed by law.

33.3 Landlord reserves the right to refuse to collect or accept from Tenant any waste products, garbage, refuse, or trash that is not separated and sorted as required by law. Tenant shall pay all costs, expenses, fines, penalties, or damages that may be imposed on Landlord or Tenant by reason of Tenant’s failure to comply with the provisions of this Section 33.3, and, at Tenant’s sole cost and expense, shall indemnify, defend, and hold Landlord harmless (including reasonable legal fees and expenses) from and against any actions, claims, and suits arising from such noncompliance, utilizing counsel reasonably satisfactory to Landlord.

33.4 Landlord covenants that, as of the Commencement Date, (i) the Building and the Building Common Areas (excluding the Premises), along with the parking garage for the Building shall comply with all laws and regulations, including the Americans with Disabilities Act (“ADA”) and (ii) the equipment and Building systems serving the Premises and Building Common Areas shall be in good working order. Landlord shall comply with all laws and regulations, including the ADA, applicable to the Building Common Areas and parking garage throughout the Term, the cost of which shall be included in Operating Expenses, subject to the limitations set forth in Section 5.2(b). Landlord shall correct any latent defects promptly after Tenant notifies Landlord of any such latent defect.

34.	FORCE MAJEURE

Any prevention, delay or stoppage of work to be performed by Landlord or Tenant which is due to strikes, labor disputes, inability to obtain labor, materials, equipment or reasonable substitutes therefore, acts of God, governmental restrictions or regulations or controls, judicial order, enemy or hostile government actions, civil commotion, fire or other casualty or other causes beyond the reasonable control of the party obligated to perform hereunder, shall excuse performance of the work by that party for a period equal to the duration of that prevention, delay or stoppage. Nothing in this Article 34 shall excuse or delay either party’s monetary obligations under this Lease, including Tenant’s obligation to pay Rent or other charges under this Lease.

35.	CURING TENANT’S DEFAULTS

If Tenant defaults in the performance of any of its obligations under this Lease, and if Tenant fails to cure such default within thirty (30) days after Tenant’s receipt of written notice thereof, Landlord may (but shall not be obligated to) without waiving such default, perform the same for the account at the expense of Tenant. Tenant shall pay Landlord all reasonable, actual, out of pocket costs of such performance promptly upon receipt of a bill therefore.

36.	SIGNAGE

36.1 Landlord shall provide Building standard elevator lobby signage and, at Tenant’s request, directory signage on all full floors leased by Tenant, at Landlord’s sole cost. Tenant may install one (1) street/pedestrian level exterior sign at the west-side entrance to the Building that says “Avalara Hawk Tower,” one (1) exterior sign on the south facade of the Building at the 18th floor, and one (1) exterior sign on the east façade of the Building on any floor above floor 12 (collectively the “Signs”) at Tenant’s sole expense. The design and location of the Signs are subject to Landlord’s prior approval, which shall not be unreasonably withheld, conditioned or delayed. The Signs must be in compliance with all applicable laws, covenants, codes and restrictions, including without limitation with the City of Seattle, and the Pioneer Square Preservation Board. Tenant shall submit plans and specifications for its exterior signs to Landlord for such approval prior to submitting the plans and specifications to the local authorities for permitting. Landlord shall be deemed to have consented to such proposed signs and awnings unless Landlord notifies Tenant in writing of its specific objections within fourteen (14) days of receiving such proposal. In the event an applicable governmental agency prohibits the placement of Tenant’s exterior sign on the east façade of the Building on any floor above floor 12, or on the south façade at the 18th floor, then

Landlord and Tenant shall, in good faith, agree upon a location on the east and/or south façade (as applicable) of the Building to affix such sign in order to obtain governmental approval.

Tenant shall not affix, paint, erect or inscribe any sign, projection, awning, signal or advertisement of any kind to any part of the Building without the written consent of Landlord; provided, however, Tenant shall be entitled (without Landlord’s consent) to install any signs located in the Premises that are not visible from the exterior of the Premises. Landlord shall have the right within five (5) business days following written notice to Tenant to remove any signs or other matter, installed without Landlord’s permission (where permission is otherwise required hereunder), without being liable to Tenant by reason of such removal, and to charge the reasonable cost of removal to Tenant as Additional Rent hereunder, payable within thirty (30) days of written demand by Landlord. Landlord hereby reserves the exclusive right to use for any purpose whatsoever the roof and exterior of the walls of the Premises or the Building, subject to Tenant’s Rooftop License attached hereto as Exhibit H. Landlord reserves the right to temporarily remove Tenant’s Signs during any period when Landlord repairs, restores, constructs or renovates the Building. Upon the expiration or sooner termination of this Lease, Tenant at Landlord’s request shall remove all signs, advertising matters or decorations at its sole cost and expense and repair any resulting damage to the Building.

36.2 The Building name shall be Avalara Hawk Tower provided Tenant leases fifty percent (50%) or more of the Rentable Area in the Building during the Term. If at any time during the Term Tenant leases less than fifty percent (50%) of the Rentable Area of the Building, Landlord shall have the right, but not the obligation, to re-name the Building in Landlord’s sole discretion, and Tenant shall forfeit its top of the Building exterior signage rights.

37.	HAZARDOUS WASTE

37.1 Tenant shall not transport, use, store, maintain, generate, manufacture, handle, dispose, release, or discharge any “Hazardous Material” (as defined below) upon or about the Property, or permit Tenant’s employees, agents, independent contractors and other occupants of the Premises to engage in such activities upon or about the Property. However, the foregoing provisions shall not prohibit the transportation to and from, and use, storage, maintenance and handling within, the Premises of substances customarily used in offices (or such other business or activity expressly permitted to be undertaken in the Premises), provided that (a) such substances shall be used and maintained only in such quantities as are reasonably necessary for such permitted use of the Premises, strictly in accordance with applicable law and the manufacturers’ instructions therefore, (b) such substances shall not be disposed of, released or discharged on the Property, and shall be transported to and from the Premises in compliance with all applicable laws, and as Landlord shall reasonably require, (c) if any applicable law requires that any such substances be disposed of separately from ordinary trash, Tenant shall make arrangements at Tenant’s expense for such disposal directly with a qualified and licensed disposal company at a lawful disposal site (subject to scheduling and approval by Landlord, in Landlord’s reasonable discretion), and shall ensure that disposal occurs frequently enough to prevent unnecessary storage of such substances in the Premises, and (d) any remaining such substances deposited by Tenant shall be completely, properly and lawfully removed from the Property upon expiration or earlier termination of this Lease. Promptly after becoming aware thereof, Tenant shall notify Landlord of: (i) any enforcement, cleanup or other regulatory action taken or threatened by any governmental or regulatory authority with respect to the presence of any Hazardous Material on the Premises by Tenant or the migration thereof from or to other property, (ii) any demand or claims made or threatened by any party against Tenant or the Premises due to Tenant and relating to any loss or injury resulting from any Hazardous Material deposited by Tenant, (iii) any release, discharge or non-routine, improper or lawful disposal or transportation of any Hazardous Material by Tenant on or from the Premises, and (iv) any matters where Tenant is required by law to give a notice to any governmental or regulatory authority respecting any Hazardous Material on the Premises due to Tenant. Landlord shall have the right (but not the obligation) to join and participate as a party in legal proceedings or actions affecting the Premises initiated in connection with any environmental, health or safety law. At such times as Landlord may reasonably request, Tenant shall provide Landlord with a written list identifying any Hazardous Material then used, stored, or maintained upon the Premises by Tenant, the use and approximate quantity of each such material, a copy of any material safety data sheet (“MSDS”) issued by the manufacturer therefore, written information concerning the removal, transportation and disposal of the same, and such other information as Landlord may reasonably require or as may be required by law. The term “Hazardous Material” for purposed hereof shall mean any chemical, substance, material or waste or component thereof as defined by any federal, state or local governing body having jurisdiction over the Property, or which would trigger any employee or community “right-to-know” requirements adopted by any such body, or for which any such body has adopted any requirements for the preparation or distribution of an MSDS.

37.2 If any Hazardous Material is released, discharged or disposed of by Tenant or any other occupant of the Premises during the Term, or their employees, agents or independent contractors, on or about the Property by Tenant in violation of the foregoing provisions, Tenant shall immediately, properly and in compliance with applicable laws clean up and remove the Hazardous Material from the Property and any other affected property and clean or replace any affected personal property (whether or not owned by Landlord), at Tenant’s expense. Such clean up and removal work shall be subject to Landlord’s prior written approval (except in emergencies), which approval shall not be unreasonably withheld, conditioned or delayed, and shall include, without limitation, any testing, investigation, and the preparation and implementation of any remedial action plan required by any governmental body having jurisdiction. If Tenant shall fail to comply with the provisions of this Section 37.2 within five (5) business days after written notice by Landlord, or such shorter time as may be required by law or in order to minimize any hazard to persons or property, Landlord may (but shall not be obligated to) arrange for such compliance directly or as Tenant’s agent through reputable independent contractors selected by Landlord, in Landlord’s reasonable discretion, at Tenant’s expense (without limiting Landlord’s other remedies under this Lease or applicable law).

37.3 Landlord represents and warrants that, to its actual knowledge, and except as reflected in King County Superior Court Consent Decree, recorded January 15, 2014, File Number 11-2-27892-1, between State of Washington Department of Ecology and North Lot Development, LLC, a Washington limited liability company and Landlord, and all environmental reports related thereto (i) there is no Hazardous Material, including asbestos or mold, located in the Building or the Premises, excluding any Hazardous Material that is being used and maintained only in such quantities as are reasonably necessary for the business being conducted therein and strictly in accordance with applicable laws and the manufacturers’ instructions therefor and (ii) the Building and the Premises comply with all laws governing any Hazardous Material. If any Hazardous Material is released, discharged or disposed of on or about the Building or Premises, and such release, discharge or disposal is not caused by Tenant or any other occupant of the Building, or their employees, agents or independent contractors, Landlord shall immediately, properly and in compliance with applicable laws clean up and remove the Hazardous Material from the Building and Premises at no expense to Tenant (and the costs thereof shall not be included in Operating Expenses hereunder). Landlord shall indemnify, defend and hold harmless Tenant, Tenant’s assignees, agents and invitees, from all fines, suits, procedures, claims, and actions of every kind, and all costs and expenses (including reasonable attorneys’ fees and court costs) associated therewith arising out of or in connection with any deposit, spill, discharge or other release of any Hazardous Material on or about the Building or Premises that is not caused by Tenant, Tenant’s contractors, employees, agents or invitees.

38.	EMPLOYER INFORMATION FORM — IMMIGRANT INVESTOR PROGRAM.

Tenant understands construction of the Building was funded through investments made by “Alien Entrepreneurs” pursuant to 8 C.F.R. § 204.6. This is a federal program that brings capital into employment generating enterprises by encouraging immigrant investment in certain “Regional Centers” or “Enterprise Zones.” A condition of the program requires Landlord to substantiate new employment created directly or indirectly from the Alien Entrepreneurs’ investment. New employment refers to newly created jobs as opposed to jobs transferred from a different location. Periodically, U.S. Citizenship and Immigration Services will request proof of new employment creation. Tenant hereby agrees, upon ten (10) days written notice, to complete and execute the Affidavit in the form attached hereto as Exhibit E.

39.	OPTION TO EXTEND TERM

39.1 Provided Tenant is not then in default under this Lease beyond applicable notice and cure periods as of the date of exercise, Tenant shall have the right to extend this Lease for Two (2) Five (5) year extension terms (the “Option Term(s)”) on the same terms and conditions set forth herein except that the Base Rent for the Option Term (including any escalations) shall be equal to One Hundred Percent (100%) of the Fair Market Value (defined below). In order to exercise an Option Term, Tenant must deliver written notice of such extension to Landlord not less than Three Hundred and Sixty Five (365) days prior to the expiration date of the Term then in effect (“Notice to Exercise Option”).

39.2 “Fair Market Value” means the prevailing market rate for comparable Class A office space in the SODO, International District, South Seattle CBD, and Pioneer Square markets, taking into account the size of the space, the financial strength of the Tenant, the length of the term of the lease with respect to such space, free rent, operating expenses, concessions being offered for tenant improvement allowances, architectural fees, broker commissions, and any other cash and non-cash landlord inducements and concessions then being offered to tenants in the applicable market.

39.3 Determination of Fair Market Value.

(a) Landlord shall notify Tenant of its determination of the Fair Market Value within ten (10) business days of receipt of Tenant’s Notice to Exercise Option. If Tenant disagrees with Landlord’s determination of the Fair Market Value, Landlord and Tenant shall confer for a period of thirty-five (35) days after Tenant receives Landlord’s notice in an attempt to agree on the Fair Market Value.

(b) In the event Landlord and Tenant fail to reach an agreement on the Fair Market Value within such thirty-five (35) day period, then the Fair Market Value of Base Rent for the Option Term(s) shall be determined as follows:

(1) Each of Landlord and Tenant shall have five (5) business days following the expiration of such 35 day period to appoint a licensed real estate broker with at least 10 years’ experience in the Seattle market who shall then confer over the next ten (10) business days after the second broker is appointed and shall then submit to the Landlord and Tenant their determination of the “Fair Market Value.” Each of Landlord and Tenant shall be responsible to pay to its broker that broker’s fees and expenses. In the event that the two brokers are unable to reach agreement within such ten (10) business day period then by the 11th business day after the second broker shall have been appointed, the two brokers shall appoint a third real estate broker with at least 10 years of experience in the Market Area to offer an opinion of the “Fair Market Value”. The three brokers shall each submit a written opinion of the “Fair Market Value” to Landlord and Tenant within ten (10) business days of the selection of the third broker. The fees of the third real estate broker shall be paid equally by Landlord and Tenant.

(2) The parties agree that the “Fair Market Value ” shall be equal to the average (“Three Opinion Average”) of the three opinions of “Fair Market Value” submitted by the three brokers and such determination shall be binding on Landlord and Tenant, and not appealable (“Final Determination”); provided, however, if the lowest opinion of Fair Market Value is less than 10% of the Three Opinion Average, and/or if the highest opinion of Fair Market Value is more than 10% of the Three Opinion Average, then such highest and/or lowest opinion(s) shall be disregarded and the average Fair Market Value of the two remaining opinions, or the Fair Market Value of the one remaining opinion, as the case may be, shall constitute the Final Determination.

(3) If the Fair Market Value has not been determined on or before the commencement of the Option Term, Tenant shall pay Monthly Base Rent at the rate Tenant is paying for the Premises based on the prior month, and Tenant and Landlord shall make any necessary adjusting payments when the Fair Market Value is determined.

40.	LEASE OF FLOOR 12

For the first thirty-six (36) months of the Term, Landlord shall be free to build-out and lease Floor 12 of the Building to any party other than Tenant, with all such leases expiring no later than the three (3) year anniversary of the Commencement Date unless extended to 43 months as set forth below. In exchange thereof, Tenant hereby agrees to lease all (and only all) of Floor 12 of the Building consisting of 18,985 Rentable Square feet (the “Expansion Space”) commencing on month 37 of the Term (the “Expansion Space Commencement Date”), or at Landlord’s option with notice to Tenant commencing on month 43 of the Term, which shall then be the Expansion Space Commencement Date. The Base Rent for the Expansion Space shall be equal to Base Rent for Floor 13 as of the Expansion Space Commencement Date. Landlord shall provide Tenant with a Tenant Improvement Allowance of $66.50/RSF and 28 additional Parking Permits for the Expansion Space. Landlord shall ensure that the restrooms for Floor 12 are completed prior to the Expansion Space Commencement Date. All other material business terms for the Expansion Space shall be the same as set forth for the initial Premises and pro-rated as applicable for the remainder of the Term and the size of the Expansion Space.

41.	RIGHT OF FIRST REFUSAL FOR FLOOR 10 AND FLOOR 11

41.1 General Grant of Right of First Refusal. Subject to the terms and conditions of such initial leases for Floors 10 and 11 (if any), Tenant shall have an on-going right of first refusal (“ROFR”) with respect to all of Floor 10 and Floor 11 (“ROFR Space” refers to either Floor 10 or Floor 11 or both, or to the extent that such floors are utilized by more than one tenant, then any portion of either of Floor 10 and Floor 11) throughout the balance of the Initial Term and any Renewal Option (the “ROFR Period”). Provided, however, Tenant shall have no ROFR if Tenant is in default under the Lease, which default has not been cured, at the time Tenant delivers the Tenant Notice, or if there is less than five years remaining in the Term. Tenant’s assignee (except in connection with a Permitted Transfer) or sublessee may not exercise such ROFR.

41.2 In the event Landlord receives a signed, bona fide offer from an unaffiliated third party to lease all or a portion of the ROFR Space during the ROFR Period, Landlord shall deliver written notice to Tenant describing the material business terms upon which Landlord will lease the ROFR Space to Tenant (“ROFR Notice”). Tenant, if it elects to exercise its ROFR, must lease at least one entire floor of the ROFR Space. Tenant shall have ten (10) business days after its receipt of the ROFR Notice in which to deliver to Landlord written notification of Tenant’s intent to exercise its ROFR upon the terms set forth in the ROFR Notice or propose alternate terms for the ROFR (“Tenant’s Notice”). If Tenant Notice proposes alternative terms, and Landlord and Tenant cannot agree on the terms for the ROFR Space within fifteen (15) days after Tenant’s Notice, then either party may file a demand for arbitration in accordance with Section 41.3 herein. If Tenant fails to deliver Tenant’s Notice or otherwise declines its ROFR, Landlord shall be free to lease the ROFR Space described in the ROFR to a third party.

41.3 A dispute regarding the ROFR Space shall be settled and finally determined by arbitration by a single arbitrator (the “Arbitrator”), mutually acceptable to Landlord and Tenant, in accordance with the following provisions of this Section. If Landlord and Tenant shall fail to agree upon the designation of an Arbitrator within ten (10) business days following the giving of any notice by Landlord or Tenant stating that it wishes to have the Arbitrator settle such dispute, then either party may apply to the office of the American Arbitration Association located in the county in which the Building is located for the designation of such Arbitrator in accordance with the Commercial Arbitration Rules of such Association. Any such Arbitrator shall (a) be an independent third party and not affiliated with either Landlord or Tenant, (b) not have worked for or have been employed by either Landlord or Tenant within the immediately preceding five (5) years, and (c) have appropriate (and not less than ten (10) years) experience settling commercial real estate disputes in the Seattle area. Within five (5) business days next following the giving of any notice by Landlord or Tenant stating that it wishes to have the Arbitrator settle a dispute, the

Arbitrator shall conduct such meetings or hearings as he or she deems appropriate, making his or her determination in writing and giving notice to Landlord and Tenant of the determination as soon as practicable, and if possible, within three (3) business days after conducting said meetings or hearings. The determination of the Arbitrator shall be binding upon Landlord and Tenant. Each party shall pay its own counsel fees and expenses, if any, in connection with any arbitration under this Section, but the parties shall share all other expenses and fees of any such arbitration including the expenses and fees of the Arbitrator. The Arbitrator shall be bound by the provisions of this Lease, and shall not add to, subtract from or otherwise modify such provisions.

42.	PARKING

42.1 Tenant is entitled to the number of Parking Permits set forth in Section 2.9. Tenant’s employees shall not park their vehicles in the automobile parking areas designated for visitors, car pools, other tenants or patrons of retail establishments in the Condominium. Landlord at all times shall have the right to use reasonable means to control parking in the parking areas, including, by way of illustration only, the right to control access to the parking areas, to provide valet parking at no additional charge (except to the extent the expense of providing such valet parking constitutes an Operating Expense) and to reasonably designate the particular parking areas to be used by Tenant’s employees and any such designation may be changed from time to time. In all cases, Tenant shall have access to the parking area, 7 days per week, 24 hours per day. Tenant and its employees shall park their vehicles only in those portions of the parking areas designated for that purpose by Landlord and in accordance with all reasonable rules and regulations relating to parking. Tenant shall furnish Landlord with Tenant’s and Tenant’s employees’ state vehicle license plate numbers within fifteen (15) days after Tenant opens for business in the Premises and Tenant shall thereafter notify Landlord of any changes within two (2) days after such change occurs. Tenant shall notify its employees in writing of the provisions of this Section.

42.2 Tenant shall cooperate with Landlord in complying with the terms and conditions of any applicable Transportation Management Program or similar applicable governmental requirements regulating transportation. Tenant shall designate one of its employees or agents as Tenant’s “Transportation Coordinator,” who shall represent Tenant in all matters pertaining to transportation management. Landlord shall be promptly notified of any change in the Transportation Coordinator.

43.	FITNESS CENTER AND ENTERTAINMENT SPACE

43.1 Pursuant to an agreement between Landlord and Embassy Suites Management, LLC, throughout the term: (i) Tenant shall be entitled to use the fitness center located in the Hotel Unit of the condominium subject to the hotel’s standard terms and conditions of use for the fitness center, (ii) Tenant shall be allocated ten (10) free memberships to the fitness center, and (iii) Tenant’s employees shall have the right to purchase additional memberships at a rate of $30 per month with annual increases to be determined from time to time as such increases are warranted due to cost changes in the support and maintenance of the fitness center. The hours of Tenant’s use of the fitness center may be limited from time to time, upon 14 calendar days’ notice, in the reasonable discretion of the hotel due to forecasted traffic from guests of the hotel between the hours of 6:00 AM and 9:00 AM. Specific arrangements for entry will be specified by the hotel and all conduct while in the fitness center shall be in accordance with those standards as specified by the hotel. Access to the fitness center may include only those registered members of the tenant and will not allow nor provide for additional guests of the Tenant member. The Condominium declaration will allocate a portion of the expenses associated with maintaining the fitness center in the Hotel Unit to the Office Unit and shall constitute an Operating Expense.

43.2 Further, pursuant to an agreement between Landlord and Embassy Suites Management, LLC, and throughout the term: (i) tenant shall be entitled to use of the 24,700 RSF conference center with a pre-function lobby and ballroom (“Conference Facility”) for tenant events, meetings, presentations, meals, etc. Specific arrangements and coordination of all events will be determined between the Tenant and the hotel directly and all purposes of use of the Conference Facility will be in accordance with those standards of purpose, as determined by the hotel, as would be standard and consistent for use by all other guests of the Conference Facility. Tenant will be entitled to use of these facilities at a discounted fee to be determined; however, this discount will be representative of a “cost” basis to include all related expenses incurred by Embassy Suites Management, LLC. This discounted cost structure may not actualize any costs that may result in the hotel actually incurring a financial loss due to the event. Additionally, Embassy Suites Management, LLC cannot enforce any control over the costs of those third party service providers that the hotel has elected to enter into exclusive provider status of services that may be required for such events including but not limited to Audio Visual, Decorating, Drayage, Rental, Florist, Entertainment, etc. Tenant will be entitled to these reduced cost events up to two times per month of which each event must include no more than 150 persons, employees and or guests. The aforementioned events will be reserved in a tentative manner and Embassy Suites Management, LLC may reserve the right to cancel or coordinate a different date or time for the event in the occasion that specific dates are not available or the event date is more than 14 days in advance. This tentative status will turn to a definite status once the event date becomes less than 14 days in advance. Notwithstanding the foregoing, in the event Tenant contracts directly with the hotel for food and beverage and/or rooms in connection with an event ( a “Contracted Event”), then Embassy Suites Management, LLC will not have the right to reschedule such event. All Contracted Events are entitled to the discounted cost structure set forth herein.

It is further understood that Tenant may contemplate the use of the Conference Facility for their annual corporate event which is currently scheduled during the month of January of each year. Embassy Suites Management, LLC will provide a separate negotiated price structure for this event should the Hotel be selected to host this event which may or may not be equivalent to the aforementioned pricing but will be of prescribed nature dependent upon the scope and size of the event and the Tenant’s needs for various food and beverage products and related services. The Condominium declaration will allocate a portion of the expenses associated with maintaining the Conference Facility in the Hotel Unit to the Office Unit and shall constitute an Operating Expense.

44.	CONDOMINIUM

Upon recordation of the declaration to form the Condominium, the following provisions shall spring into effect:

44.1 Description of the Project and Premises. The Project shall mean the Condominium, the Premises shall mean that portion of the Office Unit defined in Section 2.10 of this Lease, and the Common Areas shall mean those portions of the Common Elements of the Condominium described in the Lease as Common Areas.

44.2 Role of the Association. As of the date of recordation of the declaration to form the Condominium, Landlord owns all of the Units in the Condominium and manages the Condominium in its own name. If the Landlord closes the sale of any Unit in the Condominium, the Washington Condominium Act, Chapter 64.34 RCW, requires that certain functions currently being performed by the Landlord be performed by an owners association known as the 255 South King Street Condominium Association, a Washington non-profit corporation (the “Association”). For example, the Association will be responsible for managing the Common Elements of the Condominium which include the Common Areas, and roof, structure and common mechanical systems for the Project, enforcing restrictions on use stated in the Declaration and in any rules and regulations, and carrying insurance with property, liability, fidelity, and director/officer coverage. As a result, after the Landlord closes the sale of any Unit in the Condominium, or if the Landlord elects to have the Association operate the Condominium for any reason, then the following shall apply:

(a) Declaration Controls. The Lease shall be in all respects subject and subordinate to the Declaration and any rules and regulations adopted by the Association, provided that the Declaration and any rules and regulations shall not increase Tenant’s obligations or decrease Tenant’s rights hereunder in a more than de-minimus manner. Tenant shall comply with the Declaration and any rules and regulations the same as though they were included as express covenants in the Lease. Either Landlord or the Association shall be permitted to enforce the Declaration and any rules and regulation directly against Tenant, and any breach by Tenant of the same shall constitute a material breach by Tenant under the Lease. Among others, the Declaration contains provisions governing Tenant’s use of the Premises and Common Areas including the parking areas, alterations affecting structural elements or building mechanical or electrical systems shared with other space in the Project, assignment or subletting, hazardous substances, the exterior appearance of the Premises and signage.

(b) Maintenance and Other Responsibilities. The Association may perform some of the maintenance obligations and provide certain of the services for which Landlord is responsible under the Lease. Tenant consents to the delegation of those duties to the Association and Tenant will accept performance from the Association the same as though Landlord were performing the same directly. This performance may include maintenance of the Common Areas, obtaining insurance for the Project including property, liability, fidelity, and business interruption, administering any insurance claims or condemnation proceedings, determining whether to rebuild the improvements following damage by casualty, and administering the process of rebuilding. Tenant acknowledges that the property insurance carried by Landlord or the Association will not cover tenant improvements, alterations or fixtures constructed or installed by Tenant, or personal property owned by Tenant.

(c) Association Assessments as Additional Rent. The Association may collect from Landlord regular and special assessments to pay costs relating to the Project including the cost of administration (management, legal, and accounting), maintenance including reserves, utilities, and insurance. Tenant will reimburse Landlord for those general and special assessments as Additional Rent to the extent those charges would be defined in the Lease as Additional Rent but for the fact that the charges originate with the Association rather than Landlord. Tenant shall receive credit against Additional Rent payable under the Lease for all amounts reimbursed to Landlord pursuant to this Paragraph to the extent necessary to prevent Tenant from being charged twice for the same item. Tenant shall continue to pay to Landlord those costs defined as Additional Rent under the Lease which are not included in the reimbursement provided for under this Paragraph.

(d) Provisions Benefiting the Landlord and Association. If the Association carries property or liability insurance, then the Association shall benefit from the waiver of subrogation provided for under this Lease. In addition, Tenant’s indemnity obligation stated in this Lease shall extend to the Association, and the Association shall have the right to access the Premises to the extent provided Landlord under this Lease. The Association shall also benefit from provisions limiting Landlord’s liability under this Lease. Tenant acknowledges that certain actions which require Landlord’s consent, such as making alterations or improvements to the Premises, may also require the Association’s consent. Landlord shall provide reasonable assistance to Tenant in obtaining any consents or services from the Association such that Tenant shall receive the full use and benefit of the Premises pursuant to the terms of the Lease.

44.3 Conflict. The parties do not anticipate that there will be any conflicts between the declaration for the Condominium and the Lease, and those documents shall be interpreted as much as possible consistent with this intent. However, in the event of any unavoidable conflict, the following priorities shall govern: the Declaration shall prevail over any conflict with rules and regulations adopted by the Association; and the Declaration and any rules and regulations shall prevail over the Lease. As long as Landlord is in control of the Association, Landlord shall operate the Association such that Tenant shall receive the full use and benefit of the Premises pursuant to the terms of the Lease.

45.	MISCELLANEOUS

45.1 Accord and Satisfaction; Allocation of Payments. No payment by Tenant or receipt by Landlord of a lesser amount than the Rent provided for in this Lease shall be deemed to be other than on account of the earliest due Rent, nor shall any endorsement or statement on any check or letter accompanying any check or payment as Rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of the Rent or pursue any other remedy provided for in this Lease. In connection with the foregoing, Landlord shall have the absolute right in its sole discretion to apply any payment received from Tenant to any account or other payment of Tenant then not current and due or delinquent.

45.2 Attorneys’ Fees. If any action or proceeding is brought by either party against the other pertaining to or arising out of this Lease, the finally prevailing party shall be entitled to recover all costs and expenses, including reasonable attorneys’ fees, incurred on account of such action or proceeding.

45.3 Captions, Articles and Section Numbers. The captions appearing within the body of this Lease have been inserted as a matter of convenience and for reference only and in no way define, limit or enlarge the scope or meaning of this Lease. All references to Article and Section numbers refer to Articles and Sections in this Lease.

45.4 Lien Rights Waiver. Landlord hereby waives any lien rights against Tenant’s furniture, fixtures, equipment or personal property that it might otherwise have under applicable law.

45.5 Choice of Law. This Lease shall be construed and enforced in accordance with the laws of the State of Washington

45.6 No Consequential Damages. In no event will Landlord or Tenant be liable under this Lease for any indirect, punitive or consequential damages.

45.7 Authority. Each individual signing this Lease on behalf of Landlord and Tenant represents and warrants that he or she is duly authorized to execute and deliver this Lease on behalf of the entity, and that this Lease is binding on such party in accordance with its terms. Landlord represents and warrants to Tenant that as of the Effective Date of this Lease, (a) Landlord owns and holds fee title in and to the Building, the Premises, and the Property enabling Landlord to enter into an enforceable lease with Tenant on the terms and conditions contained herein; and (b) there are no encumbrances, liens, agreements, covenants in effect (including without limitation, the Condominium Declaration) that would limit Tenant’s rights or augment Tenant’s obligations hereunder; and Landlord further represents and warrants that it will not enter into any such encumbrances, liens, agreements or covenants that do so. Landlord will indemnify and hold Tenant harmless if any of the foregoing representations and warranties prove to be untrue.

45.8 Counterparts. This Lease may be executed in multiple counterparts, all of which shall constitute one and the same Lease.

45.9 Execution of Lease; No Option. The submission of this Lease to Tenant shall be for examination purposes only, and does not and shall not constitute a reservation of or option for Tenant to lease, or otherwise create any interest of Tenant in the Premises or any other premises within the Building or Project. Execution of this Lease by either party (“First Executing Party”) shall not be binding on the First Executing Party notwithstanding any time interval, until the other party has in fact signed and delivered this Lease to the First Executing Party.

45.10 Furnishing of Financial Statements; Tenant’s Representations. To the extent required by Landlord’s lender (if any), until Tenant is publicly-traded, Tenant agrees that it shall promptly furnish Landlord, from time to time, but no more frequently than once every twelve (12) months, upon Landlord’s written request and execution of Tenant’s standard and commercially reasonable nondisclosure agreement, with financial statements reflecting Tenant’s financial condition as of the last date that Tenant had prepared such statements. Tenant represents and warrants that all financial statements, records and information furnished by Tenant to Landlord in connection with this Lease are true, correct and complete in all material respects.

45.11 Further Assurances. The parties agree to promptly sign all commercially reasonable documents reasonably requested to give effect to the provisions of this Lease.

45.12 Mortgagee Protection. Tenant agrees to send by certified or registered mail to any first mortgagee or first deed of trust beneficiary of Landlord whose address has been furnished to Tenant by written notice, a copy of any notice of default served by Tenant on Landlord. If Landlord fails to cure such default within the time provided for in this Lease, such mortgagee or beneficiary shall have an additional thirty (30) days to cure such default; provided that if such default cannot reasonably be cured within that thirty (30) day period, then such mortgagee or beneficiary shall have such additional time to cure the default as is reasonably necessary under the circumstances before Tenant may exercise any right provided to Tenant pursuant to Section 27.3 of this Lease, except to the extent exercising any such right would be reasonably necessary to mitigate Tenant’s damages.

45.13 Prior Agreements; Amendments. This Lease contains all of the agreements of the parties with respect to any matter covered or mentioned in this Lease, and no prior agreement or understanding pertaining to any such matter shall be effective for any purpose. No provisions of this Lease may be amended or added to except by an agreement in writing signed by the parties or their respective successors in interest.

45.14 Recording. Tenant shall not record this Lease without the prior written consent of Landlord. Tenant, upon the request of Landlord, shall execute and acknowledge a commercially reasonable “short form” memorandum of this Lease for recording purposes.

45.15 Severability. A final determination by a court of competent jurisdiction that any provision of this Lease is invalid shall not affect the validity of any other provisions, and any provisions so determined to be invalid shall, to the extent possible, be construed to accomplish its intended effect.

45.16 Successors and Assigns. This Lease shall apply to and bind the heirs, personal representatives, and permitted successors and assigns of the parties.

45.17 Time of the Essence. Time is of the essence of this Lease.

45.18 Waiver. No delay or omission in the exercise of any right or remedy of either party upon any default by the other party shall impair such right or remedy or be construed as a waiver of such default.

45.19 Jury Trial Waiver. It is mutually agreed by and between Landlord and Tenant that they hereby waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other on any matters whatsoever arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant, Tenant’s use or occupancy of the Premises, and any emergency statutory or any other statutory remedy.

45.20 Other.

(a) No Additional Charge for Tenant Improvements. Tenant shall not be liable to Landlord for any charges relating to the construction of Tenant Improvements set forth in Exhibit D, including without limitation, any construction coordination fees or plan review fees, and Tenant shall not be required to pay for any construction deposit or any construction or performance bonds.

(b) Attorney’s Fees. If either party brings an action or proceeding to enforce the terms hereof or declare rights hereunder, the prevailing party in any such action, proceeding, trial or appeal, shall be entitled to its reasonable attorneys’ fees to be paid by the losing party as fixed by the court.

(c) Confidentiality of Lease. The parties shall not disclose any of the terms of this Lease to any person including, without limitation, any brokers, any other tenants in the Building or any affiliates, agents or employees of such tenants or brokers except as set forth herein, without the other party’s written consent or except as ordered by a court with appropriate authority. Notwithstanding the foregoing, the parties may disclose the terms of this Lease to those of its partners, employees, consultants, attorneys, accountants, current or potential mortgagees, lenders or purchasers of the Property.

[Signature page follows.]

The parties hereto have executed this Lease as of the dates first set forth above.

LANDLORD		TENANT

255 South King Street Limited Partnership,		Avalara, Inc.,
a Washington limited partnership		a Washington corporation

By:	American Life, Inc.	By:	/S/ Alesia Pinney
Its:	Managing General Partner	Name:	Alesia Pinney
		Its:	EVP & General Counsel

By:	/S/ Gregory L. Steinhauer
Gregory L. Steinhauer, President

STATE OF WASHINGTON )
)ss
COUNTY OF KING )

On this              day of June, 2016, before me, the undersigned, a Notary Public in and for the State of Washington, duly commissioned and sworn, personally appeared Gregory L. Steinhauer, to me known to be the President of American Life, Inc., which corporation is the Managing General Partner of 255 South King Street Limited Partnership, the limited partnership that executed the foregoing instrument and acknowledged the said instrument to be the free and voluntary act of and deed of said limited partnership, for the uses and purposes therein mentioned, and on oath stated that he was authorized to execute the said instrument.

In Witness Whereof I have hereunto set my hand and affixed my official seal the day and year first above written.

Notary Public residing at:

Notary’s Name (typed or legibly printed)
My Commission Expires:

ACKNOWLEDGMENT OF TENANT

STATE OF WASHINGTON )
)ss
COUNTY OF KING )

On this              day of June, 2016, before me, the undersigned, a Notary Public in and for the State of Washington, duly commissioned and sworn, personally appeared                      , to me known to be the                      of Avalara, Inc., a Washington corporation, the corporation that executed the foregoing instrument and acknowledged the said instrument to be the free and voluntary act of and deed of said corporation, for the uses and purposes therein mentioned, and on oath stated that              was authorized to execute the said instrument.

In Witness Whereof I have hereunto set my hand and affixed my official seal the day and year first above written.

Notary Public residing at:

Notary’s Name (typed or legibly printed)
My Commission Expires:

EXHIBIT A

LEGAL DESCRIPTION OF PROPERTY

PARCEL 1:

PARCEL Y OF CITY OF SEATTLE LOT BOUNDARY ADJUSTMENT NO. 3019432 RECORDED JUNE 19, 2015 UNDER RECORDING NO. 20150619900003, RECORDS OF KING COUNTY, WASHINGTON.

PARCEL 2:

A PERMANENT NON-EXCLUSIVE APPURTENANT EASEMENT FOR SHARED PRIVATE ENTRANCE/EXIT AND ROADWAY FOR VEHICULAR AND PEDESTRIAN INGRESS AND EGRESS, OVER THE EASTERLY 90 FEET OF THE PROPERTY ADJOINING ON THE WEST, AS ESTABLISHED UNDER RECORDING NOS. 20130830000922 AND 20000317000453.

PARCEL 3:

NON-EXCLUSIVE RECIPROCAL ACCESS EASEMENT FOR PEDESTRIAN, BICYCLE AND CERTAIN VEHICULAR INGRESS AND EGRESS, AS ESTABLISHED IN RECORDING NO. 20150205001026.

PARCEL 4:

NON-EXCLUSIVE STORMWATER AND DRAINAGE LINE EASEMENT, AS ESTABLISHED IN RECORDING NO. 20150205001051.

EXHIBIT B

SUITE 1200

REFERENCE PLAN - FLOOR 12

255 SOUTH KING STREET

REFERENCE PLANS | SEATTLE, WA 06.06.2016

Freiheit & Ho architects

FLOOR PLAN OF PREMISES

SUITE 1300

REFERENCE PLAN - FLOOR 13

255 SOUTH KING STREET

REFERENCE PLANS | SEATTLE, WA 06.06.2016

Freiheit & Ho architects

SUITE 1400

REFERENCE PLAN - FLOOR 14

255 SOUTH KING STREET

REFERENCE PLANS | SEATTLE, WA 06.06.2016

Freiheit & Ho architects

SUITE 1500

REFERENCE PLAN - FLOOR 15

255 SOUTH KING STREET

REFERENCE PLANS | SEATTLE, WA 06.06.2016

Freiheit & Ho architects

SUITE 1600

REFERENCE PLAN - FLOOR 16

255 SOUTH KING STREET

REFERENCE PLANS | SEATTLE, WA 06.06.2016

Freiheit & Ho architects

SUITE 1700

REFERENCE PLAN - FLOOR 17

255 SOUTH KING STREET

REFERENCE PLANS | SEATTLE, WA 06.06.2016

Freiheit & Ho architects

Note: The restooms do not appear on the 18th floor referecence plan below, but Landlord will provide building standard restrooms. In addition, the 18th floor deck space shown below is not accurate and is subject to change.

SUITE 1800

REFERENCE PLAN - FLOOR 18

255 SOUTH KING STREET

REFERENCE PLANS | SEATTLE, WA 06.06.2016

Freiheit & Ho architects

EXHIBIT C

RULES AND REGULATIONS

Except as otherwise set forth in the Lease:

1. Landlord may from time to time adopt appropriate system(s) and procedures for the security and safety of the Building, any person occupying, using, or entering the Building, or any equipment, finishing, or contents of the Building, and tenant will comply with Landlord’s reasonable requirements relative to such systems and procedures.

2. The sidewalks, halls, passages, exits, entrances, elevators, and stairways of the Building or Building Common Areas will not be obstructed by any tenants or used by any of them for any purpose other than for ingress to and egress from their respective premises. The halls, passages, exits, entrances, elevators, and stairways are not for the general public, and Landlord will in all cases retain the right to control and prevent access to such halls, passages, exits, entrances, elevators, and stairways of all persons whose presence in the judgment of Landlord would be prejudicial to the safety, character, reputation, and interests of the Building and its tenants, provided that nothing contained in these rules and regulations will be construed to prevent such access to persons with whom any tenant normally deals in the ordinary course of its business, unless such persons are engaged in illegal activities. Except with the consent of Landlord, no tenant and no employee, independent contractor or invitee of any tenant will go upon the roof of the Building. Except with the consent of Landlord, no tenant will be permitted to place or install any object (including without limitation radio and television antennas, loudspeakers, sound amplifiers, microwave dishes, solar devices or similar devices) on the exterior of the Building or on the roof of the Building.

3. No sign, placard, picture, name, advertisement, or written notice visible from the exterior of the Premises will be inscribed, painted, affixed, or otherwise displayed by Tenant on any part of the Building or the Premises without the prior written consent of Landlord. Landlord will adopt and furnish to Tenant reasonable general guidelines relating to signs inside the Building on the office floors. Tenant agrees to conform to such reasonable guidelines. All approved signs or lettering on doors will be printed, painted, affixed, or inscribed at the expense of Tenant by a person approved by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed. Other than draperies expressly permitted by Landlord and Building standard mini-blinds, material visible from the outside the Building will not be permitted. In the event of the violation of this rule by Tenant, and if Tenant does not cure such violation with five (5) business days after Tenant’s receipt of notice thereof, Landlord may remove the violating items without any liability, and may charge the expense incurred by such removal to the tenant or tenants violating this rule.

4. No cooking will be done or permitted by any tenant on the premises, except in areas of the premises which are specially constructed for cooking and except that the use by the Tenant of microwave ovens and Underwriters’ Laboratory approved equipment for brewing coffee, tea, hot chocolate, and similar beverages will be permitted, provided that such use is in accordance with all applicable federal, state, and city laws, codes, ordinances, rules, and regulations.

5. No tenant will employ any person or persons other than the cleaning service of Landlord for the purpose of cleaning the Premises, unless otherwise consented to by Landlord in writing, which consent shall not be unreasonably withheld, conditioned or delayed. Except with the written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed, no person or persons other than those approved by Landlord will be permitted to enter the Building for the purpose of cleaning it. No tenant will cause any unnecessary labor by reason of such tenant’s carelessness or indifference in the preservation of good order and cleanliness. Should tenant’s actions result in any increased expense for any required cleaning, Landlord reserves the right to assess Tenant for such expenses.

6. The toilet rooms, toilets, urinals, wash bowls and other plumbing fixtures will not be used for any purposes other than those for which they were constructed, and no sweepings, rubbish, rags, or other foreign substances will be thrown in such plumbing fixtures. All damages resulting from any misuse of the fixtures by Tenant, its employees, independent contractors, agents, visitors, or licensees, will be borne by Tenant.

7. No tenant will in any way deface any part of the Premises or the Building. In those portions of the Premises where carpet has been provided directly or indirectly by Landlord, Tenant will at its own expense install and maintain pads to protect the carpet under all furniture having caster other than carpet casters.

8. No tenant will alter, change, replace, or rekey any lock or install a new lock on any door of the Premises. Landlord, its agents, or employees will retain a pass (master) key to all door locks on the Premises. Any new door locks required by Tenant or any change in keying of existing locks will be installed or changed by Landlord following Tenant’s written request to Landlord and will be at Tenant’s expense. All new locks and rekeyed locks will remain operable by Landlord’s pass (master) key. Landlord will furnish Tenant, free of charge, with five (5) keys to each door lock on the Premises and one (1) Building access card for each of Tenant’s employees assigned to work at the Premises on the Commencement Date. Landlord will have the right to collect a reasonable charge for additional keys and cards requested by Tenant following the Commencement Date. Each tenant, upon termination of its tenancy, will deliver to Landlord all keys and access cards for the premises and Building that have been furnished to such tenant.

9. The elevator designated for freight by Landlord will be available for use by all tenants in the Building during the hours and pursuant to such procedures as Landlord may reasonably determine from time to time. The moving company must be a locally recognized professional mover whose primary business is the performing of relocation services, and must be bonded and fully insured. A certificate or other verification of such insurance must be received and approved by Landlord prior to the start of any moving operations. Insurance must be sufficient, in Landlord’s reasonable opinion, to cover all personal liability, theft or damage to the Project, including but not limited to floor coverings, doors, walls, elevators, stairs, foliage, and landscaping. Special care must be taken to prevent damage to foliage and landscaping during adverse weather. All moving operations will be conducted at such times and in such a manner as Landlord will reasonably direct, and all moving will take place during non-business hours unless Landlord agrees in writing otherwise. Tenant will be responsible for the provision of Building security during all moving operations, and will be liable for all losses and damages sustained by any party as a result of the failure to supply adequate security. Landlord will have the right to reasonably prescribe the weight, size, and position of all equipment, materials, furniture, or other property brought into the Building. Heavy objects will, if considered necessary by Landlord, stand on wood strips of such thickness as is necessary to properly distribute their weight. Landlord will not be responsible for loss of or damage to any such property from any cause, except to the extent caused by the negligence or intentional misconduct of Landlord, its agents, contractors or employees, and all damage done to the Building by moving or maintaining such property will be repaired at the expense of Tenant. Landlord reserves the right to inspect all such property to be brought into the Building and to exclude from the Building all such property which violates any of these rules and regulations or the lease of which these rules and regulations are a part. Supplies, goods, materials, packages, furniture, and all other items of every kind delivered to or taken from the Premises will be delivered or removed through the entrance and route reasonably designated by Landlord, and Landlord will not be responsible for the loss or damage of any such property unless such loss or damage results from the negligence or intentional misconduct of Landlord, its agents, contractors or employees.

10. No tenant will use or keep in the Premises or the Building any kerosene, gasoline, or inflammable or combustible or explosive fluid or material or chemical substance other than limited quantities of such materials or substances reasonably necessary for the operation or maintenance of office equipment or limited quantities of cleaning fluids and solvents required in tenant’s normal operations in the Premises. Without Landlord’s prior written approval, no tenant will use any method of heating or air conditioning other than that supplied by Landlord. No tenant will use or keep, or permit to be used or kept, any foul or noxious gas or substance in the premises.

11. Tenant will not bring any animals (except Service Dogs) into the Building, and will not permit bicycles or other vehicles inside or on the sidewalks outside the Building except in areas designated from time to time by Landlord for such purposes.

12. All persons entering or leaving the Building between the hours of 6 p.m. and 7 a.m. Monday through Friday, and at all hours on Saturdays, Sundays, and holidays will comply with such reasonable off-hour regulations as Landlord may reasonably establish and modify from time to time. Landlord reserves the right to limit reasonably or restrict access to the Building during such time periods.

13. Each tenant will store all its trash and garbage within its premises. No material will be placed in the trash boxes or receptacles if such material is of such nature that it may not be disposed of in the ordinary and customary manner of removing and disposing of trash and garbage without being in violation of any law or ordinance governing such disposal. All garbage and refuse disposal will be made only through entryways and elevators provided for such purposes and at such times as Landlord reasonably designates. Removal of any furniture or furnishings, large equipment, packing crates, packing materials, and boxes will be the responsibility of each tenant and such items may not be disposed of in the Building trash receptacles nor will they be removed by the Building’s janitorial service, except at Landlord’s sole option and at the tenant’s expense. No furniture, appliance, equipment, or flammable products of any type may be disposed of in the Building trash receptacles. See also Article 33 of the Lease for further requirements regarding disposal of trash and garbage.

14. Canvassing, peddling, soliciting, and distributing handbills or any other written materials in the Building is prohibited. Each tenant will cooperate to prevent the same.

15. The requirements of the tenants will be attended to only upon application by written, personal, or telephone notice at the office of the property manager of Landlord. Property manager may not do anything outside of their regular duties unless under special instructions from Landlord.

16. Tenant will see that the doors of the Premises are closed and locked and that all water faucets, water apparatus, and utilities are shut off before Tenant or Tenant’s employees leave the Premises, so as to prevent waste or damage, and for any default or carelessness. In this regard, Tenant will pay for all repairs and compensate for all injuries sustained by other tenants or occupants of the Building or Landlord arising out of any breach by Tenant of its obligations under this Paragraph 16. On multiple-tenancy floors, all tenants will keep the doors to the Building corridors closed at all times except for ingress and egress.

17. Tenant will not conduct itself in any manner that is inconsistent with the character of the Building as a Class A quality Building or that will unreasonably impair the comfort and convenience of the tenants in the Building.

18. Neither Landlord nor any operator of the parking areas within the Condominium, as the same are designated and modified by Landlord, in its sole discretion, from time to time (the “parking areas”) will be liable for loss of or damage to any vehicle or any contents of such vehicle or accessories to any such vehicle, or any property left in any of the parking areas, resulting from fire, theft, vandalism, accident, conduct of other users of the parking areas and other persons, or any other casualty or cause. Further, Tenant understands and agrees that: (a) Landlord will not be obligated to provide any traffic control for the parking areas; (b) Tenant uses the parking areas at its own risk; and (c) Landlord will not be liable for personal injury or death, or theft, loss of, or damage to property. Tenant waives and releases Landlord from any and all liability arising out of the use of the parking areas by tenant, its employees, agents, invitees, and visitors, whether brought by any of such persons or any other person, except to the extent any such liability arises out of the negligence or intentional misconduct of Landlord, its agents, contractors or employees.

19. Tenant (including tenant’s employees, agents, invitees, and visitors) will use the parking spaces solely for the purpose of parking passenger cars, small vans, and small trucks and will comply in all respects with any reasonable rules and regulations that may be promulgated by Landlord from time to time with respect to the parking areas. The parking areas may be used by Tenant, its agents, or employees, for occasional overnight parking of vehicles. Tenant will ensure that any vehicle parked in any of the parking spaces will be kept in proper repair and will not leak excessive amounts of oil or grease or any amount of gasoline.

20. Except for the Reserved Spaces, Tenant’s right to use the parking areas will be in common with other tenants of the Condominium and with other parties permitted by Landlord to use the parking areas. Excluding the Reserved Spaces, Landlord reserves the right to assign and reassign, from time to time, particular parking spaces for use by persons selected by Landlord, provided that Tenant’s rights under the body of this Lease are preserved. Except for the Reserved

Spaces, Tenant will not park in any space designated as: RESERVED, HANDICAPPED, VISITORS ONLY, or LIMITED TIME PARKING (or similar designation).

21. Subject to the provisions of the body of this Lease, if the parking areas are damaged or destroyed, or if the use of the parking areas is limited or prohibited by any governmental authority, or the use or operation of the parking areas is limited or prevented by strikes or other labor difficulties or other causes beyond Landlord’s control, Tenant’s inability to use the parking spaces will not subject Landlord or any operator of the parking areas to any liability to Tenant and will not relieve Tenant of any of its obligations under the lease and lease will remain in full force and effect.

22. Tenant has no right to assign or sublicense any of its rights in the parking spaces, except as part of a permitted assignment or sublease of the lease; however, Tenant may allocate the parking spaces among its employees or independent contractors.

23. No act or thing done or omitted to be done by Landlord or Landlord’s agent during the term of the lease in connection with the enforcement of these rules and regulations will constitute an eviction by Landlord of any tenant nor will it be deemed an acceptance of surrender of the premises by any tenant, and no agreement to accept such termination or surrender will be valid unless in a writing signed by Landlord. The delivery of keys to any employee or agent of Landlord will not operate as a termination of this Lease or a surrender of the Premises unless such delivery of keys is done in connection with a written instrument executed by Landlord approving the termination or surrender.

24. In these rules and regulations, tenant includes the employees, agents, invitees, and licensees of tenant and others permitted by Tenant to use or occupy the Premises.

25. Landlord may waive any one or more of these rules and regulations for the benefit of any particular tenant or tenants, but no such waiver by Landlord will be construed as a waiver of such rules and regulations in favor of any other tenant or tenants, nor prevent Landlord from enforcing any such rules and regulations against any or all of the tenants of the Building after such waiver.

26. These rules and regulations are in addition to, and will not be construed to modify or amend, in whole or in part, the terms, covenants, agreements, and conditions of the lease.

27. Tenant shall keep Landlord advised of the current telephone numbers of tenants’ employees who may be contacted in an emergency; i.e. fire, break-in, vandalism, etc.

28. Tenant will not smoke or permit its employee or invitees to smoke in the Building.

EXHIBIT D

WORK LETTER

See attached

EXHIBIT E

EMPLOYER AFFIDAVIT

State of Washington

County of King

My full name is                 . I am over the age of 18 and competent to declare the following:

I am the                      (officer title) of                                               (company).

                                              (company name) moved into the premises located at                                                                       on                  date and we occupy                  square feet of space. Our principle business is                                                              .

As of                      date                                                           (company) employs              full time employees each of whom work 35 or more hours per week;              employees who specifically share              jobs; and part time employees who in the aggregate work                  hours per week.

I understand that this information is provided to the Department of Homeland Security to support several permanent residence visa petitions and that the Department of Homeland Security will rely on this information in making its determination of eligibility.

I declare under penalty of perjury that the foregoing is true and correct.

Executed on                  [date]

                                                  [signature]

EXHIBIT F

VENDOR WORK RULES

AMERICAN LIFE INC.

GENERAL ON-SITE WORK RULES

Office Buildings

These general work rules are written as if they are directed to the person hired to do the work. This is so that you, as a building tenant, can make these requirements a part of your agreement with your vendor. Please make sure the workers who show up on-site are aware of these requirements and manage your vendor/contractor’s and employee’s action in compliance with them. These are not only for protection of the property owner’s interests, but also to protect the interests of all the tenants using the property in common with each other.

While not intending to do so, vendors/contractors/others performing work on site can introduce disruption and hazards onto the property. It is the goal of these work rules to minimize this disruption and related hazards so that each tenant’s use of the property is not unreasonably impacted and we maintain a safe environment for our tenants and the public at large.

If we could boil these requirements down to a simple sentence, it would be this: treat others as you would have them treat you. Otherwise known as the Golden Rule, we’re talking about consideration, communication and using good common sense. Being considerate of your fellow tenants and taking good care of the property will help everyone – including your own business. So help us help you and all the tenants calling this property home by following these requirements.

GENERAL WORK RULES:

1.	When You Arrive

a.	Parking: on-street parking is usually available nearby and there may also be parking in the building garage, if one exists as part of the office building. Normal parking fees do apply; building management does not validate parking.

b.

Loading Dock Use: if the office building has a loading dock, use of the loading dock needs to be scheduled with building management. Contact the American Life Service Center (206-971-7870) to schedule loading dock use. The loading dock is a load/unload zone; not a parking area. Call the American Life Service Center if you need permission to park your vehicle in the loading dock beyond loading or unloading.

c.	Check in with the building tenant who hired you by going directly to their office. If you will be working outside of the tenant’s space in building common areas, you must also check in with the American Life Service Center to get approval and possibly access. Be aware: if you have not secured this approval in advance, you may need to reschedule that portion of your work to a different time.

d.	Questions about where to go? See the security/concierge desk in the main lobby or if not available, contact the American Life Service Center.

2.	Arranging For Advance Access To Building Common Areas

a.	You will need to coordinate for access to any area outside of the building tenant’s office space. We also need to evaluate any possible impact of your work to other building occupants. For this access you may need to arrange for building access credentials and/or a key card.

b.	Getting Your Access Credentials: You will be required to leave your driver’s license or a monetary deposit with the lobby security desk or Service Center in exchange for a building access credential/key card when you arrive on-site. When you complete your work for the day, return the building access credential and you’ll receive your driver’s license and/or monetary deposit.

c.	You will be asked to identify/confirm those areas of the building where you will be working. This is an important life-safety issue so we can inform emergency responders where people are working in the building in the event of an emergency.

3.	General Rules For Working On The Property:

a.	You must perform all work in accordance with all applicable codes, regulations and laws.

b.	Keep the lobby security desk/Service Center aware of your location in the building for life-safety purposes.

c.

If your work involves anything that might set off a building smoke or fire alarm (such as spraying, welding, cutting and/or any work with open flame or other hot-work operations), you must coordinate your work in advance with building management. We may need to place the fire systems in a different mode for your work area and possibly make other arrangements depending on the severity and time involved in the disruption to normal fire system operation. See information in Section 4 of these General Work Rules of specific information for hot-work precautions and requirements. Failure to coordinate such work in advance with building management may result in false alarms, fines and/or a requirement to cease work and reschedule. You may be assessed additional fees and fines related to any such disruption, so coordinate in advance.

d.	If your work involves the generation of airborne vapor or particles of any kind, you must have a plan filed with building management for protecting the smoke detectors, light fixtures, return and supply air plenums, VAV boxes and ducts from entraining these airborne vapors or particles. The same precautions must be taken with respect to other sensitive building systems from entraining vapors or particles and becoming damaged or being placed into alarm by your work.

e.	Any paint, adhesives, solvents, or other materials that introduce potentially harmful vapors into the building indoor air environment must be approved in advance by building management and MSDS information provided. Indoor air quality regulations and requirements must be maintained within the building indoor environment. Do not show up with such materials that have not been approved for use in the building. We will shut-down your work when we discover such use and you will have to reschedule.

f.	Spraying any particulate substance, such as spray painting, inside the building can damage the heating, ventilating and air conditioning system, lighting systems, fire alarm system components, and other important and sensitive building systems. ALL SPRAYING ON THE PROPERTY MUST BE APPROVED IN ADVANCE.

g.	Do not prop open any building service or other doors. This includes electrical rooms, fire protection rooms, janitor closets, communications infrastructure rooms, trash rooms, stairwell doors, or any other non-tenant specific door within the common area or building service areas. We issue you a key or access card for a reason – to allow you and you alone access to otherwise secured areas of the building. Do not compromise the security of those areas by propping open the door. Keep doors closed even when working inside the area. If it is simply not possible to accomplish your work with the door to the area/room closed, you must obtain special permission from building management to keep the door open. To seek this permission, contact the American Life Service Center (see contact information listed above).

h.	Activities that create loud noise, excessive vibration, block access or circulation, or other disruptions to tenants and normal building operation will need to be scheduled for “after-hours” periods. For purposes of scheduling such work, “after-hours” periods will be times other than Monday – Friday, 8am to 5pm. If your work is creating a disruption, you may be asked to discontinue work and return to finish during an “after-hours” time period. Building management reserves the right in its reasonable discretion, to determine what activities are disruptive and objectionable and what times are acceptable for performance of any disruptive work.

i.

Clean up after yourself! Leave your work area as clean or cleaner than you found it. If we have to come in and spend resources to clean up after you, we will assess a charge to the tenant who hired you to reimburse the building for those costs. They won’t be too happy about that. So, keep your customer happy and clean up your mess when you are finished.

j.	Keep your shoes clean. Wipe your feet before you leave your work area so you don’t track debris onto common area flooring.

k.	Parking arrangements should be made in advance with building management. Loading dock use is permitted if scheduled in advance with building management.

l.	You are to use the loading dock or other designated service entrance for access to the building. Do not use the main building entrance unless you have received permission to do so from building management in advance.

m.	Use the designated service elevator that is accessible from the loading dock and not the passenger elevators accessible from the building lobby.

n.	Do not leave equipment, tools, ladders, or other items unattended in the building fire stairs, hallways, lobbies, plazas or other public / common areas. Items found unattended in such areas will be removed by building security.

o.	Cordon off your work area with visible barriers to alert passers by and keep them from wandering unawares into your work area.

p.	Vendor will adequately protect existing building finishes, furniture, equipment and systems during your work.

q.	For electrical work:

i.	Except as otherwise expressly provided in your lease, all new electrical circuits shall be installed from a panel located on the floor where the electrical load and receptacles reside. Except as otherwise expressly provided in your lease, do not take power from a floor above or below to serve a load.

ii.	Aluminum wire permitted for main feeds only; use copper wire for all circuit wiring.

iii.	Electrical panel is to be clearly labeled with all circuit locations and a new panel schedule provided.

r.	Clean all dust accumulation from overhead horizontal and vertical surfaces above the ceiling line prior to closing the ceiling.

s.	DO NOT LEAVE WORK DEBRIS IN BUILDING COMMON AREAS. Make advance arrangements with building management for refuse handling from your work area and off-site disposal of your work related waste. DO NOT USE BUILDING TRASH RECEPTACLES FOR DISPOSAL OF YOUR WORK RELATED WASTE.

t.	Do not interrupt existing utility services without advance coordination and approval from building management.

u.	Except as otherwise expressly provided in your lease, installation of any communications cabling, conduit or equipment must be approved in advance by building management.

v.	Heavy machinery or power tools of any kind may not be used in the building without prior consent from building management, which consent shall not be unreasonably withheld, conditioned or delayed.

w.	No gasoline, kerosene, or other flammable liquid may be used or stored upon the property without prior consent from building management.

x.	Noxious gases or other such substances may not be used or brought upon the property without advance approval from building management. Contact the Service Center for approval if required: 206-971-7870 | servicecenter@americanlifeinc.com

y.	NOTHING MAY BE HUNG OR ATTACHED TO ANY COMPONENT OF THE BUILDING FIRE PROTECTION OR ALARM SYSTEM. Do not hang or attach anything to a component of the building plumbing, HVAC, electrical, communications, or any other building system without the express advance approval of building management.

z.	NO DRILLING OF CONCRETE FLOOR SLABS! The concrete floor slabs are post-tensioned concrete and contain structural tendons that are stressed to provide for the structural load carrying capacity for the floor. Drilling could hit one of these tendons and cause a structural failure. All floor drilling must follow a highly organized advance process – contact building management in advance for any drilling that involves a concrete column, floor/ceiling slab or any building structural element.

aa.	No drilling or attachments are permitted to any building structural element including the building exterior, fenestration/curtain wall, window sills, or window mullions.

4.	Hot-Work Precautions & General Requirements

a.	Hot-work is any work that can cause ignition of combustible materials. Examples of hot-work are welding, cutting, soldering, and all work involving an open flame.

b.	Hot-work is only permitted in areas that have been made fire-safe. Hot-work will not be permitted:
i.	In areas not approved in advance by building management and/or the building or fire code official as required by local code/ordinance/regulation.

ii.	In buildings or areas where fire sprinklers are not functioning

iii.	In the presence of explosive atmospheres (e.g., mixtures of flammable gases, vapors, liquids, or dusts with air) or where the explosive atmospheres can develop inside unclean or improperly prepared drums, tanks, or other equipment and containers that have previously contained such materials or that can develop in areas with an accumulation of combustible dusts.

iv.	In areas near the storage of large quantities of exposed, readily ignitable materials such as bailed paper, or trash bins.

c.	Precautions for Hot-Work: The following are considered minimum precautions. The contractor/vendor/persons doing the work are ultimately fully accountable for making the work area fire safe and performing the work in a safe and responsible manner.

i.	Ensure equipment is in proper operating condition.

ii.	Move combustibles at least 35 feet from hot-work operations. If combustibles cannot be moved, they must be protected by metal guards or by flameproof curtains or covers rather than ordinary tarpaulins.

iii.	Prohibit hot-work in or on vessels containing or that have contained flammable or combustible materials, until they have been properly cleaned, purged and made inert.

iv.	Check the atmosphere for combustible gases or vapors using reliable detection equipment. If there is a chance of a combustible gas vapor release during hot-work operations, use continuous-duty portable combustible gas detectors to constantly monitor the area and provide adequate ventilation to prevent a dangerous concentration of combustible gas vapors.

v.	Prohibit hot-work until surrounding floors have been swept clean and, if combustible, wet down.

vi.	Prohibit hot-work until all wall and floor openings within 35 feet of the operations have been tightly covered or otherwise protected with metal guards or flameproof tarpaulins.

vii.	Prohibit hot-work until responsible persons have been assigned to watch for dangerous sparks in the area and on floors above and below.

viii.	Secure gas cutting and welding cylinders so they will not be upset or damaged and replace protective caps on all cylinders not actually in use.

ix.	Properly connect the ground clamp when using electrical welding equipment. An improperly connected ground can become a source of ignition. Connect the ground clamp where it can be easily observed by a responsible person watching for fire danger.

x.	Arrange for a fire-watch and patrol of the work area for at least 30 minutes following completion of the hot-work.

xi.	Take measures to properly protect all equipment used in the hot-work operation so that it does not become damaged.

BUILDING MANAGEMENT RESERVES THE SOLE AND EXCLUSIVE RIGHT TO AMEND OR ALTER THESE RULES & REGULATIONS IN A COMMERCIALLY REASONABLE MANNER WITH PRIOR REASONABLE WRITTEN NOTICE TO TENANT, PROVIDED ANY SUCH AMENDMENTS DO NOT MATERIALLY INCREASE TENANT’S OBLIGATIONS OR DECREASE TENANT’S RIGHTS UNDER ITS LEASE.

THESE WORK RULES ARE HEREBY INCORPORATED BY REFERENCE INTO THE RULES AND REGULATIONS FOR THE BUILDING, VENDOR MASTER SERVICES AGREEMENTS, AND ALL TENANT LEASES.

EXHIBIT G

EXTERIOR SIGNAGE

Deleted

EXHIBIT H

ROOFTOP LICENSE AGREEMENT

Deleted

EXHIBIT I

ELECTRICAL CONSUMPTION CHARGE CALCULATION

EXHIBIT J

JANITORIAL SPECIFICATIONS

JANITORIAL SCHEDULE

National Maintenance Contractors, L.L.C.

Tenant Areas	Times Weekly	Times Monthly	Times Yearly
• Turn off all lights except those required to be left on.	5
• Vacuum all common areas, conference rooms, reception areas, traffic areas and other carpet as needed.	5
• Dust and spot damp mop all tile and wood floors.	5
• Dust all open desks, workstations, not disturbing papers and folders. Spot clean tops as needed.	5
• Empty waste baskets, insert liners as required, remove and deposit trash in containers following recycling guidelines.	5
• Return chairs and waste baskets to proper positions.	5
• Spot clean walls, doors and relites as needed.	5
• Clean door thresholds.	5
• Wipe clean all smudged brightwork, brass work and kickplates.	5
• Spot clean all carpets as needed.	5
• Clean, sanitize and polish drinking fountains.	5
• Kitchens and Lunchrooms – clean stainless steel sinks, not removing dishes.	5
• Kitchens and Lunchrooms – Spot clean all Formica counter tops and cabinetry.	5
• Kitchen and Lunchrooms – Spot clean walls as needed.	5
• Kitchen and Lunchrooms – Spot clean tables and chairs as needed.	5
• Kitchen and Lunchrooms – Dust appliances.	5
• Perform all “low dusting” not done daily; coat racks, shelves, desks, credenzas, counters, cabinets, all ledges and flat surfaces within reach, furniture ledges, window sills, door louvers, wood paneling and molding.	5
• Vacuum all carpeted areas including under desk.	5
• Completely damp mop all tile and wood floors.	5
• Dust partition tops.	5

• Dust all high reach areas including tops of door frames, furniture ledges, air conditioning diffusers, picture frames, etc.	1
• Clean and polish chrome and bright metal, entrance doors, kick and push plates, and all metal thresholds.	1
• Dust inside of all door jambs.	1

Restroom Service	Times Weekly	Times Monthly	Times Yearly
• Refill all paper, sanitary napkins, and soap dispensers.	5
• Clean mirrors, bright metal and all other restroom fixtures.	5
• Wash and sanitize all toilets, both sides of toilet seats, urinals, sinks, and partitions.	5
• Disinfect toilet, urinals and sinks.	5
• Dust mop then damp mop floors with disinfecting cleaner. Deck brush all problem grout areas.	5
• Empty all waste receptacles.	5
• Remove all restroom trash.	5
• Spot clean fingerprints, marks from walls, partitions, glass, aluminum and light switches.	5
• Vacuum and edge carpeted areas.	5
• Report all fixtures not working properly to Building Management Office.	5
• Dust all low reach and high reach areas, including mirror tops, partition tops and edges, and air conditioning vents.	1
• Clean under surfaces of all wash basins, toilets, and stainless steel shelves.	1
• Wipe down all partition walls.		1
• Dust and clean all doors and door jambs.		1

Lobby Areas	Times Weekly	Times Monthly	Times Yearly
• Spot clean all entry glass, stainless steel and brass hardware, doors, walls and thresholds.	5
• Dust and then damp mop complete, all hard surface floorings.	5
• Dust all horizontal surfaces.	5
• Vacuum and spot clean all carpeted areas.	5
• Empty and clean all trash and ash receptacles.	5
• Dust baseboards.	1

Elevators	Times Weekly	Times Monthly	Times Yearly
• Dust and spot clean inside and outside door surfaces and lobby call buttons on all floors.	5
• Spot clean carpet as needed.	5
• Vacuum all cab floors thoroughly.	5
• Vacuum all elevator thresholds as needed.	5
• Dust and spot clean all cab wall panels.	5
• Clean cab telephone cabinets as needed.	5
• Polish handrails and bright work.	5

• Dust ceiling.	1
• Clean cab wall panels.	1
• Clean and polish all elevator thresholds.		1

Janitorial Closet	Times Weekly	Times Monthly	Times Yearly
• Do not leave trash or clutter overnight.	5
• Maintain an orderly arrangement of janitorial supplies and paper products in the storage rooms and service sink closets.	5
• Maintain an orderly arrangement of all equipment stored in these areas such as mops, buckets, brooms, vacuum cleaners, scrubbers, etc.	5
• Clean and disinfect service sinks as needed.	5
• Sweep and damp mop service sink closet floors as needed, deodorize and disinfect as required.	5

EXHIBIT K

LETTER OF CREDIT REIMBURSEMENT

AND SECURITY AGREEMENT

(Stand-by Letter of Credit)

IRREVOCABLE STANDBY LETTER OF CREDIT NUMBER

ISSUE DATE:

ISSUING BANK:

SILICON VALLEY BANK

3003 TASMAN DRIVE

2ND FLOOR, MAIL SORT HF210

SANTA CLARA, CALIFORNIA 95054

BENEFICIARY:

APPLICANT:

AMOUNT:        US$                      (                             AND XX/100 U.S. DOLLARS)

EXPIRATION DATE:

LOCATION:         SANTA CLARA, CALIFORNIA

DEAR SIR/MADAM:

WE HEREBY ESTABLISH OUR IRREVOCABLE STANDBY LETTER OF CREDIT NO. SVBSF             IN YOUR FAVOR AVAILABLE BY YOUR DRAFTS DRAWN ON US AT SIGHT IN THE FORM OF EXHIBIT “A” ATTACHED AND ACCOMPANIED BY THE FOLLOWING DOCUMENTS:

1.	THE ORIGINAL OF THIS LETTER OF CREDIT AND ALL AMENDMENT(S), IF ANY.
2.	BENEFICIARY’S SIGNED STATEMENT STATING AS FOLLOWS:

“AN EVENT OF DEFAULT (AS DEFINED IN THE LEASE) HAS OCCURRED BY                     AS TENANT UNDER THAT CERTAIN LEASE AGREEMENT BETWEEN TENANT, AND                     AS LANDLORD. FURTHERMORE THIS IS TO CERTIFY THAT: (I) LANDLORD HAS GIVEN WRITTEN NOTICE TO TENANT TO CURE THE DEFAULT PURSUANT TO THE TERMS OF THE LEASE; (II) SUCH DEFAULT HAS NOT BEEN CURED UP TO THIS DATE OF DRAWING UNDER THIS LETTER OF CREDIT; AND (III) LANDLORD IS AUTHORIZED TO DRAW DOWN ON THE LETTER OF CREDIT AND THAT LANDLORD WILL HOLD THE FUNDS DRAWN UNDER THIS LETTER OF CREDIT AS SECURITY DEPOSIT FOR TENANT OR APPLY SAID FUNDS TO TENANT’S OBLIGATION UNDER THE LEASE.”

PARTIAL DRAWS AND MULTIPLE PRESENTATIONS ARE ALLOWED.

THIS ORIGINAL LETTER OF CREDIT MUST ACCOMPANY ANY DRAWINGS HEREUNDER FOR ENDORSEMENT OF THE DRAWING AMOUNT AND WILL BE RETURNED TO THE BENEFICIARY UNLESS IT IS FULLY UTILIZED.

THIS LETTER OF CREDIT SHALL BE AUTOMATICALLY EXTENDED FOR AN ADDITIONAL PERIOD OF ONE YEAR, WITHOUT AMENDMENT, FROM THE PRESENT OR EACH FUTURE EXPIRATION DATE UNLESS AT LEAST __ DAYS PRIOR TO THE THEN CURRENT EXPIRATION DATE WE SEND YOU A NOTICE BY REGISTERED MAIL OR OVERNIGHT COURIER SERVICE AT THE ABOVE ADDRESS THAT THIS LETTER OF CREDIT WILL NOT BE EXTENDED BEYOND THE CURRENT EXPIRATION DATE. IN NO EVENT SHALL THIS LETTER OF CREDIT BE AUTOMATICALLY EXTENDED BEYOND                     .

THIS LETTER OF CREDIT IS TRANSFERABLE ONE OR MORE TIMES, BUT IN EACH INSTANCE ONLY TO A SINGLE BENEFICIARY AS TRANSFEREE AND ONLY UP TO THE THEN AVAILABLE AMOUNT, ASSUMING SUCH TRANSFER TO SUCH TRANSFEREE WOULD BE IN COMPLIANCE WITH THEN APPLICABLE LAW AND REGULATION, INCLUDING BUT NOT LIMITED TO THE REGULATIONS OF THE U. S. DEPARTMENT OF TREASURY AND U. S. DEPARTMENT OF COMMERCE. AT THE TIME OF TRANSFER, THE ORIGINAL LETTER OF CREDIT AND ORIGINAL AMENDMENT(S), IF ANY, MUST BE SURRENDERED TO US AT OUR ADDRESS INDICATED IN THIS LETTER OF CREDIT TOGETHER WITH OUR TRANSFER FORM ATTACHED HERETO AS EXHIBIT “B” DULY EXECUTED. THE CORRECTNESS OF THE SIGNATURE AND TITLE OF THE PERSON SIGNING THE TRANSFER FORM MUST BE VERIFIED BY BENEFICIARY’S BANK. BENEFICIARY SHALL PAY OUR TRANSFER FEE OF  1⁄4 OF 1% OF THE TRANSFER AMOUNT (MINIMUM US$250.00) UNDER THIS LETTER OF CREDIT. EACH TRANSFER SHALL BE EVIDENCED BY OUR ENDORSEMENT ON THE REVERSE OF THE LETTER OF CREDIT AND WE SHALL

FORWARD THE ORIGINAL OF THE LETTER OF CREDIT SO ENDORSED TO THE TRANSFEREE.

DRAFT(S) AND DOCUMENTS MUST INDICATE THE NUMBER AND DATE OF THIS LETTER OF CREDIT.

DOCUMENTS MUST BE FORWARDED TO US BY OVERNIGHT DELIVERY SERVICE TO: SILICON VALLEY BANK, 3003 TASMAN DRIVE, SANTA CLARA CA 95054, ATTN: INTERNATIONAL DIVISION.

WE HEREBY AGREE WITH THE BENEFICIARY THAT THE DRAFTS DRAWN UNDER AND IN ACCORDANCE WITH THE TERMS AND CONDITIONS OF THIS LETTER OF CREDIT SHALL BE DULY HONORED UPON PRESENTATION TO US ON OR BEFORE THE EXPIRATION DATE OF THIS LETTER OF CREDIT.

IF ANY INSTRUCTIONS ACCOMPANYING A DRAWING UNDER THIS LETTER OF CREDIT REQUEST THAT PAYMENT IS TO BE MADE BY TRANSFER TO YOUR ACCOUNT WITH ANOTHER BANK, WE WILL ONLY EFFECT SUCH PAYMENT BY FED WIRE TO A U.S. REGULATED BANK, AND WE AND/OR SUCH OTHER BANK MAY RELY ON AN ACCOUNT NUMBER SPECIFIED IN SUCH INSTRUCTIONS EVEN IF THE NUMBER IDENTIFIES A PERSON OR ENTITY DIFFERENT FROM THE INTENDED PAYEE.

THIS LETTER OF CREDIT IS SUBJECT TO THE INTERNATIONAL STANDBY PRACTICES (ISP98), INTERNATIONAL CHAMBER OF COMMERCE, PUBLICATION NO. 590.

AUTHORIZED SIGNATURE	AUTHORIZED SIGNATURE

IRREVOCABLE STANDBY LETTER OF CREDIT NUMBER

EXHIBIT “A”

DATE:	REF. NO.

AT SIGHT OF THIS DRAFT

PAY TO THE ORDER OF                                                                                                US$

US DOLLARS

DRAWN UNDER SILICON VALLEY BANK, SANTA CLARA, CALIFORNIA, STANDBY

LETTER OF CREDIT NUMBER NO.                                      DATED

TO: SILICON VALLEY BANK
3003 TASMAN DRIVE
SANTA CLARA, CA 95054	(BENEFICIARY’S NAME)

Authorized Signature

GUIDELINES TO PREPARE THE DRAFT

1.	DATE: ISSUANCE DATE OF DRAFT.
2.	REF. NO.: BENEFICIARY’S REFERENCE NUMBER, IF ANY.
3.	PAY TO THE ORDER OF: NAME OF BENEFICIARY AS INDICATED IN THE L/C (MAKE SURE BENEFICIARY ENDORSES IT ON THE REVERSE SIDE).
4.	US$: AMOUNT OF DRAWING IN FIGURES.
5.	USDOLLARS: AMOUNT OF DRAWING IN WORDS.
6.	LETTER OF CREDIT NUMBER: SILICON VALLEY BANK’S STANDBY L/C NUMBER THAT PERTAINS TO THE DRAWING.
7.	DATED: ISSUANCE DATE OF THE STANDBY L/C.
8.	BENEFICIARY’S NAME: NAME OF BENEFICIARY AS INDICATED IN THE L/C.
9.	AUTHORIZED SIGNATURE: SIGNED BY AN AUTHORIZED SIGNER OF BENEFICIARY.

IF YOU HAVE QUESTIONS RELATED TO THIS STANDBY LETTER OF CREDIT PLEASE CONTACT US AT                 .

IRREVOCABLE STANDBY LETTER OF CREDIT NUMBER

EXHIBIT

TRANSFER FORM

DATE:
TO: SILICON VALLEY BANK
3003 TASMAN DRIVE	RE: IRREVOCABLE STANDBY LETTER OF CREDIT
SANTA CLARA, CA 95054	NO. ISSUED BY
ATTN:INTERNATIONAL DIVISION.	SILICON VALLEY BANK, SANTA CLARA
STANDBY LETTERS OF CREDIT	L/C AMOUNT:

GENTLEMEN:

FOR VALUE RECEIVED, THE UNDERSIGNED BENEFICIARY HEREBY IRREVOCABLY TRANSFERS TO:

(NAME OF TRANSFEREE)

(ADDRESS)

ALL RIGHTS OF THE UNDERSIGNED BENEFICIARY TO DRAW UNDER THE ABOVE LETTER OF CREDIT UP TO ITS AVAILABLE AMOUNT AS SHOWN ABOVE AS OF THE DATE OF THIS TRANSFER.

BY THIS TRANSFER, ALL RIGHTS OF THE UNDERSIGNED BENEFICIARY IN SUCH LETTER OF CREDIT ARE TRANSFERRED TO THE TRANSFEREE. TRANSFEREE SHALL HAVE THE SOLE RIGHTS AS BENEFICIARY THEREOF, INCLUDING SOLE RIGHTS RELATING TO ANY AMENDMENTS, WHETHER INCREASES OR EXTENSIONS OR OTHER AMENDMENTS, AND WHETHER NOW EXISTING OR HEREAFTER MADE. ALL AMENDMENTS ARE TO BE ADVISED DIRECTLY TO THE TRANSFEREE WITHOUT NECESSITY OF ANY CONSENT OF OR NOTICE TO THE UNDERSIGNED BENEFICIARY.

THE ORIGINAL OF SUCH LETTER OF CREDIT IS RETURNED HEREWITH, AND WE ASK YOU TO ENDORSE THE TRANSFER ON THE REVERSE THEREOF, AND FORWARD IT DIRECTLY TO THE TRANSFEREE WITH YOUR CUSTOMARY NOTICE OF TRANSFER.

SINCERELY,	SIGNATURE AUTHENTICATED The name(s), title(s), and signature(s) conform to that/those on file with us for the company and the signature(s) is/are

(BENEFICIARY’S NAME)

(SIGNATURE OF BENEFICIARY)

(NAME AND TITLE)

EXHIBIT L

SHELL AND CORE WORK REQUIRED FOR EARLY DELIVERY

Before Landlord can deliver the Premises for Tenant’s Early Occupancy (as defined in Section 4.1 of the Lease), the Landlord shall have substantially completed those portions of the shell and core as indicated, and Tenant has been provided with access to the Premises as follows:

•	The Building is weather tight and secure.

•	The Premises shall be delivered free of any hazardous materials, to the best of the Landlord’s knowledge.

•	Delivered areas shall be broom clean, clear of materials, equipment and debris, ready for Tenant’s Work.

•	The Premises shall be fully demised from adjacent spaces, with rated assemblies installed as required by code, taped and ready for finishes.

•	Interior concrete floor, level to 1/8” over 10’, smooth finish, ready to receive carpet or VCT.

•	Underslab access to sanitary main with run outs and stub ups to toilet and sink locations within the Premises.

•	Temporary or permanent roof is in place. Exterior enclosure work is in progress. Premises to be weatherproof enough for drywall to be installed without concern of moisture.

•	Delivered space shall have temporary or permanent access that complies with OSHA requirements.

•	Delivered space shall have shell and core electrical and mechanical equipment installed, but not fully energized, and services stubbed out to the space and available for Tenant to tie in.

•	Landlord and Tenant shall have equal access to hoisting, loading and unloading areas.

•	Tenant shall have access to temporary power for Tenant’s use if permanent power is not available. Tenant shall be responsible for its electrical power consumption.

•	Fully-sprinklered space as required for shell coverage.

•	Accommodations for Tenant’s venting and exhaust requirements, through exterior wall louvers or main exhaust or vent risers, proximate to the Premises. (Landlord to provide the louvers sufficient to accommodate tenant’s air intake and exhaust through coordination with Tenant).

•	Access to phone and cable demarcation closet.

EXHIBIT M

CONDOMINIUM DECLARATION

Deleted

EXHIBIT D

TENANT IMPROVEMENTS

(1) Shell and Core Work. No later than November 1, 2017, Landlord shall complete the Building shell and core improvements and all base building standard interior items and finishes substantially in the form as set forth on Exhibit 1 attached hereto and made a part hereof (the “Shell and Core Work”). All of the construction drawings for the Shell and Core Work are listed on Drawing A0.05, Sheet Index, dated June 1, 2016. Landlord shall be responsible for compliance with all Legal Requirements in effect at the time of the permit vesting of the Shell and Core Work. Any work associated with bringing the Shell and Core into compliance with any applicable federal, state, county and municipal laws, ordinances, codes, rules, regulations and requirements (collectively, “Legal Requirements”) shall be at Landlord’s sole cost and expense. If Landlord makes a change to Landlord’s Shell and Core Plans that requires Landlord to amend its building permit or results in a change to the Rentable Area of the Premises (each a “Material Change”), then Landlord shall re-submit to Tenant Landlord’s Shell and Core Plans clearly showing the Material Change (“Landlord’s New Plans”). Within fourteen (14) days of receipt of Landlord’s New Plans, Tenant shall either approve Landlord’s New Plans or request in writing modifications to Landlord’s New Plans, subject to the Legal Requirements. Tenant’s failure to respond within the fourteen (14) day period shall be deemed an approval of Landlord’s New Plans. Landlord shall reimburse Tenant the reasonable cost incurred by Tenant to redraw its plans for the Premises as a result of Landlord’s New Plans, or any other commercially reasonable cost incurred by Tenant as a result of the Landlord’s New Plans. Notwithstanding anything to the contrary herein, Tenant’s requested modifications to Landlord’s Shell and Core Plans for the change in use of Floor 18 and to install the interstitial stairs between Floor 17 and Floor 18 to accommodate Tenant’s Improvements is not a Material Change.

(2) Tenant Improvements. Tenant agrees and acknowledges that it is accepting the Shell and Core Work (as described in Exhibit 1 attached hereto) and the Premises (excepting latent defects and any matters which Tenant provides written notice of within thirty days following delivery of the Premises) as of the date of delivery of the Premises by Landlord to Tenant for construction of improvements for Tenant consisting of general office space and other improvements (the “Tenant Improvements”) in accordance with Schematic Drawings and Specification Letter provided by Alliance Architects (the “Initial Plans”), as same may be modified and reflected in the Final Plans (defined below).

(3) Plans and Specifications. The architect for the Tenant Improvements shall be Alliance Architecture (the “Architect”). Tenant shall enter into an architectural contract with Architect with respect to the services to be performed by Architect under this Exhibit D, but the costs with respect thereto are included in the Construction Costs (defined below). By no later than 90 days after the Effective Date of the Lease, Tenant shall cause the Architect to prepare working drawings in accordance with the Initial Plans and submit the working drawings to Landlord for approval, which working drawings shall include the detailed plans and specifications for the construction of the Tenant Improvements. Landlord shall notify Tenant whether it approves of the working drawings within five (5) business days after Landlord’s receipt of the working drawings. If Landlord disapproves of the working drawings, then Landlord shall notify Tenant thereof specifying in reasonable detail the reasons for such disapproval, in which case Tenant shall, within five (5) business days after such notice, use commercially reasonable efforts to cause the Architect to revise such working drawings in accordance with Landlord’s reasonable objections and submit revised versions to Landlord for its review and approval. Landlord shall notify Tenant in writing whether it approves of the resubmitted working drawings within three (3) business days after Landlord’s receipt of the working drawings. This process shall be repeated until the working drawings have been finally approved by Landlord. The approved working drawings are referred to herein as the “Final Plans.” The Final Plans for the Tenant Improvements shall not negatively impact the Building’s LEED Gold certification, and shall satisfy green standard requirements for landscaping on all decks. In the event of any dispute between Landlord and Tenant with respect to the working drawings or Final Plans, either party may submit the matter to arbitration pursuant to Section 18 below.

(4) Landlord Approval. Landlord’s approval of the Final Plans shall not be unreasonably withheld and may be subject to reasonable conditions, but Landlord’s approval or disapproval of any Change requested in Section 12 below shall be in Landlord’s sole discretion if Tenant’s proposed changes would (a) require changes to structural components, Building systems or exterior design of the Building, (b) require material modification to the Core and Shell Work; (c) require removal of a material existing improvement(s) or (d) delay timely completion of the Premises or any of Landlord’s construction in any other part of the Building.

(5) Existing Conditions. Prior to the preparation of the Final Plans as described below, Tenant or Tenant’s Planner shall visit the Premises to verify and confirm the Core and Shell Work and that the Tenant Improvements shall not cause any conflict with or delay to existing Landlord construction in the Building (the “Existing Conditions”).

(6) Final Plans. The Final Plans shall include the following documents:

a)	Final and fully dimensioned floor plans and space plans.

b)	Structural plans and specifications as required by applicable codes and governing authorities.

c)	Final power, HVAC, plumbing, fire protection, Tenant’s security system interface points with Building’s security system, lighting, and low voltage mud ring locations.

d)	Final reflected ceiling plans, which locate, describe, and dimension ceiling systems and any special or accent lighting.

e)	Door and hardware schedules and details.

f)	Room finish, color schedule and specifications for interior finishes including floors, walls, ceilings and trim.

g)	Construction notes and specifications for all material and equipment to be provided and/or installed by Landlord as part of the Shell and Core Work.

h)	Construction and cabinet work details for stairs, wall and floor openings, special equipment and all cabinet and millwork items.

(7) Utility Services. All utility services to and within the Premises are subject to the capacities of existing Core and Shell Work as identified in Section 1 above and the availability of service from local serving utilities. Tenant, at its own expense, and subject to Landlord’s approval as described above, shall provide and install any equipment necessary to adapt such existing services to Tenant’s requirements.

(8) Cost of the Tenant Improvements.

(a) “Construction Costs” means the reasonable costs or expenses paid or incurred by Tenant to permit, design, construct and complete the Tenant Improvements, including the following costs: (i) payments to the General Contractor (defined below), its subcontractors and materialmen for labor, material, equipment, and fixtures supplied pursuant to the Construction Contract (defined below); (ii) fees paid to the Architect for services required by this Exhibit D; (iii) taxes, fees, charges, and levies by governmental and quasi-governmental agencies for permits and for inspections of the Tenant Improvements; (iv) costs of compliance with the Americans With Disabilities Act; (v), and (vi) costs incurred to obtain the certificate of occupancy for the Premises.

(b) Tenant shall enter into a construction contract (the “Construction Contract”), which shall be on the following form: A1A A102 and A1A A201 with SoDo Builders, LLC (the “General Contractor”) for the construction of the Tenant Improvements in accordance with the Final Plans. General Contractor shall provide weekly written updates to Landlord and Tenant describing the work completed to date and a comparison of costs incurred versus budgeted amounts and providing an updated schedule for the remainder of the Tenant Improvements, including the anticipated date of Substantial Completion. The General Contractor shall not display any signs in, on, or adjacent to the Building or the Premises.

(9) Final Budget. Intentionally Deleted.

(10) Tenant Improvement Allowance. Landlord shall be responsible for the payment of the Tenant Improvement Allowance and the Space Planning Allowance as set forth in Section 12.7 of the Lease (collectively, the “Tenant Improvement Allowance”). Tenant shall be responsible for all costs in excess of the Tenant Improvement Allowance incurred to complete the Tenant Improvements.

(11) Payment of Tenant Improvement Allowance. Tenant shall submit its contractor’s invoices, lien waivers and evidence of payment to Landlord and Landlord shall remit payment for all Tenant Improvement work in progress within fifteen (15) days after receipt of invoices from Tenant’s contractor and such supporting invoices and lien releases as Landlord reasonably requires, except that Landlord may retain an amount equal to five percent (5%) of each progress billing (“TI Allowance Retention”). Final payment by Landlord shall be rendered and payable within fifteen (15) days after the Date of Substantial Completion of the Tenant Improvements, and Landlord’s approval of the work, such approval not to be unreasonably withheld. Any amounts greater than the Tenant Improvement Allowance provided by the Landlord shall be the responsibility of the Tenant. Tenant shall keep this Lease, the Premises and the Property free from any mechanic’s, materialmen’s, architect’s, engineer’s or similar liens or encumbrances, and any claims therefore in connection with any work. Tenant shall remove any such claim, lien or encumbrance by bond or otherwise within 30 days after notice by Landlord. If Tenant fails to do so, Landlord may pay the amount (or any portion thereof) or take such other action as Landlord deems necessary to remove such claim, lien or encumbrance without being responsible for investigating the validity thereof. The amount so paid and costs incurred by Landlord shall be deemed Rent under this Lease payable upon demand, without limitation as to other remedies available to Landlord.

(12) Changes. If Tenant requests any change, addition or alteration in the Final Plans (“Change”), Tenant shall contract with General Contractor to promptly give Tenant an estimate of any additional costs and/or any delay in Substantial Completion of the Tenant Improvements associated with the Change. Within five (5) business days after receipt of such estimate, Tenant shall give Landlord written notice whether Tenant elects to proceed with the Change. If Tenant notifies Landlord in writing that Tenant elects to proceed with the Change and if Landlord approves the Change, Tenant shall incorporate the Change into the Tenant Improvements, any increased Construction Costs due to the Change shall be added to the Construction Costs. If Tenant fails to notify Landlord of its election within the five (5) business day period, Tenant shall complete the Tenant Improvements without making such Change.

(13) Construction of Tenant Improvements. Tenant shall obtain all permits or other governmental approval required in connection with the construction of the Tenant Improvements. Landlord shall cooperate and provide reasonable assistance to Tenant in obtaining all permits and approvals, including, assistance in connection with a change in use for Floor 18, any approvals relating to the change in location of the interstitial stairs between the Floor 17 and Floor 18, and the execution of any applications. When permits for commencement of construction of the Tenant Improvements have been obtained and Tenant and the General Contractor have entered into the Construction Contract, Tenant shall cause the General Contractor to commence and to thereafter diligently prosecute the construction of the Tenant Improvements in accordance with the permits, the Final Plans and all Legal Requirements. Upon completion of the Tenant Improvements, Tenant shall provide Landlord with “as built” plans, copies of all construction contracts, and proof of payment for all labor and materials and accompanying lien releases for the work. Landlord and its architects or engineers shall have the right to inspect the work at any time.

(14) Substantial Completion. “Substantial Completion” (or any grammatical variation thereof) of the Tenant Improvements shall mean: (i) completion of the Tenant Improvements in accordance with the Final Plans and permits, subject only to the Punchlist; (ii) receipt by Landlord of a certification by the Architect that the Tenant Improvements have been completed in accordance with the Final Plans; and (iii) a final certificate of occupancy (or its equivalent) for legal occupancy of the Premises has been issued.

(15) Punchlist. Upon Substantial Completion of the Tenant Improvements, a representative of Landlord and a representative of Tenant together shall inspect the Tenant Improvements and generate a punchlist of defective or uncompleted items relating to the completion of construction of the Tenant Improvements that do not interfere with Tenant’s operations (the “Punchlist”). Tenant will use reasonable efforts to cause the General Contractor to complete all Punchlist items as soon practical, but in any event within 60 days after Substantial Completion. Tenant agrees to provide reasonable access to Landlord and the General Contractor after the date of Substantial Completion to allow the General Contractor to finally complete all Punchlist Items of the Tenant Improvements.

(16) Close Out. As soon as reasonably possible after Substantial Completion of the Tenant Improvements, Tenant shall cause General Contractor to deliver to Landlord a “close out book” (in electronic and hard copy format) which shall include, but not be limited to: Detailed O & M manual with list of contractors, product data sheets, Test and Balance Reports, As Built Drawings—stamped and electronic (autocad), final inspection certifications and signed off Permits and other similar information.

(17) “Tenant Delay” means (i) the length of any actual delay caused by Tenant in Landlord’s completion of the Shell and Core Work Required for Early Delivery, (ii) commencing on the Early Delivery Date, the length of any actual delay caused by Tenant’s Early Occupancy in Landlord’s completion of the Shell and Core Work, or (iii) the length of any actual delay in Tenant’s completion of the Substantial Completion of the Tenant Improvements.

(18) Arbitration. Any dispute between Landlord and Tenant in connection with this Exhibit D shall be settled and finally determined by arbitration by a single arbitrator (the “Arbitrator”), mutually acceptable to Landlord and Tenant, in accordance with the following provisions of this Section 18. If Landlord and Tenant shall fail to agree upon the designation of an Arbitrator within ten (10) business days following the giving of any notice by Landlord or Tenant stating that it wishes to have the Arbitrator settle such dispute, then either party may apply to the office of the American Arbitration Association located in the county in which the Building is located for the designation of such Arbitrator in accordance with the Commercial Arbitration Rules of such Association. Any such Arbitrator shall (a) be an independent third party and not affiliated with either Landlord or Tenant, (b) not have worked for or have been employed by either Landlord or Tenant within the immediately preceding five (5) years, and (c) have appropriate (and not less than ten (10) years) experience settling commercial real estate disputes in the Seattle area. Within five (5) business days next following the giving of any notice by Landlord or Tenant stating that it wishes to have the Arbitrator settle a dispute, the Arbitrator shall conduct such meetings or hearings as he or she deems appropriate, making his or her determination in writing and giving notice to Landlord and Tenant of the determination as soon as practicable, and if possible, within three (3) business days after conducting said meetings or hearings. The determination of the Arbitrator shall be binding upon Landlord and Tenant. Each party shall pay its own counsel fees and expenses, if any, in connection with any arbitration under this Section 17, but the parties shall share all other expenses and fees of any such arbitration including the expenses and fees of the Arbitrator. The Arbitrator shall be bound by the provisions of the Lease and this Exhibit D, and shall not add to, subtract from or otherwise modify such provisions.

Exhibit 1

Shell and Core Work

The Landlord will provide the following as part of the Landlord provided Shell and Core condition for a typical floor of the Building (floors 8 through 18):

Main Building Lobby at Street Level

•	The project is a multi-use property containing a hotel, parking garage, and an office building. The hotel and office building share a common seven-story podium supporting the high-rise hotel and office building. The podium contains a single level below grade and seven stories above grade. Common atrium and entrances at the podium are shared between the hotel and office building.

•	Landlord provides all street level lobbies complete per applicable codes and ADA requirements in Landlord’s selected finish, including all furnishings, fixtures, and equipment.

Office Building Typical Floor Condition and Finishes:

•	Common Elevators: Nine (9) elevators are provided for vertical circulation between floors. Access to individual floors is secured at the elevator requiring presentation of a key card programmed for access to that floor. Landlord to supply card readers in the elevator cabs. Landlord to supply a destination based system for the elevators. There are four (4) 3,500 pound passenger elevators serving floors 1 and express to floors 6 through 18; two (2) 4,000 pound passenger elevators serving floors 1 through 7 and express to 18; two (2) 4,000 pound passenger elevators serving the lower valet parking level through floor 6; and, one (1) 5,000 pound dedicated freight elevator serving all floors. Landlord to provide elevator speeds that are market for Class A office buildings.

•	Floor Elevator Lobbies: Provided in unfinished condition ready for Tenant finish work. If gypsum wall board is provided on the core walls Landlord to finish with Level 4 finish and primed. Ceiling height shall be no less than 10’0” above finished floor.

•	Restrooms: A men’s and women’s restroom each per floor, complete with Class A office building standard finishes, and all fixtures installed complete per applicable codes and ADA requirements for normal office occupancy. Landlord to provide each floor with five (5) fixture counts for both the men and the women’s restrooms, per the attached floor plans for floors 8-17 and the 18th floor. Tenant to have the ability to review and approve finish selections. Restrooms to be served by 8’ doors and frames. Toilet fixtures to be wall mounted. Partitions to be ceiling hung and metal. All plumbing fixtures to be motion- Sensor. Wet walls shall include tile to at least 48” above finished floor.

•	Drinking Fountains: Building standard ADA compliant drinking fountain at the common central elevator core, one (1) each per floor. Drinking fountains to have a bottle filler capability. Drinking fountains to have capability of serving refrigerated water, not just tap water.

•	Floor Electrical Rooms: One room per floor designed for primary electrical distribution equipment bringing electrical power from the Building electrical service to the floor,

including primary distribution panels and transformers serving building standard Tenant electrical loads throughout the floor. Room finishes are building standard sealed concrete floor, GWB and concrete walls painted and concrete columns in natural concrete finish, 8’ hollow-metal doors and frames painted both sides, secured with Building standard hardware. Concrete floors sealed with an epoxy-type coating.

•	Floor Mechanical Rooms: One per floor, designed to accommodate the floor-by-floor HVAC unit and appurtenant fixtures and equipment of the building standard mechanical system. Room finishes are building standard sealed concrete floor, GWB and concrete walls painted and concrete columns in natural concrete finish, 8’ hollow-metal doors and frames painted both sides, secured with building standard hardware. Concrete floors sealed with an epoxy-type coating.

•	Floor Communications Rooms: Designed to house telecommunications carrier cabling, equipment, and cross-connect panels for Tenant connection to carrier services at the floor. All Tenant communications equipment, other than Tenant’s carrier cross-connect panels, shall be located within Tenant’s leased space in an MDF/IDF room constructed as part of Tenant’s finish work. Sufficient pathways/sleeves for Tenant’s use will be provided in floor and ceiling (in building standard quantity) to facilitate installation of Tenant’s vertical riser cabling. Additional sleeves, if feasible, may be installed as part of Tenant’s finish work. Interior room finishes are building standard sealed concrete floor, GWB walls with fire-rated plywood backboard, concrete walls painted and concrete columns in natural concrete finish, 8’ hollow-metal doors and frames painted both sides, secured with building standard hardware. Concrete floors sealed with an epoxy-type coating.

•	Floor Utility Rooms: One (1) utility room for storage of cleaning equipment and supplies for cleaning the floor. Room contains a mop-sink. Room finishes are building standard sealed concrete floor, GWB and concrete walls painted and concrete columns in natural concrete finish, 8’ hollow-metal doors and frames painted both sides, secured with building standard hardware. Concrete floors sealed with an epoxy-type coating.

•	Common Fire Exit Stairwell(s): Complete per applicable codes for fire egress from the floors and Building. Building standard, code required, exit lighting provided inside each stairwell. Tenant to have the ability to review the stairwell light fixture that Landlord will provide; a cut-sheet will be provided to Tenant. Finishes are building standard concrete floor, GWB walls painted per Tenant’s plan for Tenant’s floors, 8’ hollow-metal doors and frames painted both sides, secured with building standard hardware. All doors leading from a fire exit stairwell onto a floor are additionally secured with an access control card reader, which is part of the Building’s computerized security and access control system provided by Landlord. Tenant to have the ability to integrate the Lenel stairwell card reader system into Tenant’s own card key system.

•	Lighting: Emergency egress lighting as required by code for the shell condition on the floor. Building standard and/or code required lighting provided in floor elevator lobby, common restrooms, and floor electrical, mechanical, communications, and janitor’s rooms.

•

Flooring: Concrete floor, ready for Tenant finish work. Landlord to provide concrete slab with 80 psf live load capacity plus 20 psf partition load capacity. Flatness of the floor shall have a minimum tolerance of  1⁄4” in 10’0”. Any deficiencies in the concrete work greater than 1⁄4” to be repaired by Landlord prior to turnover. Landlord to supply the appropriate openings for interstitial stairs on floors 13-18, per agreed upon plan.

•	Ceiling: Ceilings are open to structure above ready for Tenant finish work. Finished floor to the bottom of structure shall be a minimum of 13’0”. If Tenant elects to drop an acoustical ceiling system a ceiling of no less than 10’ shall be permissible.

•	Columns: Exposed columns, natural concrete finish provided, ready for Tenant finish work.

•	Interior Core Walls: GWB to be finished to Level 4 finish and primed and concrete walls painted and concrete columns in natural concrete finish, 8’ hollow-metal doors and frames painted both sides, secured with building standard hardware.

•	Perimeter Shell Glazing/Curtain-Wall: Exterior curtain wall complete with glazing, mullions, headers, and sills, installed per applicable codes. Floors 13-17 shall have vision glazing from 3’1 1⁄4” above finished floor to 8’10 1⁄2” above finished floor. Floor 18 shall have vision glazing from 3’1 1⁄4” above finished floor to 10’10 1⁄2” above finished floor. Glazing adjacent to decks has no sill (vision panels start at floor level). All measurements are approximate.

•	Perimeter Shell Finishes: No GWB (but insulation provided) at perimeter wall below the sill and above the header to facilitate easy access for Tenant’s finish work. Current design is fully sealed back pan (exposed) above head level, no framing.

•	Perimeter Window Blinds: Landlord to provide and install Mecho shades per a mutually agreeable specification during Tenant finish work.

•	18th Floor Deck: Landlord to provide water-tight concrete deck with basic stub-outs for irrigation and electrical.

Office Building Fire Protection System:

•	The Building common and Tenant areas are served by fire sprinkler and alarm systems that satisfy NFPA and applicable code requirements. Modifications of this base Building fire protection system to accommodate Tenant’s improvements are to be part of Tenant’s finish work.

•	Building levels 8-18 are protected with a double interlock pre-action fire sprinkler system. All sprinkler outlets are 1” and spaced at approximately 150 square feet. This will be a cost benefit during Tenant’s finish work, reducing the required number of “cut-ins” to the sprinkler pipe.

•	A “VESDA ASD” early warning, aspirating detection system, is provided serving office building levels 8-18 for smoke detection.

•	Pre-action fire sprinkler systems are designed to require both an electronic detector and sprinkler head to independently activate in order for the system to become charged with water. This helps protect against accidental water discharge in the event of damage to a sprinkler head or other break in the sprinkler system.

Building HVAC System:

•	The shell and core Building HVAC system is a floor-by-floor variable air volume (VAV) system. Each office floor is served by a dedicated water-cooled self-contained VAV air conditioner (VSC) with 100% air-side economizer. Each VSC is provided with MERV 7 prefilters and MERV 13 final filters and ultraviolet UV-C radiation at the evaporator coil.

•	Supply air ducts are extended through the floor mechanical room walls for easy connection by Tenant during Tenant’s finish work. Sound traps are provided at mechanical room supply and return openings, and at relief fan discharge on floors adjacent to a deck.

•	The floor VSC’s are served by a rooftop cooling tower with plate/frame heat exchangers. The base system cooling tower/condenser is also capable of serving up to 100 tons of supplemental cooling loads to meet an office tower Tenant’s 24x7 spot cooling requirements. Tenant shall have the right to connect to and use the Building’s supplemental condenser system to the extent of then available capacity. Landlord has installed condenser-piping stub-outs sized at 30 tons available at each office floor (8-17).

•	Each office floor is served by variable speed relief fan(s) that discharge horizontally through louvers and include sound attenuated heavy gauge steel intake boots.

•	Heating is provided via VAV terminal electric re-heat at the individual VAV boxes installed as part of Tenant finish work.

•	The shell and core HVAC system includes all piping from the rooftop cooling tower to each floor-by-floor VAV air conditioning unit. Ductwork, VAV boxes (Landlord will provide two (2) boxes per floor), diffusers, extension of HVAC controls and other HVAC distribution is to be performed as part of Tenant finish work.

•	Outdoor Design Conditions:

•	Summer = 84F dry bulb; 65F wet bulb

•	Winter = 24F dry bulb

•	Indoor Design Conditions:

•	Cooling = 75F

•	Heating = 70F

•	Office Space Occupancy: 143 SF/Person

•	Ventilation/IAQ: 30% above ASHRAE 90.1/Seattle Code, plus demand ventilation controls

•	Lighting Design Load Design: 1 watt / SF

•	Electrical Receptacle Load Design: 5.0 watts / SF

•	LEED Certification: Seeking LEED Gold certification

•	Modifications to the Base Building HVAC System to accommodate Tenant’s improvements are the part of Tenant’s finish work.

•	Computerized Building Management & HVAC Controls System with a web-based protocol infrastructure for convenient connection by Tenants.

Building SCL Electrical Service & Primary Distribution:

•	Electrical Service: The current Seattle City Light (SCL) service to the Building is fed from the Weller Street substation to a SCL vault and transformer on the Property. This primary service feeder is sized at 26.4KVA.

•	The SCL service terminates into a 480 volt switchboard configured to deliver 4,000 amps to the Building, 4,000 amps to the hotel, and 1,200 amps to the 1st floor retail and 18th floor restaurant space.

•	Electrical Distribution to the 18th Floor: The 18th floor is served by an 800 amp, 480 volt feed from the 1,200 amp retail switchboard on the 1st floor, terminating at a main 480/277 volt panel in the 18th floor electrical room. From this main panel, at the 18th floor electrical room, is one (1) 480/277 volt lighting distribution panel and a 112.5 KVA transformer feeding four (4) 120/208 volt distribution panels.

•	Electrical Distribution To Office Floors 8 through 17: The office Building primary electrical service feeds a 1,200 amp riser direct to the roof dedicated to office Building shell and core mechanical and elevator loads, and a second 3,000 amp riser bus to office floors 8-17 for Tenant mechanical (8 watts/SF), lighting (1 watt/SF), and receptacle loads (5 watts/SF). Landlord provided primary distribution at each floor (8-17), consists of a 400 amp 480/277v disconnect and panel to serve floor electrical loads, including mechanical on the floor. The 400 amp 480/277v disconnect and panel then feed a 100 amp 480/277v panel to serve floor lighting loads; a 75KVA transformer and three (3) panels, each rated at 225amp/120v/208v, for serving receptacle or miscellaneous loads. All other electrical work to be part of Tenant’s finish work.

•	Modifications to the Office Building electrical service and/or primary distribution to office floors 8-17, the 18th floor, and all other electrical work required to power Tenant’s electrical loads, shall be part of Tenant’s finish work.

Telecommunications Entrance Facilities & Demark Room:

•	Each telecommunications carrier entering the Building will need to execute a Right of Entry (ROE) agreement with Landlord.

•	Communications carrier entrance vaults are located on the Northwest Corner, Northeast Corner, Southwest corner, and East side of the property.

•	Two demark room(s) are provided. Landlord to provide ample pathway for telecommunications carrier conduit and cabling to be installed by the carriers as part of their entrance into the Building and distribution of service.

•	Within the Building demark rooms are Landlord provided racks. All carriers must locate their equipment within the racks provided or mounted to the walls of the demark room, per approval of Landlord.

•	A Landlord provided electrical sub-panel is located within each demark room to provide electrical power for the carrier’s equipment. The Building’s life safety emergency power generator and UPS backs up the demark electrical panels. For above standard electrical loads; each carrier provides its own UPS if needed.

Emergency Power Generator – Base Building:

•	The office Building shares a 2.0MW life safety emergency power generator with the hotel and common podium. This life safety generator system is complete with fuel system, automatic transfer switch, and load bank supporting load testing and the connection of a second “roll-up” emergency generator at the street if needed.

•	The generator supports all code required “life-safety” systems for the office Building.

•	For tenant emergency power loads, provisions have been made in the parking garage for future installation of additional emergency power generators and fuel tanks as part of Tenant’s finish work.

Base Building Security System:

•	A Lenel computerized access control system, complete with security cameras, proximity card access readers, and front-end control station.

•	The Lenel system will be used to control all Building access to common areas and the parking garage and is available for use by Tenant’s as part of Tenant finish work for the Tenant’s leased Premises. Landlord to provide Tenant with an initial set of 300 access cards. Future cards will be purchased from property management.

Fireman’s Communication System/Life-Safety DAS:

•	A life-safety DAS, also known as a “fireman’s communication system” will be provided and installed per City of Seattle codes.

Cellular DAS System:

•	A cellular DAS system, owned and managed by Crown Castle, is provided. This Distributed Antenna System (DAS) amplifies the signal strength of wireless carrier signals within the interior of the Building, enhancing the signal for use of cellular/wireless devices.

Bike Storage:

Tenant to have rights to 50 non-exclusive bike spots. Bike storage area to be secure and have a maintenance stand with appropriate tools for fixing day-to-day bike issues. Bike storage area to also have a bike tire pump.